     As filed with the Securities and Exchange Commission on July 14, 1997



                                                  Registration No. 333-30239


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                         Pre-Effective Amendment No. 1 to

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                           UNION PLANTERS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

          TENNESSEE                             6712                                 62-0859007
(State or Other Jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer Identification No.)
Incorporation or Organization)      Classification Code Number)

                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               E. JAMES HOUSE, JR.
                  SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT
                           UNION PLANTERS CORPORATION
                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6584
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH COPIES TO:

   FRANK M. CONNER III                        ROBERT S. DUNCAN                         CHRISTOPHER R. KELLY, P.C.
     ALSTON & BIRD LLP              CHAIRMAN AND CHIEF EXECUTIVE OFFICER             SILVER,FREEDMAN & TAFF, L.L.P.
601 PENNSYLVANIA AVENUE, N.W.                MAGNA BANCORP, INC.                       1100 NEW YORK AVENUE, N.W.
 NORTH BUILDING, SUITE 250                  100 WEST FRONT STREET                       WASHINGTON, D.C. 20005
  WASHINGTON, D.C. 20004               HATTIESBURG, MISSISSIPPI 39401                       (202) 414-6100
     (202) 508-3303                           (601) 545-4756

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:

     As soon as practicable after the merger (the "Merger") described in this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), SHALL DETERMINE.
================================================================================

                               MAGNA BANCORP, INC.
                              100 West Front Street
                         Hattiesburg, Mississippi 39401


                                                                   July 14, 1997


TO THE STOCKHOLDERS OF
MAGNA BANCORP, INC.:


         You are cordially invited to attend a special meeting of the stockholders (the "Special Meeting") of Magna Bancorp, Inc. ("Magna") to be held at the corporate office of Magna located in the Forrest Tower, Second Floor, 215 Forrest Street, Hattiesburg, Mississippi 39401, at 1:30 p.m., local time, on August 20, 1997, notice of which is enclosed.


         At the Special Meeting, you will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Reorganization (the "Agreement") by and between Magna and Union Planters Corporation ("UPC") and a related Plan of Merger pursuant to which Magna will merge (the "Merger") with a newly-formed, wholly-owned subsidiary of UPC, with the effect that Magna will be the surviving corporation resulting from the Merger. Upon consummation of the Merger, each share of Magna common stock issued and outstanding (except for certain shares held by Magna or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into 0.5165 of a share of UPC common stock (subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus), with cash being paid in lieu of issuing fractional shares.

         Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, (iii) proxy card for the Special Meeting and (iv) pre-addressed return envelope for the proxy card. The Proxy Statement/Prospectus describes in more detail the Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of Magna stockholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

         Montgomery Securities, an investment banking firm, has issued its opinion to your Board of Directors regarding the fairness, from a financial point of view, of the consideration to be paid by UPC pursuant to the Agreement as of the date of the opinion. A copy of the opinion is attached as Appendix C to the Proxy Statement/Prospectus.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND THE PLAN OF MERGER AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER.

         Approval of the Agreement and the Plan of Merger will require the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Magna common stock entitled to be voted at the Special Meeting. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person even if you previously have returned your proxy card. The proposed Merger with UPC is a significant step for Magna and your vote on this matter is of great importance.


         ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR"
ITEM 1.


         We look forward to seeing you at the Special Meeting.

                                            Sincerely,

                                            ROBERT S. DUNCAN
                                            Chairman and Chief Executive Officer

                               MAGNA BANCORP, INC.
                              100 West Front Street
                         Hattiesburg, Mississippi 39401

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                    TO BE HELD AT 1:30 P.M. ON AUGUST 20, 1997



         NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "Special Meeting") of Magna Bancorp, Inc. ("Magna") will be held at the corporate office of Magna located in the Forrest Tower, Second Floor, 215 Forrest Street, Hattiesburg, Mississippi, on August 20, 1997, at 1:30 p.m., local time, for the following purposes:


         1. MERGER. To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of May 8, 1997 (the "Agreement"), by and between Magna and Union Planters Corporation, a Tennessee corporation ("UPC") and the related Plan of Merger (the "Plan of Merger"), by and between Magna and UPC Merger Subsidiary, Inc., a wholly-owned subsidiary of UPC ("UPC Merger Subsidiary"), pursuant to which (i) Magna will merge (the "Merger") with UPC Merger Subsidiary, with the effect that Magna will be the surviving corporation resulting from the Merger, (ii) each share of the $.01 par value common stock of Magna ("Magna Common Stock") issued and outstanding at the effective time of the Merger (except for certain shares held by Magna or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into 0.5165 of a share of the $5.00 par value common stock of UPC, and the associated "Preferred Share Rights" (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment, and cash in lieu of issuing any fractional share, and (iii) UPC will assume the obligations of Magna under various stock plans and adopt substitute plans where appropriate, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Agreement is set forth as Appendix A to the accompanying Proxy Statement/Prospectus and is incorporated by reference herein.

         2. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.


         Only stockholders of record at the close of business on July 11, 1997, will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF MAGNA COMMON STOCK ENTITLED TO BE VOTED AT THE SPECIAL MEETING.


         THE BOARD OF DIRECTORS OF MAGNA BANCORP, INC. UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              H.A. MOORE, III
                                              Secretary

Hattiesburg, Mississippi

July 14, 1997


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE
                      REPRESENTED AT THE SPECIAL MEETING.

                                   PROSPECTUS

                          COMMON STOCK, $5.00 PAR VALUE
                           UNION PLANTERS CORPORATION

                                 PROXY STATEMENT

                     FOR SPECIAL MEETING OF STOCKHOLDERS OF
                               MAGNA BANCORP, INC.

         This Prospectus of Union Planters Corporation, a bank holding company organized and existing under the laws of the State of Tennessee ("UPC"), relates to up to 7,171,591 shares of common stock, $5.00 par value, of UPC (together with associated "Preferred Share Rights" (as defined herein), "UPC Common Stock"), including shares to be subject to assumed options and rights, which are issuable to the stockholders of Magna Bancorp, Inc., a savings and loan holding company organized and existing under the laws of the State of Delaware ("Magna"), upon consummation of the proposed merger (the "Merger") of Magna with UPC Merger Subsidiary, Inc. ("UPC Merger Subsidiary"), a newly-formed, wholly-owned, first-tier subsidiary of UPC, with the effect that Magna will be the surviving corporation of the Merger. The Merger will be consummated pursuant to the terms of the Agreement and Plan of Reorganization, dated as of May 8, 1997 (the "Agreement"), by and between UPC and Magna and the related Plan of Merger (the "Plan of Merger"), by and between UPC Merger Subsidiary and Magna.

         At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock, par value $.01 per share, of Magna ("Magna Common Stock") will be converted into 0.5165 of a share of UPC Common Stock, subject to certain possible adjustments described herein (the "Exchange Ratio").


         The Exchange Ratio is adjustable upward only if certain conditions are met concerning the quoted price of UPC Common Stock. The Board of Directors of Magna would likely invoke the adjustment mechanism in the Agreement if the conditions permit by giving notice of its election to terminate, in which case UPC must determine whether to proceed with the Merger at a higher Exchange Ratio and avoid termination. In making this determination, the principal factors UPC will consider include the projected effect of the Merger on UPC's pro forma earnings per share and whether UPC's assessment of Magna's earning potential as part of UPC justifies the issuance of an increased number of shares of UPC Common Stock. If UPC declines to adjust the Exchange Ratio, Magna may elect to proceed without the adjustment by withdrawing its election to terminate. In making such determination, the Board of Directors of Magna will consider whether the Merger remains in the best interest of Magna and its stockholders, despite a decline in the price of UPC Common Stock, and whether the consideration to be received by the holders of Magna Common Stock remains fair from a financial point of view. See "DESCRIPTION OF THE TRANSACTION -- Possible Adjustment of Exchange Ratio."



         This Prospectus also serves as the Proxy Statement of Magna, and is being furnished to the stockholders of Magna in connection with the solicitation of proxies by the Board of Directors of Magna for use at its special meeting of stockholders (including any adjournment or postponement thereof, the "Special Meeting"), to be held on August 20, 1997, to consider and vote upon the Agreement and the Plan of Merger and the transactions contemplated therein.
This Proxy Statement/Prospectus ("Proxy Statement") and related materials enclosed herewith are being mailed to stockholders of Magna on or about
July 15, 1997.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
              ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

  THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER
      OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
              FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                   GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                                 ---------------

                The date of this Proxy Statement is July 14, 1997.

                              AVAILABLE INFORMATION

         Each of UPC and Magna is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The shares of UPC Common Stock are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "UPC," and reports, proxy and information statements, and other information concerning UPC also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The shares of Magna Common Stock are traded on the Nasdaq National Market System (the "Nasdaq/NMS") under the symbol "MGNL," and reports, proxy and information statements, and other information concerning Magna also may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

         This Proxy Statement constitutes part of the Registration Statement on Form S-4 of UPC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about UPC and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

         All information contained in this Proxy Statement or incorporated herein by reference with respect to UPC was supplied by UPC, and all information contained in this Proxy Statement or incorporated herein by reference with respect to Magna was supplied by Magna.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR MAGNA OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.


         THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF UPC FOLLOWING THE CONSUMMATION OF THE VARIOUS ACQUISITIONS AND MERGERS DISCUSSED HEREIN (REFERRED TO HEREIN AS THE "PENDING ACQUISITIONS"), INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE PENDING ACQUISITIONS AND THE EXPECTED IMPACT OF THE PENDING ACQUISITIONS ON UPC'S FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING POSSIBILITIES: (I) EXPECTED COST SAVINGS FROM THE PENDING ACQUISITIONS CANNOT BE FULLY REALIZED; (II) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE PENDING ACQUISITIONS IS GREATER THAN EXPECTED; (III) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (IV) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF UPC AND THE INSTITUTIONS TO BE ACQUIRED ARE GREATER THAN EXPECTED; (V) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (VI) GENERAL ECONOMIC CONDITIONS,

EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (VII) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (VIII) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; AND (IX) CHANGES OCCUR IN THE SECURITIES MARKETS. THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS PROXY STATEMENT HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF UPC AND MAGNA, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF UPC AFTER THE PENDING ACQUISITIONS IS INCLUDED IN THE SEC FILINGS INCORPORATED BY REFERENCE HEREIN.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by UPC pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 1-10160):

         (a) UPC's Annual Report on Form 10-K for the year ended December 31, 1996 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k), or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement);

         (b) UPC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

         (c) UPC's Current Reports on Form 8-K dated January 16, 1997 and April 17, 1997;

         (d) The description of the current management and Board of Directors contained in the Proxy Statement pursuant to Section 14(a) of the Exchange Act for UPC's Annual Meeting of Stockholders held on April 17, 1997;

         (e) UPC's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (SEC File No. 0-6919) in connection with UPC's designation and authorization of its Series A Preferred Stock; and

         (f) The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

         The following documents previously filed with the SEC by Magna pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 0-18918):

         (a) Magna's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k) or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not a part of the Registration Statement);

         (b) Magna's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997; and

         (c)   Magna's Current Report on Form 8-K dated May 14, 1997.

         All documents filed by UPC and/or Magna pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.


         UPC will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to UPC that has been incorporated by reference in the Registration Statement. Such requests should be directed to E. James House, Jr., Secretary and Manager of the Legal Department, Union Planters Corporation, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018 (telephone (901) 580-6584). Magna will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to Magna that has been incorporated by reference in the Registration Statement of which this Proxy Statement is a part. Such requests should be directed to H.A. Moore III, Secretary, Magna Bancorp, Inc., 100 West Front Street, Hattiesburg, Mississippi 39401 (telephone (601) 545-4756). In order to ensure timely delivery of the documents, any request should be made by August 13, 1997.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
SUMMARY ..................................................................    1
     The Parties .........................................................    1
     Meeting of Stockholders .............................................    2
     The Merger ..........................................................    3
     Comparative Market Prices of Common Stock ...........................    7
     Equivalent and Pro Forma Per Share Data .............................    7
     Selected Financial Data .............................................    9
SPECIAL MEETING OF MAGNA STOCKHOLDERS ....................................   15
     Date, Place, Time, and Purpose ......................................   15
     Record Date, Voting Rights, Required Vote and Revocability of Proxies   15
     Solicitation of Proxies .............................................   16
     Recommendation ......................................................   16
DESCRIPTION OF TRANSACTION ...............................................   17
     General .............................................................   17
     Possible Adjustment of Exchange Ratio ...............................   17
     Effect of the Merger on Magna Options ...............................   19
     Background of and Reasons for the Merger ............................   19
     Opinion of Magna's Financial Advisor ................................   23
     Effective Time of the Merger ........................................   26
     Dissenters' Rights ..................................................   27
     Distribution of UPC Stock Certificates ..............................   27
     Conditions to Consummation of the Merger ............................   28
     Regulatory Approval .................................................   28
     Waiver, Amendment, and Termination ..................................   29
     Conduct of Business Pending the Merger ..............................   30
     Management and Operations After the Merger ..........................   32
     Interests of Certain Persons in the Merger ..........................   32
     Certain Federal Income Tax Consequences .............................   34
     Accounting Treatment ................................................   36
     Expenses and Fees ...................................................   36
     Resales of UPC Common Stock .........................................   36
     Option Agreement ....................................................   37
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS ...........................   39
     Anti-takeover Provisions Generally ..................................   40
     Authorized Capital Stock ............................................   40
     Amendment of Charter and Bylaws .....................................   42
     Classified Board of Directors and Absence of Cumulative Voting ......   42
     Director Removal and Vacancies ......................................   43
     Limitations on Director Liability ...................................   43
     Indemnification .....................................................   43
     Special Meeting of Stockholders .....................................   45
     Actions by Stockholders Without a Meeting ...........................   45
     Stockholder Nominations and Proposals ...............................   45
     Business Combinations ...............................................   45
     Limitations on Ability to Vote Stock ................................   48
     Dissenters' Rights of Appraisal .....................................   49
     Stockholders' Rights to Examine Books and Records ...................   49
     Dividends ...........................................................   49
COMPARATIVE MARKET PRICES AND DIVIDENDS ..................................   50
BUSINESS OF MAGNA ........................................................   51
     General .............................................................   51
BUSINESS OF UPC ..........................................................   51
     General .............................................................   51

                                                                            PAGE
                                                                            ----
     Recent Developments .................................................   52
CERTAIN REGULATORY CONSIDERATIONS ........................................   54
     General .............................................................   54
     Payment of Dividends ................................................   55
     Capital Adequacy ....................................................   56
     Support of Subsidiary Institutions ..................................   57
     Prompt Corrective Action ............................................   57
DESCRIPTION OF UPC CAPITAL STOCK .........................................   58
     UPC Common Stock ....................................................   59
     UPC Preferred Stock .................................................   59
OTHER MATTERS ............................................................   60
STOCKHOLDER PROPOSALS ....................................................   60
EXPERTS ..................................................................   60
OPINIONS .................................................................   61
APPENDICES:


Appendix A -- Agreement and Plan of Reorganization, dated as of May 8, 1997 by and between Union Planters Corporation and Magna Bancorp, Inc.

Appendix B -- Plan of Merger of UPC Merger Subsidiary, Inc. into and with Magna
                  Bancorp, Inc.
Appendix C -- Opinion of Montgomery Securities

                                     SUMMARY

         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES. AS USED IN THIS PROXY STATEMENT, THE TERMS "UPC" AND "MAGNA" REFER TO THOSE ENTITIES, RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, TO THOSE ENTITIES AND THEIR RESPECTIVE SUBSIDIARIES.

THE PARTIES


         MAGNA. Magna, a Delaware corporation, is a savings and loan holding company registered with the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act, as amended ("HOLA"). Through its wholly-owned subsidiary, Magnolia Federal Bank for Savings ("Magnolia Federal"), a federally chartered savings bank, Magna operates a network of retail banking offices serving 24 counties in Mississippi, as well as the Mobile metropolitan area in Alabama, and offers a variety of financial services to meet the needs of the communities it serves. As of March 31, 1997, Magna had total consolidated assets of approximately $1.4 billion, total consolidated deposits of approximately $911.7 million, and total consolidated stockholders' equity of approximately $132.2 million. The principal executive offices of Magna are located at 100 West Front Street, Hattiesburg, Mississippi 39401, and its telephone number at such address is (601) 545-4756. Additional information with respect to Magna and its subsidiary is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF MAGNA."


         UPC. UPC, a Tennessee corporation, is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and a savings and loan holding company registered with the OTS under the HOLA. As of March 31, 1997, UPC had total consolidated assets of approximately $14.9 billion, total consolidated loans of approximately $10.4 billion, total consolidated deposits of approximately $11.4 billion, and total consolidated stockholders' equity of approximately $1.4 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $5.7 billion asset Union Planters National Bank, founded in 1869 and headquartered in Memphis, Tennessee, and 32 other bank subsidiaries and one savings bank subsidiary located in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky (collectively, the "UPC Banking Subsidiaries"). Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates, including consumer, commercial and corporate lending, retail banking and other financial services traditionally furnished by full-service financial institutions. UPC also is engaged in: mortgage origination and servicing; investment management and trust services; the issuance and servicing of credit and debit cards; and the origination, packaging, and securitization of loans, primarily the government-guaranteed portions of Small Business Administration loans; the purchase of delinquent Federal Housing Administration and Department of Veterans Affairs ("FHA/VA") government-insured/guaranteed loans from third parties and from Government National Mortgage Association ("GNMA") pools serviced for others; full service and discount brokerage; and the sale of annuities and bank-eligible insurance products.

         Through the UPC Banking Subsidiaries, UPC operates approximately 433 banking offices and 560 automated teller machines ("ATMs"). UPC's total assets at March 31, 1997 are allocable by state (before consolidating adjustments) approximately as follows: $9.9 billion in Tennessee; $2.3 billion in Mississippi; $1.2 billion in Missouri; $750 million in Arkansas; $598 million in Louisiana; $442 million in Alabama; and $116 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed twelve acquisitions in 1993, thirteen in 1994, three in 1995 and seven in 1996, adding approximately $1.7 billion in total assets in 1993, $3.8 billion in 1994, $1.3 billion in 1995 and $4.2 billion in 1996. Thus far in 1997, UPC has entered into definitive agreements to acquire four financial institutions in addition to Magna which had aggregate total assets of approximately $549 million at March 31, 1997 (collectively, the "Other Pending Acquisitions"). For additional information regarding these acquisitions, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program and UPC management's philosophy on that subject, see the caption "Acquisitions" and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1996, 1995, and 1994 on pages 6 and 45-46, respectively, contained in UPC's Annual Report to Shareholders, which is Exhibit 13 to UPC's Annual Report on Form 10-K for the year ended December 31, 1996, which Exhibit 13 is incorporated by reference herein to the extent indicated herein.


         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of acquisitions which are currently pending, see "BUSINESS OF UPC -- Recent Developments."

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE" and "BUSINESS OF UPC."

MEETING OF STOCKHOLDERS


         This Proxy Statement is being furnished to the holders of Magna Common Stock in connection with the solicitation by the Magna Board of Directors of proxies for use at the Special Meeting at which Magna stockholders will be asked to vote upon (i) a proposal to adopt the Agreement and the Plan of Merger and
(ii) such other business as may properly come before the meeting. The Special Meeting will be held at the corporate office of Magna located in the Forrest Tower, Second Floor, 215 Forrest Street, Hattiesburg, Mississippi, at 1:30 p.m. local time, on August 20, 1997. See "SPECIAL MEETING OF MAGNA STOCKHOLDERS -- Date, Place, Time, and Purpose."



         Magna's Board of Directors has fixed the close of business on July 11, 1997 as the record date (the "Magna Record Date") for determination of the stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of Magna Common Stock on the Magna Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Magna Common Stock is entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to the proxies being voted at the Special Meeting. On the Magna Record Date, there were 13,754,266 shares of Magna Common Stock issued and outstanding. See "SPECIAL MEETING OF MAGNA STOCKHOLDERS -- Record Date, Voting Rights, Required Vote and Revocability of Proxies."



         Adoption of the Agreement and the Plan of Merger and the transactions contemplated thereby requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Magna Common Stock entitled to be voted at the Special Meeting. Directors and executive officers of Magna and their affiliates are entitled to vote 25.8% of the outstanding shares of Magna Common Stock. See "SPECIAL MEETING OF STOCKHOLDERS -- Record Date, Voting Rights, Required Vote and Revocability of Proxies."

THE MERGER

         GENERAL. The Agreement provides for the acquisition of Magna by UPC pursuant to the merger of Magna with a newly-formed, wholly-owned, first-tier subsidiary of UPC with the effect that Magna will be the surviving corporation resulting from the Merger. At the Effective Time, each share of Magna Common Stock then issued and outstanding (excluding shares held by Magna, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into
0.5165 of a share of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio").

         In the event both of the following conditions are satisfied, (i) the "Average Closing Price" (defined in the Agreement as the average of the daily last sale prices of UPC Common Stock quoted on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by UPC) for the 20 consecutive full trading days on which such shares are traded on the NYSE ending at the close of trading on the later of the date of the Special Meeting and the date on which the last required consent of any regulatory authority required for the Merger shall be received (the "Determination Date")) is less than $36.50 and (ii) (1) the quotient obtained by dividing the Average Closing Price by $45.625 (the "UPC Ratio") is less than (2) the quotient obtained by dividing the weighted average of the closing prices (the "Index Price") of 17 bank holding companies designated in the Agreement (the "Index Group") on the Determination Date by the Index Price on May 14, 1997 less 15% (the "Index Ratio"), then Magna will have the right to terminate the Agreement unless UPC elects to adjust the Exchange Ratio in the manner described under "DESCRIPTION OF TRANSACTION--Possible Adjustment of Exchange Ratio." Under no circumstances would the Exchange Ratio be less than 0.5165 of a share of UPC Common Stock for each share of Magna Common Stock. The possible upward adjustment of the Exchange Ratio depends on the factors mentioned above and is not subject to a contractual limit. See "DESCRIPTION OF TRANSACTION -- Possible Adjustment of Exchange Ratio."

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any Magna stockholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by UPC) on the last trading day preceding the Effective Time. See "DESCRIPTION OF TRANSACTION -- General."

         At the Effective Time, each award, option, or other right to purchase or acquire shares of Magna Common Stock ("Magna Options") granted by Magna or acquired under the Magna Stock Plans, as that term is defined in the Agreement, which are outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to UPC Common Stock on a basis adjusted to reflect the Exchange Ratio. See "DESCRIPTION OF TRANSACTION -- Effect of the Merger on Magna Options."


         As of the Magna Record Date, Magna had 13,754,266 shares of Magna Common Stock issued and outstanding and 130,791 additional shares of Magna Common Stock subject to Magna Options. Based upon an Exchange Ratio of 0.5165, upon consummation of the Merger, UPC would issue approximately 7,104,078 shares of UPC Common Stock, excluding shares subject to assumed Magna Options. Accordingly, UPC would then have issued and outstanding approximately 74,054,595 shares of UPC Common Stock based on the number of shares of UPC Common Stock issued and outstanding on May 31, 1997 (and excluding shares to be issued pursuant to Other Pending Acquisitions and shares to be issued pursuant to the exercise of stock options and for other purposes).


         REASONS FOR THE MERGER, RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF MAGNA. The Board of Directors of Magna believes that the Agreement, the Plan of Merger, and the Merger are in the best interests of Magna and its stockholders. THE MAGNA DIRECTORS UNANIMOUSLY RECOMMEND THAT MAGNA STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER. The Board of Directors of Magna believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Magna and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."

         In unanimously approving the Agreement and the Plan of Merger, Magna's directors considered, among other things, Magna's and UPC's financial condition, the financial terms and income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, the views of Montgomery Securities as to the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of Magna, and the fairness of the terms of the Merger to Magna stockholders. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."

         OPINION OF FINANCIAL ADVISOR. Montgomery Securities ("Montgomery") has rendered an opinion to Magna that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Magna. The opinion of Montgomery dated as of May 8, 1997 is attached as Appendix C to this Proxy Statement. Magna stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "DESCRIPTION OF TRANSACTION -- Opinion of Magna's Financial Advisor."

         EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Certificate of Merger becomes effective with the Delaware Secretary of State. Unless otherwise agreed upon by Magna and UPC, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger, (ii) the date on which the stockholders of Magna adopt the Agreement and the Plan of Merger as required by applicable law, and (iii) the date on which all other conditions precedent to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable). See "DESCRIPTION OF TRANSACTION -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment, and Termination."

         NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY STOCKHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. MAGNA AND UPC ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED DURING THE FOURTH QUARTER OF 1997. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

         EXCHANGE OF STOCK CERTIFICATES. Promptly after the Effective Time, UPC will cause Union Planters National Bank, Memphis, Tennessee, acting in its capacity as exchange agent for UPC (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of Magna Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of UPC Common Stock. Cash will be paid to the holders of Magna Common Stock in lieu of the issuance of any fractional shares of UPC Common Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will Magna, UPC, or the Exchange Agent be liable to any holder of Magna Common Stock for any UPC Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

         REGULATORY APPROVAL AND OTHER CONDITIONS. The Merger is subject to the prior approval of the Federal Reserve. An application has been filed with this regulatory authority for the requisite approval. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVAL WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVAL.

         Consummation of the Merger is subject to various other conditions, including receipt of the required approval of Magna stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, receipt of a letter from the independent accountants of UPC that the Merger will qualify for pooling-of-interests accounting treatment, and certain other conditions. See "DESCRIPTION OF TRANSACTION -- Regulatory Approval" and "-- Conditions to Consummation of the Merger."


         WAIVER, AMENDMENT, AND TERMINATION. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual action of the Boards of Directors of Magna and UPC, or by the action of the Board of Directors of either company under certain circumstances, including, but not limited to, if (i) the Merger is not consummated by March 31, 1998, unless the failure to consummate by such date is due to a willful breach of the Agreement by the party seeking to terminate or (ii) IN CERTAIN CIRCUMSTANCES, AN ADJUSTMENT IS NOT MADE TO THE EXCHANGE RATIO. To the extent permitted by law, the Agreement may be amended upon the written agreement of UPC and Magna without the approval of stockholders, whether before or after adoption of the Agreement and the Plan of Merger and the transactions contemplated thereby by Magna stockholders; provided, that after such adoption, there shall be made no amendment that modifies in any material respect the consideration to be received by Magna stockholders, without the approval of such stockholders. See "DESCRIPTION OF TRANSACTION -- Possible Adjustment of Exchange Ratio" and "-- Waiver, Amendment, and Termination."


         DISSENTERS' RIGHTS. Pursuant to DGCL Section 262, the holders of Magna Common Stock do not have dissenters' rights with respect to the Merger. See "DESCRIPTION OF TRANSACTION -- Dissenters' Rights."


         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of Magna's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of Magna generally. These interests relate to:
(i) the election of one member of the Magnolia Federal Board of Directors, David
M. Thomas, to the UPC Board of Directors; (ii) the appointment of Robert S. Duncan as Chairman of Magnolia Federal and the appointment of Lou Ann Poynter as Chief Executive Officer of Magnolia Federal; (iii) the entering into employment agreements with Mr. Duncan and Ms. Poynter in exchange for terminating their existing employment agreements with Magna, including cancellation of their rights to receive change in control payments of $2.3 million and $1.3 million, respectively (which new agreements provide, in the case of Mr. Duncan, an annual base salary of $199,000, together with other benefits applicable generally to similarly situated officers of UPC or its affiliates and a stay bonus in the amount of $895,000 for each of the three years following the Effective Time, in addition to any other bonuses to which he may be entitled, and, in the case of Ms. Poynter, an annual base salary of $225,000, together with other benefits applicable generally to similarly situated officers of UPC or its affiliates, and a stay bonus in the amount of $545,000 for each of the three years following the Effective Time, in addition to any other bonuses to which she may be entitled); (iv) the assumption by UPC of the Magna Options on a basis that reflects the Exchange Ratio, including Magna Options held by certain executive officers and the Director Group (as defined herein) entitling them to the purchase or distribution of 130,791 shares of Magna Common Stock that have an aggregate value (less exercise prices) of approximately $3.0 million (based upon the $23.75 closing price of Magna Common Stock on the Nasdaq National Market System on June 1, 1997); (v) the eligibility of the former employees of Magna who become employees of UPC for certain employee benefits; and (vi) the continued indemnification by UPC of the former directors, officers, employees and agents of Magna and its subsidiaries following consummation of the Merger. See "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger."


         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. It is intended that the Merger will be treated as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, no gain or loss will be recognized by a Magna stockholder upon the exchange of such stockholder's shares of Magna Common Stock solely for shares of UPC Common Stock (including any associated UPC Rights). Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized with respect to cash received in lieu of fractional shares. Gain recognition, if any, will not be in excess of the amount of cash received. Consummation of the Merger is conditioned upon receipt by Magna and UPC of an opinion of Alston & Bird LLP substantially to this effect. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ALL MAGNA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, see "DESCRIPTION OF TRANSACTION -- Certain Federal Income Tax Consequences."

         ACCOUNTING TREATMENT. It is intended that the Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. See "DESCRIPTION OF TRANSACTION -- Accounting Treatment."

         CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS. At the Effective Time, Magna stockholders, whose rights are governed by Magna's Certificate of Incorporation, as amended, and Bylaws and by the DGCL, will automatically become UPC stockholders, and their rights as UPC stockholders will be governed by UPC's Restated Charter and Bylaws and the Tennessee Business Corporation Act (the "TBCA"). The rights of UPC stockholders differ from the rights of Magna stockholders in certain important respects, including with respect to certain anti-takeover provisions provided for in UPC's Restated Charter and Bylaws. See "EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS."

         OPTION AGREEMENT. Magna, as issuer, and UPC, as grantee, entered into a stock option agreement (the "Option Agreement") pursuant to which Magna granted UPC an option to purchase, under certain circumstances and subject to certain possible adjustments and limitations, up to 2,737,000 shares of Magna Common Stock at a price of $17.50 per share. Notwithstanding anything to the contrary contained in the Option Agreement, in no event may the Total Profit or the Notional Total Profit (each as defined in the Option Agreement) of UPC exceed $15 million. The Option Agreement is exercisable upon the occurrence of certain events that create the potential for another party to acquire control of Magna. To the knowledge of Magna, no such event which would permit exercise of the Option Agreement has occurred as of the date of this Proxy Statement. The Option Agreement was granted by Magna as a condition of and in consideration for UPC's entering into the Agreement and is intended to increase the likelihood that the Merger will be effected by making it more difficult and more expensive for a third party to acquire control of Magna. See "DESCRIPTION OF TRANSACTION -- Option Agreement."

         CONDUCT OF BUSINESS PENDING THE MERGER. Each party has agreed in the Agreement to, among other things, operate its business and to take no action that would materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement. In addition, Magna has agreed not to take certain actions relating to the operation of Magna pending consummation of the Merger without the prior written consent of UPC, except as otherwise permitted by the Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of an aggregate of $250,000, except in the ordinary course of business consistent with past practices; (ii) paying any dividends, except in accordance with past practices, or, subject to certain exceptions, exchanging any shares of its capital stock, issuing any additional shares of its capital stock or giving any person the right to acquire any such shares; (iii) acquiring control over any other entity;
(iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers, or employees; or (v) except as previously disclosed to UPC, modifying or adopting any employee benefit plans, including any employment contract. See "DESCRIPTION OF TRANSACTION -- Conduct of Business Pending the Merger."

COMPARATIVE MARKET PRICES OF COMMON STOCK


         Shares of UPC Common Stock are traded on the NYSE under the symbol "UPC." Shares of Magna Common Stock are traded in the over-the-counter market and quoted on the Nasdaq/NMS under the symbol "MGNL." The following table sets forth the reported closing sale prices per share for Magna Common Stock and UPC Common Stock and the equivalent per share prices giving effect to the Merger (as explained below) for Magna Common Stock on (i) May 8, 1997, the last trading day preceding the public announcement of the execution of the Agreement, and (ii) July 8, 1997, the last practicable date prior to the mailing of this Proxy Statement.



                                 Magna           UPC        Equivalent Price
                             Common Stock   Common Stock   Per Magna Share(1)
                             ------------   ------------   ------------------
      May 8, 1997               $18.25        $45.50           $23.50
      July 8, 1997               26.25        $51.56           $26.63

-------------------------

(1) The equivalent price per share of Magna Common Stock at each specified date represents the closing sale price of a share of UPC Common Stock on such date multiplied by an Exchange Ratio of 0.5165. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

         There can be no assurance as to what the market price of the UPC Common Stock will be if and when the Merger is consummated.

EQUIVALENT AND PRO FORMA PER SHARE DATA


The following table sets forth certain comparative per share data relating to earnings before extraordinary items and accounting changes, cash dividends, and book value on (i) a historical basis for UPC and Magna; (ii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger and the "Other Pending Acquisitions" (as defined under "BUSINESS OF UPC -- Recent Developments"); and (iii) an equivalent pro forma basis per share of Magna Common Stock, giving effect to the Merger and the Other Pending Acquisitions. The UPC pro forma combined information and the Magna equivalent pro forma information give effect to the Merger and the Other Pending Acquisitions and reflect an Exchange Ratio of 0.5165. The Merger and Other Pending Acquisitions, except for the acquisition of Sho-Me Financial Corp., is expected to be accounted for using the pooling-of-interests method of accounting. The acquisition of Sho-Me Financial Corp. is expected to be accounted for using the purchase method of accounting. The pro forma information for 1996 and the three months ended March 31, 1997 reflect the acquisition of Magna and Other Pending Acquisitions as of January 1, 1996. The pro forma information for 1995 and 1994 reflect only the assumed acquisition of Magna because the Other Pending Acquisitions are not considered significant to UPC from a financial statement presentation standpoint. See "DESCRIPTION OF TRANSACTION -- Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.


         The operating results for Magna have been converted from its fiscal year end (June 30) to UPC's fiscal year end (December 31) by adding its first and second quarter operating results for the current fiscal year and subtracting first and second quarter operating results for the previous year.

         The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UPC and Magna, including the respective notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE," "-- Selected Financial Data," and "BUSINESS OF UPC -- Recent Developments."

                           UNION PLANTERS CORPORATION
                               MAGNA BANCORP, INC.
               HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                               Three Months
                                                  Ended
                                                 March 31,                 Years Ended December 31, (1)
                                                 ---------     -----------------------------------------------
                                                   1997             1996              1995             1994
                                                 ---------     ------------       -----------    -------------
   EARNINGS BEFORE EXTRAORDINARY ITEMS
     AND ACCOUNTING CHANGES
      UPC
         Primary...........................         $.86             $1.95            $2.72             $1.52
         Fully Diluted.....................          .84              1.92             2.64              1.52
      UPC pro forma (Magna only)
         Primary...........................          .86              2.00             2.74              1.59
         Fully diluted.....................          .83              1.97             2.67              1.58
      UPC pro forma (all Other Pending
       Acquisitions, including Magna)
        Primary............................          .85              2.00             2.74              1.59
        Fully diluted......................          .83              1.97             2.67              1.58
      Magna (2)............................          .40              1.26             1.51              1.10
      Magna equivalent pro forma (Magna
       only) (1)
         Primary...........................          .44              1.03             1.42               .82
         Fully diluted.....................          .43              1.02             1.38               .82
      Magna equivalent pro forma (all Other
       Pending Acquisitions, including Magna) (1)
         Primary...........................          .44              1.03             1.42               .82
         Fully diluted.....................          .43              1.02             1.38               .82

   CASH DIVIDENDS PER SHARE
      UPC..................................          .32              1.08              .98               .88
      UPC pro forma (Magna only)...........          .32              1.08              .98               .88
      Magna................................          .15               .45              .20               .13
      Magna equivalent pro forma (1).......          .17               .56              .51               .45




                                                                  MARCH 31,       DECEMBER 31,
                                                                    1997              1996
                                                                ---------------  ----------------
   BOOK VALUE PER COMMON STOCK
      UPC..................................                         $20.05           $19.55
      UPC pro forma (Magna only)...........                          19.92            19.46
      UPC (all Other Pending Acquisitions,
        including Magna)...................                          20.02            19.56
      Magna................................                           9.61             9.48
      Magna equivalent pro forma (Magna                              10.29            10.05
        only)(1)...........................
      Magna equivalent pro forma (all
        Other Pending                                                10.34            10.10
        Acquisitions, including Magna)(1)..



---------------------------------------
(1) The equivalent pro forma per share data for Magna is computed by multiplying UPC's pro forma information by an Exchange Ratio of 0.5165.

(2) Converted from fiscal year end (June 30) to UPC's fiscal year end (December
31).

SELECTED FINANCIAL DATA

         The following tables present for UPC, selected consolidated financial data for the five-year period ended December 31, 1996 and for the three-month periods ended March 31, 1997 and March 31, 1996, and for Magna, selected consolidated financial data for the five-year period ended June 30, 1996 and for the nine-month periods ended March 31, 1997 and 1996. The information for UPC has been derived from the consolidated financial statements of UPC, including the audited consolidated financial statements of UPC incorporated in this Proxy Statement by reference to UPC's 1996 Annual Report on Form 10-K for the year ended December 31, 1996 and UPC's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and March 31, 1996, and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." The information for Magna has been derived from the consolidated financial statements of Magna incorporated in this Proxy Statement by reference to Magna's Annual Report on Form 10-K for the year ended June 30, 1996 and Magna's Quarterly Report on Form 10-Q for the quarters ended September 30 and December 31, 1996, and March 31, 1997, and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective managements of UPC and Magna, all adjustments (which include normal recurring adjustments and those related to the adoption of new accounting principles) necessary to arrive at a fair statement of interim results of operations of UPC and Magna, respectively, have been included. With respect to UPC, results for the three months ended March
31, 1997, and with respect to Magna, results for the nine months ended March
31, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "BUSINESS OF UPC -- Recent Developments" for information concerning UPC's Other Acquisitions as defined therein.

                   UNION PLANTERS CORPORATION AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA



                                                                  Nine Months Ended
                                                                  March 31, (1), (2)
                                                            --------------------------------
                                                                 1997               1996
                                                            -------------      -------------
                                                         (Dollars in thousands, except per share data)

INCOME STATEMENT DATA
  Net interest income .................................     $     155,276      $     147,742
  Provision for losses on loans .......................            12,414             12,949
  Investment securities gains (losses) ................               116                 61
  Other noninterest income ............................            57,336             53,696
  Noninterest expense .................................           109,229            117,971
                                                            -------------      -------------
Earnings before income taxes,
    extraordinary items, and
    accounting changes ................................            91,085             70,579
  Applicable income taxes .............................            31,893             23,427
                                                            -------------      -------------
Earnings before extraordinary items
    and accounting changes ............................            59,192             47,152
Extraordinary item and accounting
    changes, net of taxes .............................              --                 --
                                                            -------------      -------------
Net earnings ..........................................     $      59,192      $      47,152
                                                            =============      =============

PER COMMON SHARE DATA (1), (2), (5)
  Primary
    Earnings before extraordinary item
      and accounting changes ..........................     $         .86      $         .70
    Net earnings ......................................               .84                .68
  Fully diluted
    Earnings before extraordinary item
      and accounting changes...........................               .86                .70
    Net earnings ......................................               .84                .68
  Cash dividends ......................................               .32                .27
  Book value ..........................................             20.05              19.00

BALANCE SHEET DATA (AT PERIOD END)
  Total assets ........................................     $  14,932,464      $  15,242,137
  Loans, net of unearned income .......................        10,362,226          9,611,613
  Allowance for losses on loans .......................           163,980            166,825
  Investment securities ...............................         3,008,886          3,880,625
  Deposits ............................................        11,395,301         11,792,889
  Short-term borrowings ...............................           536,377            834,389
  Long-term debt (2), (3)
    Parent company ....................................           373,096            214,761
    Subsidiary bank....................................           953,469            865,064
  Total shareholders' equity ..........................         1,395,263          1,297,878
  Average assets ......................................        14,936,790         15,112,315
  Average shareholders' equity ........................         1,346,040          1,241,143
  Average shares outstanding (in thousands) (1)
    Primary ...........................................            66,763             64,083
    Fully diluted .....................................            70,824             68,845

PROFITABILITY AND CAPITAL RATIOS
  Return on average assets.............................              1.61%              1.25%
  Return on average common equity......................             18.50              15.86
  Net interest income/average earning assets (4).......              4.71               4.37
  Loans/deposits.......................................             90.93              81.50
  Common and preferred dividend
    payout ratio ......................................             37.78              33.58
  Equity/assets (period end) ..........................              9.34               8.52
  Average shareholders' equity/
    average total assets ..............................              9.01               8.21
  Capital ratio .......................................             10.26               8.09
  Tier 1 capital/risk-weighted assets .................             16.55              13.63
  Total capital/risk-weighted assets ..................             19.68              16.81

ASSET QUALITY RATIOS (3)
  Allowance/period-end loans ..........................              1.85               1.95
  Nonperforming loans/total loans .....................               .63                .66
  Allowance/nonperforming loans .......................               296                294
  Nonperforming assets/loans and
     foreclosed properties ............................               .81                .78
  Provision/average loans .............................               .56                .60
  Net charge-offs/average loans .......................               .69                .42



                                                                              Years Ended December 31, (1), (2)
                                                 ----------------------------------------------------------------------------------
                                                     1996              1995               1994              1993           1992
                                                 -------------     -------------     -------------     -------------    -----------
                                                                      (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
  Net interest income .........................  $     605,962     $     535,997     $     504,500     $     439,290    $   357,365
  Provision for losses on loans ...............         57,395            27,381             9,661            22,660         37,367
  Investment securities gains (losses) ........          4,081               409           (22,515)            3,508         11,880
  Other noninterest income ....................        222,250           203,014           160,109           154,254        136,162
  Noninterest expense .........................        570,634           452,635           486,836           408,888        362,028
                                                 -------------     -------------     -------------     -------------    -----------
Earnings before income taxes,
    extraordinary items, and
    accounting changes ........................        204,264           259,404           145,597           165,504        106,012
  Applicable income taxes .....................         70,526            86,648            45,174            51,864         30,219
                                                 -------------     -------------     -------------     -------------    -----------
Earnings before extraordinary items
    and accounting changes ....................        133,738            17,756           100,423           113,640         75,793
Extraordinary item and accounting
    changes, net of taxes .....................           --                --                 --                637          2,847
                                                 -------------     -------------     -------------     -------------    -----------
Net earnings ..................................  $     133,738     $     172,756     $     100,423     $     114,277    $    78,640
                                                 =============     =============     =============     =============    ===========

PER COMMON SHARE DATA (1), (2), (5)
  Primary
    Earnings before extraordinary item
      and accounting changes ..................  $        1.95     $        2.72     $        1.52     $        2.19    $      1.75
    Net earnings ..............................           1.95              2.72              1.52              2.20           1.75
  Fully diluted
    Earnings before extraordinary item
      and accounting changes ..................           1.92              2.64              1.52              2.14           1.73
    Net earnings ..............................           1.92              2.64              1.52              2.15           1.73
  Cash dividends ..............................           1.08               .98               .88               .72            .60
  Book value ..................................          19.55             18.52             15.42             14.80          14.08

BALANCE SHEET DATA (AT PERIOD END)
  Total assets ................................  $  15,222,563     $  14,383,222     $  13,425,063     $  11,866,609    $10,180,375
  Loans, net of unearned income ...............     10,434,070         9,041,059         8,436,650         6,615,884      5,364,377
  Allowance for losses on loans ...............        166,853           156,388           154,131           141,999        114,130
  Investment securities .......................      2,956,234         3,573,054         3,592,482         3,854,767      3,370,321
  Deposits ....................................     11,490,262        11,074,722        10,702,569         9,879,780      8,714,306
  Short-term borrowings .......................        714,146           838,283           699,838           300,414        343,452
  Long-term debt (2), (3)
    Parent company ............................        373,459           214,758           114,790           114,729         74,292
    Subsidiary bank ...........................      1,035,257           811,819           693,002           463,055        202,847
  Total shareholders' equity ..................      1,352,874         1,213,162         1,008,594           935,730        670,267
  Average assets ..............................     15,274,782        13,661,748        13,105,179        11,565,505      9,475,049
  Average shareholders' equity ................      1,283,575         1,119,232         1,042,990           813,140        623,869
  Average shares outstanding (in thousands)(1)
    Primary ...................................         64,987            60,385            59,587            43,192         35,463
    Fully diluted .............................         69,518            64,995            59,929            47,422         38,307



                                                                              Years Ended December 31, (1), (2)
                                                 ----------------------------------------------------------------------------------
                                                     1996              1995               1994              1993           1992
                                                 -------------     -------------     -------------     -------------    -----------
                                                                      (Dollars in thousands, except per share data)
PROFITABILITY AND CAPITAL RATIOS
  Return on average assets ...................             .88%             1.26%              .77%              .99%           .83%
  Return on average common equity ............           10.61             16.16              9.76             14.92          13.15
  Net interest income average earning
     assets ..................................            4.41              4.38              4.31              4.29           4.26
  Loans/deposits .............................           90.81             81.64             78.83             66.96          61.56
  Common and preferred dividend
     payout ratio ............................           50.64             32.74             40.99             28.34          32.95
  Equity/assets (period end) .................            8.89              8.43              7.51              7.89           6.58
  Average shareholders' equity/
     average total assets ....................            8.40              8.19              7.96              7.03           6.58
  Capital ratio ..............................            9.61              8.08              7.53              7.62           6.36
  Tier 1 capital/risk-weighted assets ........           15.29             13.39             12.75             14.07          11.70
  Total capital/risk-weighted assets .........           18.32             16.68             14.97             16.51          13.64

ASSET QUALITY RATIOS (3)
  Allowance/period-end loans .................            1.86              1.92              1.98              2.27           2.20
  Nonperforming loans/total loans ............             .74               .56               .44               .65           1.16
  Allowance/nonperforming loans ..............             253               344               444               346            189
  Nonperforming assets/loans and
     foreclosed properties ...................             .92               .67               .58               .96           1.83
  Provision/average loans ....................             .66               .34               .14               .37            .74
  Net charge-offs/average loans ..............             .60               .34               .09               .27            .52

----------------------------
(1) Reference is made to "Basis of Presentation" in Note 1 to UPC's audited consolidated financial statements contained in the 1996 Annual Report to Shareholders, which is incorporated by reference. See "DOCUMENTS INCORPORATED BY REFERENCE."

(2) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as pooling of interests.

(3) Long-term debt includes Medium-Term Bank Notes, Federal Home Loan Bank ("FHLB") advances, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, Trust Preferred Securities, and notes payable with maturities greater than one year.

(4) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.

(5) Leader Financial Corporation ("Leader") was organized as a holding company on March 18, 1993 in connection with the conversion of its principal subsidiary, Leader Federal Bank for Savings, from a federal mutual savings bank to a federally-chartered capital stock savings bank. (See Note 2 to UPC's consolidated financial statements contained in the 1996 Annual Report to Shareholders). Accordingly, earnings per share for the year ended December 31, 1992 is calculated using only UPC's historical net earnings and the calculation of earnings per share for the year ended December 31, 1993 is based on UPC's historical net earnings for 1993 plus Leader's fourth quarter net earnings, since the stock conversion occurred on September 30, 1993.

(6) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to UPC.

                      MAGNA BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA





                                                                  Nine Months Ended
                                                                       March 31,
                                                            --------------------------------
                                                                 1997               1996
                                                            -------------      -------------
                                                         (Dollars in thousands, except per share data)

INCOME STATEMENT DATA
  Net interest income .................................     $      48,963      $      48,166
  Provision for losses on loans .......................             2,334              1,039
  Investment securities gains (losses) ................             1,036                375
  Other noninterest income ............................            27,334             26,973
  Noninterest expense .................................            54,840             50,200
                                                            -------------      -------------
  Earnings before income taxes,
    extraordinary items, and
    accounting changes ................................            20,159             24,275
  Applicable income taxes .............................             7,298              8,612
                                                            -------------      -------------
  Earnings before extraordinary items
    and accounting changes ............................            12,861             15,663
  Accounting changes, net of taxes ....................              --                 --
                                                            -------------      -------------
  Net earnings ........................................     $      12,861      $      15,663
                                                            =============      =============

PER COMMON SHARE DATA (1)
  Primary
    Earnings before accounting changes ................     $        0.93      $        1.11
    Net earnings ......................................              0.93               1.11
  Fully diluted
    Earnings before accounting changes ................              0.93               1.11
    Net earnings ......................................              0.93               1.11
  Cash dividends ......................................              0.45               0.18
  Book value ..........................................              9.61               9.06

BALANCE SHEET DATA (AT PERIOD END)
  Total assets ........................................     $   1,383,130      $   1,290,780
  Loans, net of unearned income .......................           911,837            905,832
  Allowance for losses on loans .......................            10,181              9,152
  Investment securities ...............................           253,929            198,682
  Deposits ............................................           911,655            952,347
  Short-term borrowings ...............................           202,427             95,000
  Long-term debt (2) ..................................            94,082             97,890
  Total shareholders' equity ..........................           132,245            126,078
  Average assets ......................................         1,311,842          1,202,579
  Average shareholders' equity ........................           128,392            120,666
  Average shares outstanding (in thousands)(1)
    Primary ...........................................            13,880             14,116

    Fully diluted .....................................            13,880             14,116

PROFITABILITY AND CAPITAL RATIOS
  Return on average assets.............................              1.31%              1.74%
  Return on average common equity......................             13.36              17.31
  Net interest income/average earning .................              5.67               6.04
     assets
  Loans/deposits.......................................            100.02              95.12
  Common and preferred dividend
     payout ratio .....................................             48.39              13.51
  Equity/assets (period end) ..........................              9.56               9.77
  Average shareholders' equity/
     average total assets .............................              9.79              10.03
  Capital ratio .......................................              8.02               7.60
  Tier 1 capital/risk-weighted assets .................             15.21              13.97
  Total capital/risk-weighted assets ..................             16.45              15.10

ASSET QUALITY RATIOS (3)
  Allowance/period-end loans ..........................              1.12               1.01
  Nonperforming loans/total loans .....................              2.32               2.58
  Allowance/nonperforming loans .......................             48.15              39.14
  Nonperforming assets/loans and
     foreclosed properties ............................              3.51               3.61
  Provision/average loans .............................              0.35               0.16
  Net charge-offs/average loans .......................              0.24               0.17



                                                                                        Years Ended June 30,
                                                 ----------------------------------------------------------------------------------
                                                     1996              1995               1994              1993           1992
                                                 -------------     -------------     -------------     -------------    -----------
                                                                      (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
  Net interest income .........................  $      65,094     $      62,708     $      60,748     $      56,884    $    49,434
  Provision for losses on loans ...............          1,633               418               688             1,573          4,681
  Investment securities gains (losses) ........            244             1,707              (129)            4,931          1,316
  Other noninterest income ....................         37,372            33,539            24,160            13,740         17,875
  Noninterest expense .........................         68,026            66,310            58,527            48,566         43,978
                                                 -------------     -------------     -------------     -------------    -----------
  Earnings before income taxes,
    extraordinary items, and
    accounting changes ........................         33,051            31,226            25,564            25,416         19,966
  Applicable income taxes .....................         11,942            12,201             9,930             9,415         10,158
                                                 -------------     -------------     -------------     -------------    -----------
  Earnings before extraordinary items
    and accounting changes ....................         21,109            19,025            15,634            16,001          9,808
  Accounting changes, net of taxes ............           --                --               3,868              --             --
                                                 -------------     -------------     -------------     -------------    -----------
  Net earnings ................................  $      21,109     $      19,025     $      19,502     $      16,001    $     9,808
                                                 =============     =============     =============     =============    ===========

PER COMMON SHARE DATA (1)
  Primary
    Earnings before accounting changes ........  $        1.50     $        1.33     $        1.10     $        1.15    $      0.72
    Net earnings ..............................           1.50              1.33              1.37              1.15           0.72
  Fully diluted
    Earnings before accounting changes ........           1.50              1.33              1.10              1.15           0.72
    Net earnings ..............................           1.50              1.33              1.37              1.15           0.72
  Cash dividends ..............................           0.25              0.18              0.08              0.04           0.04
  Book value ..................................           9.18              8.20              6.85              5.61           4.49

BALANCE SHEET DATA (AT PERIOD END)
  Total assets ................................  $   1,308,658     $   1,159,423     $   1,115,169     $   1,046,099    $   927,510
  Loans, net of unearned income ...............        873,214           807,799           724,738           744,332        750,296
  Allowance for losses on loans ...............          9,452             9,213             9,781             9,661          8,496
  Investment securities .......................        240,762           164,912           204,763           123,987         86,010
  Deposits ....................................        922,370           917,718           972,644           926,918        834,896
  Short-term borrowings .......................        125,000           100,000              --                --            6,000
  Long-term debt (2)
     Subsidiary bank ..........................         96,961              --                 571               498            434
  Total shareholders' equity ..................        125,819           115,319            96,238            78,771         62,729
  Average assets ..............................      1,225,641         1,146,950         1,063,179           970,237        949,859
  Average shareholders' equity ................        121,762           104,082            89,148            70,518         56,594
  Average shares outstanding (in thousands)(1)
    Primary ...................................         14,099            14,261            14,261            14,004         13,749
    Fully diluted .............................         14,099            14,261            14,261            14,004         13,749

PROFITABILITY AND CAPITAL RATIOS
 Return on average assets .....................           1.72%             1.66%             1.83%             1.65%          1.03%
 Return on average common equity ..............          17.34             18.28             21.88             22.69          17.33
 Net interest income/average earning ..........           6.02              6.21              6.47              6.53           5.71
    assets
 Loans/deposits ...............................          94.67             88.02             74.51             80.30          89.87
 Common and preferred dividend
    payout ratio ..............................          16.67             13.86              6.20              3.41           4.96
 Equity/assets (period end) ...................           9.61              9.95              8.63              7.53           6.76
 Average shareholders' equity/
    average total assets ......................           9.93              9.07              8.39              7.27           5.96
 Capital ratio ................................           7.78              7.55              6.08              6.20           5.86
 Tier 1 capital/risk-weighted assets ..........          14.73             14.12             11.89             11.10          10.58
 Total capital/risk-weighted assets ...........          15.98             16.01             13.90             13.08          12.78

ASSET QUALITY RATIOS (3)
 Allowance/period-end loans ...................           1.08              1.14              1.35              1.30           1.13
 Nonperforming loans/total loans ..............           2.60              2.71              2.97              1.27           1.15
 Allowance/nonperforming loans ................          41.59             42.07             45.46            102.45          98.28
 Nonperforming assets/loans and
    foreclosed properties .....................           3.73              3.49              3.63              2.44           2.62
 Provision/average loans ......................           0.19              0.05              0.09              0.22           0.64
 Net charge-offs/average loans ................           0.16              0.13              0.08              0.06           0.21

----------------------------

(1) Shares and per share amounts have been retroactively restated for stock splits and dividends.

(2) Long-term debt includes Federal Home Loan Bank advances and subordinate debentures with maturities greater than one year.

(3) Non-performing assets consist of non-accruing loans, troubled debt restructurings and foreclosed real estate. Non-performing assets do not include accruing loans that are in a delinquent status.

                      SPECIAL MEETING OF MAGNA STOCKHOLDERS

DATE, PLACE, TIME, AND PURPOSE


         This Proxy Statement is being furnished to the holders of Magna Common Stock in connection with the solicitation by the Magna Board of Directors of proxies for use at the Special Meeting, and at any and all adjournments or postponements thereof, at which Magna stockholders will be asked to vote upon a proposal to adopt the Agreement and the Plan of Merger. The Special Meeting will be held at the corporate offices of Magna in the Forrest Tower, Second Floor, 215 Forrest Street, Hattiesburg, Mississippi, at 1:30 p.m., local time, on August 20, 1997. See "DESCRIPTION OF TRANSACTION."


RECORD DATE, VOTING RIGHTS, REQUIRED VOTE AND REVOCABILITY OF PROXIES


         The close of business on July 11, 1997, has been fixed as the Magna Record Date for determining holders of outstanding shares of Magna Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of Magna Common Stock of record on the books of Magna at the close of business on the Magna Record Date are entitled to notice of and to vote at the Special Meeting. As of the Magna Record Date, there were 13,754,266 shares of Magna Common Stock issued and outstanding held by approximately 1,252 holders of record.


         Holders of Magna Common Stock are entitled to one vote on each matter considered and voted upon at the Special Meeting for each share of Magna Common Stock held of record as of the Magna Record Date. To hold a vote on any proposal, a quorum must be assembled, which requires that at least one-third of the shares of Magna Common Stock issued and outstanding and entitled to vote be present in person or represented by proxy. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal receiving the most such votes, will be counted. Adoption of the Agreement and the Plan of Merger requires an affirmative vote of the holders of at least a majority of the issued and outstanding shares of Magna Common Stock entitled to be voted at the Special Meeting. Consequently, with respect to the proposal to adopt the Agreement and the Plan of Merger, abstentions and broker non-votes will be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of votes for adoption. Thus, an abstention or a broker non-vote will have the same effect as a vote "against" such proposal.

         Shares of Magna Common Stock represented by properly executed proxies, if such proxies are received in time for exercise and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXY HOLDER WILL VOTE ANY PROXIES VOTED "AGAINST" ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER "FOR" A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

         FAILURE BOTH TO RETURN THE PROXY CARD AND TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE CAST AGAINST THE AGREEMENT AND THE PLAN OF MERGER.


         A Magna stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of Magna, (ii) properly submitting to Magna a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Magna Bancorp, Inc., 100 West Front Street, Hattiesburg, Mississippi 39401; Attention:
H.A. Moore III, Corporate Secretary.

         The directors and executive officers of Magna and their affiliates beneficially owned, as of the Magna Record Date, 3,554,663 shares (excluding shares underlying Magna Options), or approximately 25.8% of the then issued and outstanding shares of Magna Common Stock.


SOLICITATION OF PROXIES


         Proxies may be solicited by the directors, officers, and employees of Magna by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. Magna may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Magna Common Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the Special Meeting, and expenses related to the printing and mailing of this Proxy Statement, will be shared by UPC and Magna as provided in the Agreement. Magna has retained Regan & Associates, Inc. to assist in the solicitation of proxies, for a fee estimated to be approximately $4,000 plus reasonable out-of-pocket expenses. See "DESCRIPTION OF TRANSACTION -- Expenses and Fees."


RECOMMENDATION


         THE BOARD OF DIRECTORS OF MAGNA HAS UNANIMOUSLY APPROVED THE AGREEMENT, THE PLAN OF MERGER, AND THE MERGER CONTEMPLATED THEREBY, BELIEVES THAT THE PROPOSAL TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER, INCLUDING THE MERGER CONTEMPLATED THEREBY, IS IN THE BEST INTERESTS OF MAGNA AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE MAGNA STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER.

                           DESCRIPTION OF TRANSACTION

         The following information describes material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan of Merger, which are attached as Appendices A and B, respectively, to this Proxy Statement and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

         The Agreement provides for the acquisition of Magna by UPC pursuant to the merger of Magna with UPC Merger Subsidiary, a newly-formed, wholly-owned, first-tier subsidiary of UPC, with the effect that Magna will be the surviving corporation resulting from the Merger. At the Effective Time, each share of Magna Common Stock then issued and outstanding (excluding shares held by Magna, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into 0.5165 of a share of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio").

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any Magna stockholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by UPC) on the last trading day preceding the Effective Time.


         As of the Magna Record Date, Magna had 13,754,266 shares of Magna Common Stock issued and outstanding and 130,791 additional shares of Magna Common Stock subject to Magna Options. Based upon an Exchange Ratio of 0.5165, upon consummation of the Merger, UPC would issue approximately 7,104,078 shares of UPC Common Stock, excluding shares subject to assumed Magna Options. Accordingly, UPC would then have issued and outstanding approximately 74,054,595 shares of UPC Common Stock based on the number of shares of UPC Common Stock issued and outstanding on May 31, 1997 (and excluding shares to be issued pursuant to Other Pending Acquisitions and shares to be issued pursuant to the exercise of stock options and for other purposes).


POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

         Under certain circumstances, the Exchange Ratio could be adjusted pursuant to certain provisions in the Agreement; under no circumstances would the Exchange Ratio be less than 0.5165 of a share of UPC Common Stock for each share of Magna Common Stock. An adjustment could occur only if Magna's Board of Directors elects by majority vote to terminate the Agreement pursuant to the provisions of the Agreement described below, and if UPC then elects to avoid termination of the Agreement by adjusting the Exchange Ratio.

         Magna is not obligated to consummate the Merger with UPC if both:


     (a) the average of the daily last sales prices (the "Average Closing Price") of UPC Common Stock (as reported on the NYSE Composite Transactions List) for the 20 consecutive full trading days ending on the later of the date on which the Special Meeting is held and the date on which the last required consent of the Federal Reserve is received (the "Determination Date") is less than $36.50, which represents a 20% decline from $45.625 (the "Starting Price"), the price per share of UPC Common Stock on May 14, 1997, the fourth full trading day after the announcement by press release of the Merger (the "Starting Date");


     and


     (b) (i) the number (the "UPC Ratio") obtained by dividing the Average Closing Price by $45.625, the Starting Price, is less than (ii) the number (the "Index Ratio") obtained by dividing the weighted average of the closing prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement (the "Index

          Price") on the Determination Date by the Index Price on May 14, 1997, the Starting Date, less 15%.


         In such case, Magna has the right to terminate the Agreement during the ten-day period commencing two days after the Determination Date by giving UPC prompt notice of that decision. Magna may withdraw its termination notice at any time during that ten-day period. During the five-day period after receipt of such notice, UPC has the option to increase the consideration payable to Magna stockholders by adjusting the Exchange Ratio in the manner described below. UPC IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO. If UPC elects to adjust the Exchange Ratio, it must give Magna prompt notice of that election and of the adjusted Exchange Ratio, in which case no termination shall have occurred pursuant to such right of termination.


         These conditions reflect the parties' agreement that Magna's stockholders will assume the risk of a decline in the value of UPC Common Stock to $36.50. Any adjustment of the Exchange Ratio that would occur if the price of UPC Common Stock declines to below $36.50 per share would be dependent on whether the price of UPC Common Stock lags behind the weighted average price of a market basket of comparable bank holding company common stocks (the Index Group referenced above) by more than 15%.



         If the Average Closing Price is less than $36.50 per share and the UPC Ratio is less than the Index Ratio, the Board of Directors of Magna would likely elect to terminate the Agreement so as to require UPC to consider increasing the Exchange Ratio. UPC would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors UPC will consider include the projected effect of the Merger on UPC's pro forma earnings per share and whether UPC's assessment of Magna's earning potential as part of UPC justifies the issuance of an increased number of UPC's shares. If UPC declines to adjust the Exchange Ratio, Magna may elect to proceed without the adjustment by withdrawing its election to terminate, provided it does so within 12 days of the Determination Date. In making such determination, the Board of Directors of Magna will consider whether the Merger remains in the best interest of Magna and its stockholders, despite a decline in UPC's stock price, and whether the consideration to be received by the holders of Magna Common Stock remains fair from a financial point of view.



         The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is 0.5165, the Starting Price of UPC Common Stock is $45.625, and the Index Price as of the Starting Date is $100.)



     (1) The first scenario occurs if the Average Closing Price is not less than $36.50. Under this scenario, regardless of any comparison between the UPC Ratio and the Index Ratio, there would be no adjustment to the Exchange Ratio, even though the value of the consideration to be received by Magna stockholders could have fallen from a pro forma $23.56 per share, as of the Starting Date, to $18.85 per share, as of the Determination Date.



     (2) The second scenario occurs if the Average Closing Price is less than $36.50, but does not represent a decline from the Starting Price of significantly more (i.e., by more than 15%) than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no adjustment to the Exchange Ratio, even though the value of the consideration to be received by Magna stockholders would have fallen from a pro forma $23.56 per share, as of the Starting Date, to an amount based on the then lower price per share of UPC Common Stock, as of the Determination Date.



     (3) The third scenario occurs if the Average Closing Price is below $36.50 and the UPC Ratio is below the Index Ratio. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the Magna stockholders receive for each share of Magna Common Stock held shares of UPC Common Stock having a value (based upon the Average Closing Price) that corresponds to the lesser of $18.85 or a 15% decline from the stock price performance reflected by the Index Group, whichever is less.



           For example, if the Average Closing Price were $35.00, and the Index Price, as of the Determination Date, were $95.00, the UPC Ratio (.77) would be below the Index Ratio (.80, or .95 minus .15), Magna could terminate the Agreement unless UPC elected within five days to increase the Exchange

           Ratio to equal .537, which represents the lesser of (a) .539 [the result of dividing $18.85 (the product of $36.50 and the 0.5165 Exchange Ratio) by the Average Closing Price ($35.00), rounded to the nearest thousandth] and (b) .537 [the result of dividing the Index Ratio (.80) times 0.5165 by the UPC Ratio (.77), rounded to the nearest thousandth]. Based upon the assumed $35.00 Average Closing Price, the new Exchange Ratio would represent a value to the Magna stockholders of $18.79 per share.



           If the Average Closing Price were $35.00, and the Index Price, as of the Determination Date, were $100, the UPC Ratio (.77) would be below the Index Ratio (.85, or 1.00 minus .15), Magna could terminate the Agreement unless UPC elected within five days to increase the Exchange Ratio to equal .539, which represents the lesser of (a) .539 [the result of dividing $18.85 (the product of $36.50 and the 0.5165 Exchange Ratio) by the Average Closing Price ($35.00), rounded to the nearest thousandth] and (b) .570 [the result of dividing the Index Ratio (.85) times 0.5165 by the UPC Ratio (.77), rounded to the nearest thousandth]. Based upon the assumed $35.00 Average Closing Price, the new Exchange Ratio would represent a value to the Magna stockholders of $18.90 per share.


         The actual market value of a share of UPC Common Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Magna Common Stock may be more or less than the Average Closing Price. Magna stockholders are urged to obtain current market quotations for UPC Common Stock. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

EFFECT OF THE MERGER ON MAGNA OPTIONS

         At the Effective Time, each Magna Option granted by Magna under the Magna Stock Plans, as that term is defined in the Agreement, which are outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to UPC Common Stock, and UPC will assume each Magna Option, in accordance with the terms of the Magna Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee will be substituted for Magna and the Committee of Magna's Board of Directors (including, if applicable, the entire Board of Directors of Magna or other independent committee) administering such Magna Stock Plan, (ii) each Magna Option assumed by UPC may be exercised solely for or converted into shares of UPC Common Stock, (iii) the number of shares of UPC Common Stock subject to such Magna Option (if applicable) will be equal to the number of shares of Magna Common Stock subject to such Magna Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Magna Option will be adjusted by dividing the per share exercise price under each such Magna Option by the Exchange Ratio and rounding up to the nearest cent.

         In approving the Agreement, Magna and the Committee appointed by the Board of Directors of Magna in accordance with paragraph 3 of the Magna Bancorp, Inc. 1990 Stock Option and Incentive Plan has agreed not to permit the holders of options outstanding under such plan to receive cash upon the Merger in an amount equal to the excess of the "Market Value" of the Magna Common Stock subject to such option over the "Exercise Price" of the shares subject to such option in accordance with Section 11 of the Magna Bancorp, Inc. 1990 Stock Option and Incentive Plan.

BACKGROUND OF AND REASONS FOR THE MERGER

         BACKGROUND OF THE MERGER. In the Summer of 1990, the officers and directors of Magnolia Federal became aware that assets and deposits of thrift institutions in Magnolia Federal's market area that had been taken over by the Resolution Trust Corporation ("RTC") would be liquidated at attractive prices. In order for Magnolia Federal to acquire these assets and deposits, additional capital would be required to support the resulting growth. Management of Magnolia Federal determined that a conversion from the mutual form of organization to the stock form was the only source of the necessary capital. The Board of Directors authorized the conversion in August 1990 and the conversion, including the sale of $11.2 million of Magna Common Stock, was completed in March 1991. Magna was organized as the holding company for Magnolia Federal in connection with the conversion.

During the period from 1991 through 1995, Magnolia Federal employed the additional capital generated by the conversion to, among other things, acquire and consolidate RTC assets and deposits.

         In January 1996, a number of concerns prompted management to review its strategic alternatives. The acquisition market in 1996 was attractive but the future of Magna was uncertain. The market value of the Magna Common Stock reflected a high level of profitability resulting from an unusually wide interest rate spread generated in part from the acquisitions of high-yielding loans from the RTC. Management recognized that future increases in the value of the Magna Common Stock would depend on continued growth and profitability. In the current competitive environment for loans and deposits, Magnolia Federal's financial condition and results of operations would tend to move towards national averages, resulting in asset growth without significant increases in profit or in the value of the Magna Common Stock. Additionally, the Magna Common Stock had limited liquidity and a sale of a substantial amount of the stock by any major stockholder could result in a decline in market price. Magnolia Federal had achieved a technological advantage over its local competitors in the early 1980s with an on-line data processing system, but this advantage no longer existed and a major expenditure would have been required for new systems to enable Magnolia Federal to compete effectively with products and services available in the current environment. The huge expenditure for new systems also represented an enormous operational risk. Mortgage loan delivery systems are experiencing substantial change and the non-conforming home loan market has become more competitive in recent years. Management recognized the necessity of a larger distribution system to expand its existing non-conforming home loan portfolio. In addition, it is possible that Congress will abolish the thrift charter and thrifts will be merged into the commercial banking industry. Management was concerned that regulators will require converted thrifts to become more like commercial banks in their operations, with more emphasis on commercial checking accounts and commercial loans and less long-term mortgage lending. Offering these additional commercial bank products would require specialization and expertise which current management does not possess and would necessitate a major change in data systems, personnel and policies at substantial risk.

         In view of the uncertainties, management began the process of collecting data and preparing a self-analysis to be considered by the Magna Board of Directors. This analysis was completed in May 1996 and the Magna Board of Directors instructed management to provide the preliminary data to four investment banking companies for the purpose of selecting an advisor. The Board of Directors also instructed management to engage the firm of Silver, Freedman & Taff, L.L.P. ("SFT") as special counsel. The Board of Directors met with the four prospective investment banker groups between July 23 and July 26, 1996 and, on August 5, 1996, selected Montgomery as the investment banker to assist Magna in evaluating its strategic alternatives. During late August and early September 1996, Montgomery contacted a number of financial institutions to determine their level of interest in a possible acquisition of Magna. Nineteen institutions signed confidentiality agreements and received certain public and non-public financial and operating data regarding Magna (the "Confidential Memorandum"). Five institutions requested meetings in person with Magna management.

         In June 1996, UPC had made an initial contact by a telephone call from Chairman Benjamin W. Rawlins, Jr. to Magna Chairman Robert S. Duncan suggesting an informal discussion. The initial meeting was delayed until the investment banker selection process was completed. Montgomery followed up with an invitation to send UPC the Confidential Memorandum. Because UPC was engaged in the merger and consolidation of Leader Federal, the parties did not engage in formal discussions until a meeting was held at UPC's offices in Memphis, Tennessee on September 10, 1996. Attendees at this meeting included Mr. Duncan and Lou Ann Poynter of Magna; Mr. Rawlins, Jackson W. Moore and John W. Parker of UPC; and representatives of Montgomery. A second meeting of this group was held in the offices of Magna in Hattiesburg, Mississippi on November 12, 1996. At this meeting, a preliminary price of $20.25 was discussed, but on the following day, the Magna Board of Directors elected to discontinue the consideration of a sale at that time.

         Mr. Duncan received a telephone call from Mr. Rawlins on January 2, 1997 suggesting a meeting between the managing officers of the companies in New Orleans, Louisiana on January 21, 1997. Additional negotiations ensued and a further meeting was held in Memphis among Messrs. Rawlins, Moore and Duncan and Ms. Poynter on February 17, 1997. At this meeting, it was agreed that the parties would proceed with negotiations and due diligence. On-site due diligence was performed by UPC during the two-week period ended March 21, 1997 and Magna performed its on-site due diligence of UPC between March 19 and March 23, 1997. The investment bankers for the parties continued to negotiate the financial terms of the transaction. On April 23, 1997, an additional meeting was held at UPC's offices in Memphis among Messrs. Rawlins, Moore and Duncan and Ms. Poynter and representatives of Montgomery and The Robinson-Humphrey Company, Inc., UPC's investment bankers. This meeting included a general discussion of merger issues and a final agreement of the proposed exchange ratio.

         During the following ten days, counsel for Magna and UPC completed a preliminary draft of the proposed definitive agreement. A meeting of the Magna Board of Directors was held in Washington, D.C. in the offices of SFT on May 2, 1997 to consider the proposed merger terms. This meeting included the Magna Board of Directors and representatives of SFT and Montgomery. There was a general discussion of the proposed transaction and a review of the draft definitive agreement. Montgomery presented a financial analysis of the transaction and the opinion that the transaction was fair. The meeting was adjourned to permit the Board of Directors ample time to review and consider the proposal and was reconvened by telephone at 4:00 p.m. on May 8, 1997. At this meeting, the Board of Directors approved the Agreement, the Plan of Merger and the transactions contemplated thereby.

         MAGNA'S REASONS FOR THE MERGER. The terms of the Agreement, including the consideration to be paid to Magna stockholders, were the result of arm's length negotiations between the representatives of UPC and Magna. Among the factors considered by the Board of Directors of Magna in deciding to approve and recommend the Agreement, the Plan of Merger and the transactions contemplated thereby were:

                      (a) the consideration to be paid to Magna stockholders in relation to the market value, book value, earnings per share and dividend rates of Magna Common Stock and UPC Common Stock;

                      (b) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of Magna and UPC;

                      (c) the short-term and long-term impact the Merger will have on the UPC consolidated results of operations, including anticipated cost savings resulting from consolidations in certain areas;

                      (d) the general structure of the transaction;

                      (e) the compatibility of management and business philosophy;

                      (f) the likelihood of receiving the requisite regulatory approvals in a timely manner;

                      (g) the general tax-free nature of the Merger to stockholders of Magna;

                      (h) the ability of the combined enterprise to compete in relevant banking and non-banking markets;

                      (i) industry and economic conditions, including trends in the consolidation of the financial services industry;

                      (j) the impact of the Merger on the depositors, employees, customers of and communities served by Magna through expanded consumer lending and retail banking products and services; and

                      (k) the opinion of Magna's financial advisor as to the fairness, from a financial point of view, of the consideration to be paid to Magna stockholders.

         In adopting the Agreement, the Plan of Merger and the transactions contemplated thereby, Magna's Board of Directors was aware that (i) the Agreement contains certain provisions prohibiting Magna from soliciting other offers to acquire Magna (see " -- Conduct of Business Pending the Merger") and
(ii) UPC would be able to exercise its rights under the Option Agreement in certain circumstances generally relating to the failure of Magna to consummate the Merger because of another offer for Magna or a material change or a potential material change in the ownership of Magna (see "-- Option Agreement"). However, the Magna Board of Directors was also aware that such terms were specifically bargained for and insisted upon by UPC as inducements to enter into the Agreement, and that the obligations of the Magna Board of Directors under the Agreement to recommend that Magna stockholders adopt the Agreement, the Plan of Merger and the transactions contemplated thereby and to use its reasonable efforts to obtain such adoption were explicitly made subject to the fiduciary duties of the Magna Board of Directors as advised by counsel to Magna. Accordingly, the Agreement expressly permits the Magna Board of Directors, in the exercise of its fiduciary duties, to withdraw or change its recommendation of the Agreement, the Plan of the Merger and the transactions contemplated thereby and to suspend or terminate its efforts to obtain stockholder adoption of the Agreement, the Plan of Merger and the transactions contemplated at the Special Meeting (in such circumstances, however, UPC may still be able to exercise its rights under the Option Agreement).

         The Board of Directors of Magna also considered that under the Agreement it would have the right to terminate the Agreement in the event of a significant decline in the price of UPC Common Stock prior to consummation of the Merger unless UPC then elected to increase the Exchange Ratio as specified in the Agreement. See "-- Possible Adjustment of Exchange Ratio," "-- Interests of Certain Persons in the Merger," "-- Certain Federal Income Tax Consequences," and "-- Option Agreement."

         The foregoing discussion of the information and factors considered by Magna's Board of Directors is not intended to be exhaustive but includes all material factors considered by Magna's Board of Directors. In reaching its determination to approve the Merger, Magna's Board of Directors did not assign any relative or specific weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated thereby, and considering, among other things, the matters discussed above and the opinion of Montgomery referred to above, Magna's Board of Directors unanimously approved the Agreement, the Plan of Merger and the transactions contemplated thereby, including the Option Agreement, as being in the best interests of Magna and its stockholders.

         MAGNA'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MAGNA STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

         UPC'S REASONS FOR THE MERGER. In adopting the Agreement, the Plan of Merger, and the Merger, the UPC Board of Directors considered a number of additional factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the UPC Board of Directors considered the following additional material factors:

         (a)   a review, based in part on a presentation by UPC's management, of
(i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Magna on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area,
(ii) the demographic, economic, and financial characteristics of the markets in which Magna operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of UPC's due diligence review of Magna; and

         (b) a variety of factors affecting and relating to the overall strategic focus of UPC, including UPC's desire to expand into markets in the general vicinity of its core markets.

         The Executive Committee of the Board of Directors of UPC determined that the Merger was in the best interests of UPC and its stockholders and approved the Agreement on April 17, 1997. The Agreement, the Plan of Merger, and the transactions contemplated thereby were subsequently ratified and approved by the Board of Directors of UPC on April 17, 1997.

OPINION OF MAGNA'S FINANCIAL ADVISOR

         GENERAL. Pursuant to an engagement letter dated August 5, 1996 (the "Engagement Letter"), Magna engaged Montgomery to identify opportunities for maximizing stockholder value, including, among other things, a strategic alliance with another entity. As part of its engagement, Montgomery provided a full range of advisory services, including assisting Magna in the preparation of a the Confidential Memorandum, contacting potentially interested buyers and the development of a "bidding" process. Montgomery also agreed to render to Magna's Board of Directors an opinion with respect to the fairness of the consideration to be received by holders of Magna Common Stock, from a financial point of view, in a potential sale of Magna. Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. Magna selected Montgomery to render the opinion on the basis of its experience and expertise in forming "strategic alliances" and its reputation in the banking and investment communities.

         At a meeting of Magna's Board of Directors on May 2, 1997, Montgomery delivered its oral opinion that the Exchange Ratio was fair to the holders of Magna Common Stock, from a financial point of view, as of the date of such opinion. Montgomery's oral opinion was subsequently confirmed in writing as of such date.

         THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO MAGNA'S BOARD OF DIRECTORS, DATED MAY 2, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW BY MONTGOMERY, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. IN FURNISHING SUCH OPINION, MONTGOMERY DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT IS PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT. MONTGOMERY'S OPINION IS DIRECTED TO MAGNA'S BOARD OF DIRECTORS, COVERS ONLY THE FAIRNESS OF THE EXCHANGE RATIO, FROM A FINANCIAL POINT OF VIEW, AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF MAGNA COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MAGNA SPECIAL MEETING.

         In connection with its May 2, 1997 opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to Magna and UPC, including the audited consolidated financial statements of Magna for the fiscal years ended June 30, 1995 and 1996 and unaudited consolidated financial statements of Magna for the nine months ended March 31, 1997, the audited consolidated financial statements of UPC for the fiscal years ended December 31, 1994, 1995 and 1996 and unaudited consolidated financial statements of UPC for the three months ended March 31, 1997 and certain other relevant financial and operating data relating to Magna and UPC made available to Montgomery from published sources and, in the case of Magna, from the internal records of Magna; (ii) reviewed a draft of the Agreement;
(iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Magna Common Stock and UPC Common Stock; (iv) compared both Magna and UPC, from a financial point of view, with certain other companies in the bank and thrift industry which Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the thrift industry which Montgomery deemed to be comparable, in whole or in part, to the Merger;
(vi) reviewed and discussed with representatives of the management of Magna certain information of a business and financial nature regarding Magna furnished to Montgomery by Magna including financial forecasts and related assumptions of Magna; (vii) reviewed certain third-party analysts' estimates regarding UPC;
(viii) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with Magna's counsel; and (ix) performed such other analyses and examinations as Montgomery deemed appropriate.

         In connection with Montgomery's review, Montgomery did not assume any obligation independently to verify the foregoing information and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Magna provided to Montgomery by Magna's management, upon management's advice and with Magna's consent, Montgomery assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgment of Magna's management at the time of preparation as to the future financial performance of Magna and that they provided a reasonable basis upon which Montgomery could form its opinion. Montgomery also assumed estimates from First Call as to the future financial performance of UPC provided a reasonable basis upon which Montgomery could form its opinion. Montgomery assumed that there were no material changes in Magna's or UPC's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Montgomery. Montgomery relied on independent accountants of Magna as to all financial matters with respect to Magna, the Merger and the Merger Agreement. Montgomery assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Montgomery is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with Magna's consent, that such allowances for each of Magna and UPC were in the aggregate adequate to cover such losses. In addition, Montgomery did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Magna or UPC, nor was Montgomery furnished with any such appraisals. Magna informed Montgomery, and Montgomery assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Finally, Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery as of the date of the opinion. Accordingly, although subsequent developments may affect the opinion, Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

         Set forth below is a brief summary of the report presented by Montgomery to Magna's Board of Directors on May 2, 1997 in connection with its opinion. For purposes of the report, Montgomery assumed 13.880 million fully diluted shares of Magna Common Stock outstanding, 7.2 million shares to be issued by UPC in the Merger for 100% of the shares outstanding and Magna balance sheet figures as of March 31, 1997.

         ANALYSIS OF SELECTED MERGER TRANSACTIONS. Montgomery reviewed the consideration paid in selected categories of thrift transactions. Specifically, Montgomery reviewed thrift transactions from January 1, 1992 to April 30, 1997 involving (i) mergers in the Southeast region (includes: Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) with assets greater than $750 million and (ii) national mergers where the seller's last 12 months' return on average assets equaled or exceeded 1.0% and where transaction value exceeded $100 million. For each transaction, Montgomery analyzed data illustrating, among other things, purchase price to book value, purchase price to tangible book value, purchase price to deposits, the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits, and purchase price to last 12 months' ("LTM") earnings.

A summary of the median multiples in the analysis is as follows:


                                                                     Price to                  Premium to    Price to     Number of
                                                       Price to      Tangible     Price to        Core         LTM      Transactions
            Transaction Categories                    Book Value    Book Value    Deposits      Deposits     Earnings     Examined
-------------------------------------------------     ----------    ----------    --------     ----------    --------   ------------
         Mergers in the Southeast region
         with assets greater than $750
         million ................................        1.42x        1.64x        14.86%        6.39%        15.05x        29

         National sellers with a ROA greater
         than 1.0% and with transaction
         value greater than $100 million ........        1.62x        1.69x        19.86%        9.55%        14.09x        35


A summary of the results of Montgomery's analysis concerning the Merger is as follows:


                                                                     Price to                  Premium to    Price to
                                                       Price to      Tangible     Price to        Core         LTM
                                                      Book Value    Book Value    Deposits      Deposits     Earnings
                                                      ----------    ----------    --------     ----------    --------

   Magna/UPC..........................                   2.40x        2.50x        35.09%        22.24%       15.06x



         Montgomery used a group of 22 national thrift acquisitions announced since January 1, 1992 with purchase prices of greater than $200 million and less than $400 million where pricing information was available to analyze premiums paid compared to the seller stock price at various times prior to the announcement of the acquisition. These figures produced: (i) a median premium to the seller's stock price one month prior to announcement of 29.3%; (ii) a median premium to the seller's stock price six days prior to announcement of 21.7%; and
(iii) a median premium to the seller's stock price the day prior to announcement of 17.8%. In comparison, UPC's offer of $23.05, based on an Exchange Ratio of
0.5165 and a stock price of $44.63 per share, exceeded Magna's stock price one month prior to the announcement by 26.3%, Magna's stock price six days prior to the announcement by 33.6% and Magna's stock price one day prior to the announcement by 31.7%.

         PRESENT VALUE ANALYSIS. In performing the present value analysis, Montgomery estimated the future earnings per share and dividend payments of Magna over a five-year period. The estimated earnings per share in the year 2001 was multiplied by an estimated price to earnings multiple ranging from 11.0x to 15.0x. This product was then added to the cumulative estimated dividends and the sum of these two numbers was discounted to the present using a discount rate of 15%. This analysis indicated that the present value of Magna's future stock price plus dividends ranged from $16.90 to $22.24 per share, as compared to UPC's offer of $23.05 per share.

         CONTRIBUTION ANALYSIS. Montgomery analyzed the contribution of each of Magna and UPC to, among other things, total equity, assets, deposits and core deposits of the pro forma combined companies for the period ending March 31, 1997 and projected net income for the calendar year ending December 31, 1997. This analysis showed, among other things, that based on pro forma combined balance sheets for Magna and UPC at March 31, 1997, Magna would have contributed 8.7% of the total equity, 8.5% of the total assets, 7.4% of the total deposits and 7.6% of the total core deposits. The pro forma projected income statement for the period ending December 31, 1997 showed that Magna would contribute 9.0% of the net income. Based on an Exchange Ratio of 0.5165 of UPC Common Stock for each share of Magna Common Stock, holders of Magna Common Stock would own approximately 9.6% of the combined companies based on common shares outstanding at March 31, 1997.

         DILUTION ANALYSIS. Using earnings estimates and projected growth rates for Magna provided by Magna's management and First Call and for UPC from First Call, Montgomery compared estimated reported EPS ("Reported EPS") of UPC Common Stock on a stand-alone basis to the Reported EPS of the UPC Common Stock for the pro forma combined company for the calendar years 1997, 1998, 1999, 2000 and 2001. Montgomery noted that, based upon the First Call estimates after giving effect to management's pre-tax cost savings estimates and certain assumptions as to, among other things, the Merger consideration, the Merger would be accretive to UPC's Reported EPS for the years ending December 31, 1997 through December 31, 2001. These estimates were used for purposes of this analysis only and are not necessarily indicative of expected results or plans of Magna or the combined transaction.

         COMPARABLE COMPANY ANALYSIS. Using public and other available information, Montgomery compared certain financial ratios of Magna and UPC, including the ratio of net income to average total assets ("return on average assets"), the ratio of net income to average total equity ("return on average equity"), the ratio of equity to assets, the ratio of noninterest expense to revenue ("efficiency"), net interest margin and numerous other credit ratios for the three years ended December 31, 1996 and the three months ended March 31, 1997 for UPC. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

         DIVIDEND PICKUP ANALYSIS. In performing the dividend pickup analysis, Montgomery analyzed the Exchange Ratio of 0.5165 of UPC Common Stock for each share of Magna Common Stock based on Magna's and UPC's stock prices as of April 30, 1997 and applied it to UPC's current dividend per share of $1.50. This analysis showed, among other things, that holders of Magna Common Stock would receive a dividend of $0.77 per share or a 29.1% increase from Magna's current dividend of $0.60 per share.

         The summary set forth above does not purport to be a complete description of the presentation by Montgomery to Magna's Board of Directors or of the analyses performed by Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Magna's Board of Directors. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Magna or the combined companies. The fact that any specified analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

         In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Magna or UPC. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the consideration to be received by the holders of Magna Common Stock in the Merger and were provided to Magna's Board of Directors in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts used by Montgomery in certain of its analyses are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

         As described above under "-- Background of and Reasons for the Merger," Montgomery's opinion and presentation to Magna's Board of Directors were among the many factors taken into consideration by Magna's Board of Directors in making its determination to approve the Merger Agreement.

         Pursuant to the Engagement Letter, Magna paid Montgomery a retainer fee of $75,000 upon engagement and a fee of $225,000 upon delivery of its May 2, 1997 fairness opinion. Based on the current transaction value, Montgomery will receive an additional $1,200,000 upon the closing of the Merger. Accordingly, a significant portion of Montgomery's fee is contingent upon the closing of the Merger. Magna has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses, including any fees and disbursements for Montgomery's legal counsel and other experts retained by Montgomery. Magna has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Delaware Certificate of Merger reflecting the Merger becomes effective with the Secretary of State of the State of Delaware. Unless otherwise agreed upon in writing by UPC and Magna, and subject to the terms and conditions of the Agreement, the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority having authority over and approving or exempting the Merger, (ii) the date on which the stockholders of Magna approve the matters relating to this Agreement and the Plan of Merger to the extent such approval is required stockholder by applicable law, and (iii) the date on which all other conditions precedent to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable).

         No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Magna and UPC anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1997. However, delays in the consummation of the Merger could occur.

         The Board of Directors of either Magna or UPC generally may terminate the Agreement if the Merger is not consummated by March 31, 1998, unless the failure to consummate the transactions contemplated by the Agreement on or before such date is caused by any willful breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISSENTERS' RIGHTS

         Pursuant to DGCL Section 262, the holders of Magna Common Stock do not have dissenters' rights with respect to the Merger.

DISTRIBUTION OF UPC STOCK CERTIFICATES

         Promptly after the Effective Time, UPC and Magna will cause Union Planters National Bank, Memphis, Tennessee, acting in its capacity as Exchange Agent, to mail to the former stockholders of Magna a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of Magna Common Stock for certificates representing shares of UPC Common Stock.

         MAGNA STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         Upon surrender to the Exchange Agent of Certificates for Magna Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Magna Common Stock surrendering such items a certificate or certificates representing the number of shares of UPC Common Stock to which such holder is entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of such shares (without interest thereon), if any. UPC will not be obligated to deliver the consideration to which any former holder of Magna Common Stock is entitled as a result of the Merger until the holder surrenders such holder's Certificates representing the shares of Magna Common Stock. Whenever a dividend or other distribution is declared by UPC on UPC Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but no dividend or other distribution payable after the Effective Time with respect to UPC Common Stock will be paid to the holder of any unsurrendered Magna Common Stock Certificate until the holder duly surrenders such Certificate. Upon surrender of such Magna Common Stock Certificate, however, both the UPC Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share represented by such Certificate.

         At the Effective Time, the stock transfer books of Magna will be closed to holders of Magna Common Stock immediately prior to the Effective Time and there will be no transfer of shares of Magna Common Stock on Magna's stock transfer books. If Certificates representing shares of Magna Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of UPC Common Stock and a check for the amount due in lieu of fractional shares and undelivered dividends, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to various conditions, including
(i) receipt of the approval of the stockholders of Magna of the Agreement and the Plan of Merger, and the consummation of the transactions contemplated thereby, including the Merger as and to the extent required by the law or by the provisions of any governing instrument or by the rules of the National Association of Securities Dealers, Inc. ("NASD"), (ii) receipt of certain regulatory approvals required for consummation of the Merger, (iii) receipt of a written opinion of counsel from Alston & Bird LLP as to the tax-free nature of the Merger (except to the extent of cash received), (iv) receipt of approval of the shares of UPC Common Stock issuable pursuant to the Merger for listing on the NYSE, subject to official notice of issuance, (v) the Registration Statement being declared effective under the Securities Act, (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of Magna and UPC as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of Magna and UPC as set forth in the Agreement, (viii) receipt by UPC of a letter from Price Waterhouse LLP, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment; (ix) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Magna or UPC; (x) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the transaction; (xi) receipt by UPC of agreements from each affiliate of Magna, to the extent necessary to assure in the reasonable judgment of UPC that the transactions contemplated will qualify for pooling-of-interests accounting treatment; (xii) Robert S. Duncan and Lou Ann Poynter shall have entered into employment agreements with UPC; and (xiii) satisfaction of certain other conditions, including the receipt of certain legal opinions and various certificates from the officers of Magna and UPC. See "-- Regulatory Approvals" and "-- Waiver, Amendment, and Termination."

         No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before March 31, 1998, the Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either Magna or UPC. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL

         THE MERGER MAY NOT PROCEED IN THE ABSENCE OF RECEIPT OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF SUCH APPROVALS. APPLICATIONS FOR THE APPROVALS DESCRIBED BELOW HAVE BEEN SUBMITTED TO THE APPROPRIATE REGULATORY AUTHORITIES.

         It is a condition to the consummation of the Merger that UPC and Magna shall have received all applicable regulatory approvals to consummate the transactions contemplated by the Agreement, without the imposition of any condition which in the reasonable judgment of the Board of Directors of UPC would so materially adversely impact the financial or economic benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, UPC would not, in its reasonable judgment, have entered into the Agreement. There can be no assurance that such approvals will not contain terms, conditions or requirements which cause such approvals to fail to satisfy such condition to the consummation of the Merger.

         Magna and UPC are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The Merger is subject to the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act. In evaluating the Merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions, the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.


         The Merger also is subject to the approval of the Superintendent of Banks for the State of Alabama and the Insurance Department of the State of Mississippi. In its evaluation, this regulatory authority will take into account considerations similar to those applied by the Federal Reserve.


WAIVER, AMENDMENT, AND TERMINATION

         To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after stockholder adoption of the Agreement and the Plan of Merger has been obtained; provided, that after any such approval by the holders of Magna Common Stock, there shall be made no amendment that modifies in any material respect the consideration to be received by the holders of Magna Common Stock without the further approval of such stockholders. In addition, prior to or at the Effective Time, either Magna or UPC, or both, acting through their respective Boards of Directors, chief executive officers, or other authorized officers may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of Magna or UPC, as the case may be.

         The Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of Magna and UPC; (ii) by the Board of Directors of Magna or UPC (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (c) if the Merger is not consummated by March 31, 1998, provided that the failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate, (d) if (1) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the stockholders of Magna fail to vote their approval of the matters submitted for the approval by such stockholders at the Special Meeting, or (e) if any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied, fulfilled, or waived by the appropriate party by March 31, 1998 (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement); or (iii) by the Board of Directors of Magna pursuant to the relevant provisions of the Agreement described in " -- Possible Adjustment of Exchange Ratio."

         If the Merger is terminated as described above, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive. In addition, termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Option Agreement will be governed by its own terms as to its termination. See "-- Expenses and Fees" and "-- Option Agreement."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Agreement, Magna has agreed that unless the prior written consent of UPC has been obtained, and except as otherwise expressly contemplated in the Agreement, Magna will (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of a condition or restriction of the type referred to in the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for pooling-of-interests account treatment or as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences"), or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

         In addition, Magna has agreed that, except as specifically contemplated by the Agreement or other documents or instruments executed in connection with the Agreement, prior to the earlier of the Effective Time or termination of the Agreement, Magna will not, except with the prior written consent of the chief executive officer, president, or chief financial officer of UPC (which consent shall not be unreasonably withheld), agree or commit to do, or permit any of its subsidiaries to agree or commit to do, any of the following: (i) amend the Charter, Bylaws, or other governing instruments of Magna or any Magna subsidiary (each a "Magna company" and together, the "Magna companies"); (ii) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Magna company to another Magna company) in excess of an aggregate of $250,000 (for the Magna companies on a consolidated basis) except in the ordinary course of business of the Magna subsidiaries consistent with past practices (which shall include, for Magna subsidiaries that are depository institutions, the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of any Magna company of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, advances from the Federal Reserve Board or Federal Home Loan Bank "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Agreement that were previously disclosed to UPC by Magna); (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Magna company, or declare or pay any dividend or make any other distribution in respect of any Magna capital stock, provided that Magna may (to the extent legally and contractually permitted to do so), but will not be obligated to, declare and pay regular quarterly cash dividends on the shares of Magna Common Stock at a rate not in excess of $.15 per share with usual and regular record and payment dates in accordance with past practice previously disclosed and such dates may not be changed without the prior written consent of UPC, provided, that, notwithstanding any other provisions of the Agreement, the parties will cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Magna Common Stock do not become entitled to receive both a dividend in respect of their Magna Common Stock and a dividend in respect of UPC Common Stock or fail to be entitled to receive any dividend; (iv) except pursuant to the Agreement, or pursuant to the exercise of stock options or stock rights outstanding as of the date of the Agreement, or pursuant to the Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Magna Common Stock, or any other capital stock of any Magna company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of any Magna company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Magna Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Magna subsidiary (unless any such shares of stock are sold or otherwise transferred to another Magna company) or any assets having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; (vi) except as previously disclosed by Magna and for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, or Federal Home Loan Bank stock, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly-owned Magna subsidiary, or otherwise acquire direct or indirect control over any person, with certain exceptions; (vii) grant any increase in compensation or benefits to the employees or officers of any Magna company, except in accordance with past practices as previously disclosed to UPC by Magna or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Agreement, and previously disclosed to UPC by Magna; enter into or amend any severance agreements with officers of any Magna company; or grant any material increase in fees or other increases in compensation or other benefits to directors of any Magna company except in accordance with past practices as previously disclosed to UPC by Magna; (viii) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Magna; (ix) enter into or amend any employment contract between any Magna company and any person (unless such amendment is required by law) that the Magna company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (x) except as previously disclosed by Magna, adopt any new employee benefit plan of any Magna company or make any material change in or to any existing employee benefit plans of any Magna company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distribution from such employee benefit plans, except as required by law, the terms of the plans, or consistent with past practices; (xi) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; (xii) commence any litigation other than in accordance with past practice or settle any litigation involving any liability of any Magna company for money damages in excess of $100,000 or restrictions upon the operations of any Magna company; or (xiii) other than in the ordinary course of business consistent with past practice or as otherwise previously disclosed by Magna, enter into, modify, amend or terminate any material contract (excluding any loan contract) or waive, release, compromise or assign any material rights or claims.

         Magna has also agreed that, except with respect to the Agreement, Plan of Merger and the transactions contemplated thereby, no Magna company or any affiliate thereof shall directly or indirectly solicit any acquisition proposal or, except to the extent necessary to comply with the fiduciary duties of Magna's Board of Directors as advised by counsel, furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any acquisition proposal, but Magna may communicate information about such an acquisition proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel.

         The Agreement also provides that from the date of the Agreement until the earlier of the Effective Time or termination of the Agreement, UPC covenants and agrees that it will (i) continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the UPC Common Stock and the business prospects of the UPC or its subsidiaries and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of a condition or restriction of the type referred to in the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code, or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement. See "-- Certain Federal Income Tax Consequences."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Consummation of the Merger will not alter the present management team or Board of Directors of UPC. Information concerning the management of UPC is included in the documents incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE." For additional information regarding the interests of certain persons in the Merger, see "-- Interests of Certain Persons in the Merger."

         Magna will be the surviving corporation resulting from the Merger and shall continue to be governed by the laws of the State of Delaware and operate in accordance with its Certificate of Incorporation ("Certificate") and Bylaws as in effect on the date, and immediately prior to the Effective Time, until otherwise amended or repealed after the Effective Time.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of Magna's management and Magna's Board of Directors have interests in the Merger that are in addition to any interests they may have as stockholders of Magna generally. As more fully described below, these interests relate to, among other things, provisions in the Agreement regarding indemnification, eligibility for certain employee benefits, election of certain individuals to the Board of Directors of UPC, and agreements by UPC to enter into employment agreements with certain executive officers of Magna at the Effective Time in exchange for such executive officers' terminating their existing employment agreements with Magna and to induce such officers to remain in the employ of UPC following the Effective Time.

         POST-MERGER MANAGEMENT MATTERS. UPC has agreed to cause David M. Thomas, a member of the Board of Directors of Magnolia Federal, to be appointed to the UPC Board of Directors following consummation of the Merger, and to take all action necessary to renominate Mr. Thomas for election to a full three-year term as a member of the Board of Directors of UPC at the next annual meeting of stockholders following the Effective Time. At the end of Mr. Thomas' full three-year term, in lieu of renominating such individual for election to a second three-year term as a director, UPC shall take all action necessary to elect Lou Ann Poynter, President of Magna to the Board of Directors of UPC for a three-year term, unless she is unavailable to serve or is currently serving as a full-time employee of UPC, in which case Robert S. Duncan, Chairman and Chief Executive Officer of Magna, will be nominated to the Board of Directors of UPC for a three-year term.

         Magna has previously entered into substantially identical employment agreements with Mr. Duncan and Ms. Poynter, the terms of which are described in detail in the 1996 Annual Meeting Proxy Statement of Magna (the "Magna Employment Agreements"). UPC desires to seek the continued employment of Mr. Duncan and Ms. Poynter after closing of the Merger and has agreed to offer employment to Mr. Duncan and Ms. Poynter, pursuant to individual employment contracts to be dated as of the Effective Time (each, a "UPC Employment Agreement"). UPC will enter into each UPC Employment Agreement in consideration of Mr. Duncan and Ms. Poynter terminating such officer's existing Magna Employment Agreement and agreeing to continued employment under the UPC Employment Agreement. In the case of Mr. Duncan, the UPC Employment Agreement provides that Mr. Duncan will serve as Chairman of Magnolia Federal and in the event Magnolia Federal is merged into or consolidated with another affiliate bank or subsidiary of UPC, Mr. Duncan will be employed in an executive capacity by such affiliate bank and will manage the Magna mortgage operation. In the case of Ms. Poynter, the UPC Employment Agreement provides that Ms. Poynter will be employed as Chief Executive Officer of Magnolia Federal and in the event Magnolia Federal is merged into or consolidated with another affiliate bank or subsidiary of UPC, Ms. Poynter will be employed in an executive capacity by such affiliate bank and will perform duties and have responsibilities in scope similar to Ms. Poynter's duties and responsibilities prior to the Merger. Each of the UPC Employment Agreements with Mr. Duncan and Ms. Poynter will have a three-year term.

         During the employment term, Mr. Duncan and Ms. Poynter will receive cash compensation consisting of a base salary of $199,000 and $225,000 per year, respectively, and will be entitled to participation in all incentive, savings, retirement and welfare plans, practices, policies, and programs applicable generally to similarly situated officers of affiliate banks or subsidiaries of UPC. In addition, each of the UPC Employment Agreements continues to provide for the vested, lifetime right to post-separation health benefits provided to each of Mr. Duncan and Ms. Poynter and their respective spouses under their existing Magna Employment Agreements.

         To encourage Mr. Duncan and Ms. Poynter to maintain in the employ of UPC following the Effective Time and in consideration of their agreement to terminate their existing Magna Employment Agreements, including cancellation of their rights to receive change in control payments in the amount of $2.3 million and $1.3 million, respectively, UPC will pay Mr. Duncan and Ms. Poynter bonuses in the amount of $895,000 and $545,000, respectively, for each of the three years following the Effective Time. Such stay bonuses will be paid in a lump sum on the first, second, and third anniversaries of the Effective Time. The payments of such amounts will be accelerated or eliminated in the event the employment of such individuals is terminated.

         During the employment term and the remaining employment term after termination of the executive's employment, each of Mr. Duncan and Ms. Poynter have agreed to refrain, while within the State of Mississippi, directly or indirectly, in any capacity, from rendering his or her services, or engaging or having a financial interest in, any business that is competitive with any of those business activities in which UPC or its subsidiaries is engaged as of the date of executive's termination of employment, with certain exceptions.


         MAGNA OPTIONS. Magna has granted the Magna Options to its executive officers and directors under the Magna Bancorp, Inc. 1990 Stock Option and Incentive Plan and Magna Bancorp, Inc./Magnolia Federal Bank for Savings Stock in Lieu of Cash Compensation Plan for Directors (the "Director Deferred Compensation Plan" and, collectively, the "Magna Stock Plans"). The Agreement provides that UPC will assume any outstanding option or other rights with respect to Magna Common Stock, whether vested or unvested, which have been granted or acquired under the Magna Stock Plans on a basis reflecting the Exchange Ratio.


         The following table sets forth with respect to the directors of Magna and Magnolia Federal as a group (the "Director Group") the number of shares of Magna Common Stock covered by outstanding stock options held by such group as of June 1, 1997. Stock options have not been granted to any Magna officer.



                                                                                    Aggregate
                                                                  Weighted Average  Value of
                                                      Stock        Exercise Price     Stock
                                                   Options Held      Per Option      Options
                                                   ------------      ----------      -------

        Director Group (four persons).........        119,136         $.88545      $2,723,991


         In addition, certain directors of Magna and Magnolia Federal have deferred director fees in the form of stock units pursuant to the Director Deferred Compensation Plan. Each stock unit represents the right to receive one share of Magna Common Stock pursuant to the terms of the Director Deferred Compensation Plan. The following table sets forth with respect to certain directors and the Director Group the number of stock units held by such persons and group as of June 1, 1997:



                                                    Stock Units
                                                        Held
                                                    -----------

       Robert S. Duncan.......................         3,028
       H.A. Moore, III........................         1,271
       Lou Ann Poynter........................         2,224
       Director Group (six persons)...........        11,655



         OTHER MATTERS RELATING TO MAGNA EMPLOYEE BENEFIT PLANS. The Agreement also provides that, after the Effective Time, UPC will provide to officers and employees of the Magna companies who, at or after the Effective Time, become officers or employees of a UPC company, employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the UPC companies to their similarly situated officers and employees. For purposes of participation, vesting and (except in the case of retirement plans) benefit accrual under such employee benefit plans, the service of the employees of the Magna companies prior to the Effective Time shall be treated as service with a UPC company participating in such employee benefit plans. UPC will assume, in accordance with their terms, and UPC shall, and shall cause Magna to, abide by all employment, severance, consulting, and other compensation contracts disclosed to UPC between any Magna company and any current or former director, officer or employee thereof. After the Effective Time, Magna employees who continue their employment with UPC shall receive past service credit for their service with Magna and the Magna subsidiaries for purposes of eligibility, participation and vesting in UPC's 401(k) Plan and Magna's 401(k) Plan shall be merged with and into UPC's 401(k) Plan. In addition, the Agreement further provides that the Magnolia Federal Annual Bonus Accrual & Payment System ("Incentive Compensation Plan") will be terminated as of June 30, 1997 with distribution of benefits to be made on such date or as soon as practicable thereafter. Magna also has the right to terminate the Salary Continuation Plan and associated individual salary continuation agreements as of June 30, 1997, in exchange for a cash distribution to the participants of an amount not to exceed the then-accrued financial obligation of Magnolia Federal under such plan for financial reporting purposes, subject to Magna or Magnolia Federal securing the consent of all participants to such termination and the distribution to be made to each such participant. In addition, the Agreement further provides that Magna shall amend the current Magna Severence Pay Plan disclosed to UPC: (i) to include all officers of Magna and its subsidiaries; (ii) to provide for a payment of one year's salary to all officers with the title of senior vice president or executive vice president whose employment is involuntarily terminated, without cause, within 18 months of a change in control; (iii) to provide a severence payment only to those persons who are involuntarily terminated, without cause, within 18 months of a change in control; and (iv) to limit the benefits payable under the Severance Pay Plan to an amount not to exceed $1.8 million on a pre-tax basis.

         INDEMNIFICATION AND INSURANCE. The Agreement provides that UPC will indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the Magna companies against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Agreement and the Option Agreement) to the full extent permitted under Delaware law and by Magna's Certificate of Incorporation or Bylaws, or to the full extent covered by existing insurance policies of Magna as in effect as of the date of the Agreement. In any case in which approval by UPC is required to effectuate any indemnification, UPC shall direct, at the election of the indemnified party, the determination of any such approval will be made by independent counsel mutually agreed upon between UPC and the indemnified party.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         THE FOLLOWING IS A SUMMARY OF THE MATERIAL ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO MAGNA STOCKHOLDERS. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS AS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO MAGNA STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. MAGNA STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

         A federal income tax ruling with respect to this transaction has not been, and will not be, requested from the Internal Revenue Service ("IRS"). Instead, Alston & Bird LLP, counsel to UPC, has rendered an opinion ("Tax Opinion") to Magna and UPC concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that, based upon the assumption that the Merger is consummated in accordance with Delaware law and the Agreement and in conformity with certain factual representations made by the managements of Magna and UPC, the transaction will have the following federal income tax consequences:

                  (a) The Merger will qualify as a reorganization within the meaning of Sections 368(a) of the Code. Each of Magna, UPC Merger Subsidiary, and UPC will be a party to a reorganization within the meaning of Section 368(b).

                  (b) No gain or loss will be recognized by Magna upon the receipt of the assets of UPC Merger Subsidiary in exchange solely for Magna Common Stock and the assumption by Magna of the liabilities of UPC Merger Subsidiary.

                  (c) No gain or loss will be recognized by UPC or UPC Merger Subsidiary on receipt by UPC of Magna Common Stock solely in exchange for the assets of UPC Merger Subsidiary and the assumption by Magna of the liabilities of UPC Merger Subsidiary.

                  (d) The basis of UPC Merger Subsidiary's assets in the hands of Magna will, in each case, be the same as the basis of those assets in the hands of UPC Merger Subsidiary immediately prior to the transaction.

                  (e) The holding period of the assets of UPC Merger Subsidiary in the hands of Magna will, in each case, include the period during which such assets were held by UPC Merger Subsidiary.

                  (f) No gain or loss will be recognized by a Magna stockholder upon the receipt of UPC Common Stock (including any associated UPC Rights) solely in exchange for its shares of Magna Common Stock.

                  (g) The basis of the UPC Common Stock received by a Magna stockholder in the transaction will, in each instance, be the same as the basis of the Magna Common Stock surrendered in exchange therefor less any basis allocated to any fractional share of UPC Common Stock settled by cash payment.

                  (h) The holding period of the UPC Common Stock received by a Magna stockholder (including the holding period of any fractional share interest) will include the holding period of the Magna Common Stock surrendered in exchange therefor, provided the Magna Common Stock was held as a capital asset on the date of the exchange.

                  (i) The payment of cash in lieu of fractional shares of UPC Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by UPC. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of UPC Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

         The Tax Opinion does not address any state, local, or other tax consequences of the Merger. The Tax Opinion does not bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinion will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by the management of Magna and UPC, as to, among other things, the fact that there is no plan or intention by any of the stockholders of Magna who own 5% or more of the outstanding Magna Common Stock, and to the best of the knowledge of the management of Magna, the remaining Magna stockholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of UPC Common Stock that they will receive in the Merger that will reduce on the part of the Magna stockholders such stockholders' ownership of UPC Common Stock to a number of shares having an aggregate value as of the date of the Merger of less than 50% of the aggregate value of all of the stock of Magna outstanding immediately prior to the Merger.

         A successful IRS challenge to the "reorganization" status of the Merger would result in a Magna stockholder recognizing gain or loss with respect to each share of Magna Common Stock surrendered equal to the difference between the stockholder's adjusted tax basis in such share and the fair market value, as of the Effective Time of the Merger, of the UPC Common Stock received in exchange therefor. In such event, a Magna stockholder's aggregate basis in the UPC Common Stock received would equal its fair market value and his or her holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Magna will be carried forward at their previously recorded amounts, and current and prior period financial statements will be restated for all periods as though Magna and UPC had been combined at the beginning of the earliest period presented.

         In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Magna Common Stock must be exchanged for UPC Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Time. In addition, it is a condition to closing that Price Waterhouse LLP deliver a letter to UPC, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, to the effect the Merger will qualify for pooling-of-interests accounting treatment;

         For information concerning certain conditions to be imposed on the exchange of Magna Common Stock for UPC Common Stock in the Merger by affiliates of Magna and certain restrictions to be imposed on the transferability of the UPC Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of UPC Common Stock."

EXPENSES AND FEES

         The Agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that UPC will bear and pay the filing fees payable in connection with the Registration Statement and this Proxy Statement and the printing costs and certain other third-party costs in connection with the Registration Statement and this Proxy Statement.

RESALES OF UPC COMMON STOCK

         UPC Common Stock to be issued to stockholders of Magna in connection with the Merger will be registered under the Securities Act. All shares of UPC Common Stock received by holders of Magna Common Stock and all shares of UPC Common Stock issued and outstanding immediately prior to the Effective Time, will be freely transferable upon consummation of the Merger by those stockholders of Magna not deemed to be "Affiliates" of Magna or UPC. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Magna or UPC at the time of the Special Meeting (generally, executive officers, directors and 10% stockholders).

         Rule 145 promulgated under the Securities Act restricts the sale of UPC Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Under the Rule, during the one year following the Effective Time, Affiliates of Magna or UPC may resell publicly the UPC Common Stock received by them in the Merger within certain limitations as to the amount of UPC Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates of Magna who are not Affiliates of UPC may resell their shares without restriction. The ability of Affiliates to resell shares of UPC Common Stock received in the Merger under Rule 145 will be subject to UPC having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell UPC Common Stock received in the Merger. Affiliates also would be permitted to resell UPC Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement does not cover any resales of UPC Common Stock received by persons who may be deemed to be Affiliates of Magna or UPC.

         Magna has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of Magna to execute and deliver to UPC not later than 30 days prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any Magna Common Stock held by such Affiliate except as contemplated by the Agreement or the Affiliate Agreement, and will not sell, pledge, transfer or otherwise dispose of any UPC Common Stock received by such Affiliate upon consummation of the Merger (i) except in compliance with the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering 30 days of combined operations of UPC and Magna have been published. If the Merger will qualify for pooling-of-interests accounting treatment, shares of UPC Common Stock issued to such Affiliates of Magna in exchange for shares of Magna Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and Magna have been published, regardless of whether each such Affiliate has provided an Affiliate Agreement (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to Affiliates of Magna). Certificates representing shares of Magna Common Stock surrendered for exchange by any person who is an Affiliate of Magna for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of UPC Common Stock until UPC has received such a written agreement from such person. Prior to publication of such results, UPC will not transfer on its books any shares of UPC Common Stock received by an Affiliate pursuant to the Merger. The stock certificates representing UPC Common Stock issued to Affiliates in the Merger may bear a legend summarizing the foregoing restrictions. See "-- Conditions to Consummation of the Merger."

OPTION AGREEMENT

         As an inducement and a condition to UPC entering into the Agreement, Magna and UPC entered into the Option Agreement, pursuant to which Magna granted UPC an option (the "Option") entitling it to purchase up to 2,737,000 shares (representing 19.9% of the shares issued and outstanding before giving effect to the exercise of such option) of Magna Common Stock under the circumstances described below, at a cash price per share equal to $17.50, subject to possible adjustment in certain circumstances (the "Purchase Price"). This description of the Option Agreement and the Option does not purport to be complete and is qualified in its entirety by reference to the Option Agreement, which is filed as an exhibit to this Registration Statement and incorporated herein by reference.

         Notwithstanding anything to the contrary contained in the Option Agreement, in no event may the Total Profit (as defined below) of UPC exceed $15 million and, if it otherwise would exceed such amount, UPC, at its sole election, must either (a) reduce the number of shares of Magna Common Stock subject to the Option, (b) deliver to Magna for cancellation the shares of Magna Common Stock previously purchased pursuant to the Option, (c) pay cash to Magna or any combination thereof, so that UPC will not actually realize Total Profit in excess of $15 million after taking into account the foregoing actions. In addition, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $15 million; provided, however, that this limitation will not restrict any exercise of the Option permitted by the Option Agreement on any subsequent date.

         "Total Profit" means the aggregate amount (before taxes) of the following: (a) the amount received by UPC pursuant to Magna's repurchase of the Option (or any portion thereof), (b)(i) the amount received by UPC pursuant to Magna's repurchase of shares of Magna Common Stock purchased pursuant to the Option, less (ii) the purchase price for such shares, (c)(i) the net cash amounts received by UPC pursuant to the sale of Magna Common Stock purchased pursuant to the Option (or any other securities into which such shares may be converted or exchanged) to any unaffiliated party, less (ii) the purchase price of such shares, and (d) any amounts received by UPC on the transfer of the Option (or any portion thereof) to any unaffiliated party.

         "Notional Total Profit" means the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Magna Common Stock purchased pursuant to the Option held by UPC and its affiliates as of such date, were sold for cash at the closing sale price per share of Magna Common Stock as quoted on the Nasdaq National Market as of the close of business on the preceding trading day (less customary brokerage commissions).

         Subject to applicable law and regulatory restrictions, UPC may exercise the Option, in whole or in part, if, but only if, a Purchase Event (as defined below) occurs prior to the Option's termination; provided that UPC, at the time, is not in material breach of the Option Agreement or the Agreement. As defined in the Option Agreement, "Purchase Event" means either of the following events:

                  (a) without UPC's written consent, Magna authorizing, recommending, publicly proposing, or publicly announcing an intention to authorize, recommend, or propose or entering into an agreement with any third party to effect (i) a merger, consolidation, or similar transaction involving Magna or any of its subsidiaries (other than transactions solely between Magna's subsidiaries), (ii) except as permitted by the Agreement, the disposition, by sale, lease, exchange, or otherwise, of 25% or more of the consolidated assets of Magna and its subsidiaries or (iii) the issuance, sale, or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of Magna or any of its subsidiaries; or

                  (b) any third party acquiring beneficial ownership, or the right to acquire beneficial ownership of, or the formation of any group (as defined under the Exchange Act) that beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the outstanding shares of Magna Common Stock.

The Option will terminate upon the earliest of the following:

                  (a)    the Effective Time;

                  (b) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Agreement under certain circumstances involving a willful breach by Magna) (a "Default Termination");

                  (c) 12 months after termination of the Agreement by UPC pursuant to a Default Termination; and

                  (d) 12 months after termination of the Agreement (other than pursuant to a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event.

As defined in the Option Agreement, "Preliminary Purchase Event" includes either of the following events:

                  (a) commencement or filing of a registration statement under the Securities Act by any third party of a tender offer or exchange offer to purchase any shares of Magna Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of Magna Common Stock (a "Tender Offer" or an "Exchange Offer," respectively); or

                  (b) failure of the stockholders of Magna to approve the Agreement and the Plan of Merger at the meeting of such stockholders held for the purpose of voting on the Agreement, the failure to have such meeting or the cancellation thereof prior to termination of the Agreement, or the withdrawal or modification by Magna's Board of Directors in a manner adverse to UPC of the recommendation of the Board of Directors with respect to the Agreement, in each case, after public announcement that a third party (i) made a proposal to engage in an acquisition transaction, (ii) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (iii) filed an application or given a notice under certain federal statutes for approval or consent to engage in an acquisition transaction.



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

         In the event of any change in Magna Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of securities subject to the Option, and the purchase price therefor shall be adjusted appropriately. In the event that any additional shares of Magna Common Stock are issued after May 8, 1997 (other than pursuant to an event described in the preceding sentence), the number of shares of Magna Common Stock subject to the Option will be adjusted so that, after such issuance, it, together with any shares of Magna Common Stock previously issued pursuant to the Option Agreement, equals 19.9% of the number of shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

         Upon the occurrence of a Repurchase Event (as defined below) that occurs prior to the exercise or termination of the Option, at the request of UPC, delivered within 12 months of the Repurchase Event, Magna will, subject to regulatory restrictions, be obligated to repurchase the Option and any shares of Magna Common Stock therefor purchased pursuant to the Option Agreement at a specified price.

         As defined in the Option Agreement, "Repurchase Event" shall occur if
(i) any person (other than UPC or any UPC subsidiary) shall have acquired actual ownership or control, or any "group" (as such term is defined under the Exchange
Act) shall have been formed which has acquired actual ownership or control of 50% or more of the then-outstanding shares of Magna Common Stock, or (ii) any of the following transactions is consummated: (a) Magna consolidates with or merges into any person, other than UPC or one of UPC's subsidiaries, and is not the continuing or surviving corporation of such consolidation or merger; (b) Magna permits any person, other than UPC or one of UPC's subsidiaries, to merge into Magna and Magna shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Magna Common Stock shall be changed into or exchanged for stock or other securities of Magna or any other person or cash or any other property or the outstanding shares of Magna Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (c) Magna sells or otherwise transfers all or substantially all of its assets to any person, other than UPC or one of UPC's subsidiaries.

         In the event that prior to the exercise or termination of the Option, Magna enters into an agreement to engage in any of the transactions described in clause (ii) of the definition of Repurchase Event above, the agreement governing such transaction must make proper provision so that UPC will receive for each share of Magna Common Stock subject to the option an amount of consideration that would be received by a holder of Magna Common Stock in such transaction less the Purchase Price.

         After the occurrence of a Purchase Event, UPC may assign the Option Agreement and its rights thereunder in whole or in part.

         Upon the occurrence of certain events, Magna has agreed to file with the SEC and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by UPC and its assigns of all or part of the Option and/or any shares of Magna Common Stock into which the Option is exercisable.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

         As a result of the Merger, holders of Magna Common Stock will be exchanging their shares of a Delaware corporation governed by the DGCL and Magna's Certificate of Incorporation, as amended (the "Certificate"), and Bylaws, for shares of UPC, a Tennessee corporation governed by the TBCA and UPC's Charter of Incorporation, as amended (the "Charter"), and Bylaws. Certain significant differences exist between the rights of Magna stockholders and those of UPC stockholders. In particular, UPC's Charter and Bylaws contain several provisions that may be deemed to have an anti-takeover effect in that they could impede or prevent an acquisition of UPC unless the potential acquirer has obtained the approval of UPC's Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of



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

stockholders and their respective entities, and it is qualified in its entirety by reference to the DGCL and the TBCA as well as to UPC's Charter and Bylaws and Magna's Certificate and Bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY


         The provisions of UPC's Charter and Bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Director Removal and Vacancies," "-- Limitations on Director Liability," "-- Indemnification, "-- Special Meeting of Stockholders," "-- Actions by Stockholders Without a Meeting," "-- Stockholder Nominations and Proposals" and "-- Business Combinations" are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist UPC's Board of Directors in playing a role if any group or person attempts to acquire control of UPC, so that the Board of Directors of UPC can further protect the interests of UPC and its stockholders as appropriate under the circumstances, including, if the Board of Directors of UPC determines that a sale of control is in the best interests of stockholders by enhancing the Board of Directors' ability to maximize the value to be received by the stockholders upon such a sale.


         Although UPC's management believes the Protective Provisions are, therefore, beneficial to UPC's stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, UPC's stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, UPC may be able to avoid those expenditures of time and money.

         The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of UPC Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of UPC Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of UPC through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for UPC's stockholders to replace the Board of Directors or management, even if a majority of the stockholders believe such replacement is in the best interests of UPC. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

         UPC. UPC's Charter authorizes the issuance of up to (i) 100,000,000 shares of UPC Common Stock, of which 66,689,908 shares were issued and outstanding as of May 31, 1997, and (ii) 10,000,000 shares of no par value preferred stock ("UPC Preferred Stock"), of which no shares of UPC Series A Preferred Stock, and 2,578,098 shares of UPC Series E Preferred Stock were issued and outstanding as of May 31, 1997. UPC's Board of Directors may authorize the issuance of additional shares of UPC Common Stock without further action by UPC's stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which UPC's capital stock may be listed.

         Similarly, with certain exceptions, UPC's Board of Directors may issue, without any further action by the stockholders, shares of UPC Preferred Stock, in one or more classes or series, with such voting, conversion, dividend, and liquidation rights as specified in UPC's Charter. In providing for the issuance of such shares, UPC's Board of Directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of UPC capital stock, the voting powers if any of such series, and any other preferences, privileges, and powers of such series.



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

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of UPC, the holders of any series of UPC Preferred Stock will have priority over holders of UPC Common Stock.

         The authority to issue additional shares of UPC Common Stock or Preferred Stock provides UPC with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of UPC Common Stock and UPC Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of UPC. In addition, the sale of a substantial number of shares of UPC voting stock to persons who have an understanding with UPC concerning the voting of such shares, or the distribution or declaration of a dividend of shares of UPC voting stock (or the right to receive UPC voting stock) to UPC stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of UPC.

         In 1989, the UPC Board of Directors adopted a Share Purchase Rights Plan ("Preferred Share Rights Plan") and distributed a dividend of one Preferred Share Unit Purchase Right ("Preferred Share Right") for each outstanding share of UPC Common Stock. In addition, under the Preferred Share Rights Plan, one Preferred Share Right is to be automatically, and without further action by UPC, distributed in respect to each share of UPC Common Stock issued after adoption of the Preferred Share Rights Plan. The Preferred Share Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each stockholder on a fair and equal basis. Each Preferred Share Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Preferred Share Rights would separate from UPC Common Stock and each holder of a Preferred Share Right (other than the potential acquiror) would be entitled to purchase certain equity securities of UPC at prices below their market value. UPC has authorized 750,000 shares of Series A Preferred Stock for issuance under the Preferred Share Rights Plan and no shares have been issued as of the date of this Proxy Statement. Until a Preferred Share Right is exercised, the holder thereof, as such, has no rights of a stockholder of UPC, including the right to vote or receive dividends.

         MAGNA. Magna's Certificate authorizes the issuance of up to (i) 14,500,000 shares of Magna Common Stock, of which 13,754,266 shares were issued and outstanding as of the Magna Record Date, and (ii) 500,000 shares of $.01 par value preferred stock ("Magna Preferred Stock"), of which no shares had been issued as of the Magna Record Date. Magna's Board of Directors may authorize the issuance of additional authorized shares of Magna Common Stock without further action by Magna's stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Magna's capital stock may be listed.

         Subject to certain provisions of the DGCL, Magna's Board of Directors may provide for the issuance, without any further action by the stockholders, of shares of Magna Preferred Stock, in one or more series, with such designations, powers, preferences and rights as the board may specify, including voting, conversion, dividend and liquidation rights. In establishing and issuing shares of Magna Preferred Stock, Magna's Board of Directors may designate that Magna Preferred Stock will have voting rights in excess of one vote per share or will vote as a separate class on any or all matters, thus diluting the voting power of the Magna Common Stock. The Board of Directors of Magna also may designate that Magna Preferred Stock will have dividend rights that are cumulative and that receive preferential treatment compared to Magna Common Stock, and that such Magna Preferred Stock will have liquidation rights with priority over Magna Common Stock in the event of Magna's liquidation. However, the Board of Directors of Magna may not, without the affirmative vote of the holders of a majority of Magna Common Stock, increase or decrease the number of authorized shares of preferred stock. In no circumstance may the number of authorized shares of preferred stock be decreased below the number of shares of preferred stock outstanding.

AMENDMENT OF CHARTER AND BYLAWS

         UPC. The Charter of UPC provides that amendments thereto may be adopted in any manner permitted by the TBCA. The TBCA provides that a corporation's charter may be amended by a majority of votes entitled to be cast on the amendment, subject to any condition the board of directors may place on its submission of the amendment to the stockholders. The Charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the Charter governing directors and to remove a director from office whether with or without cause. A two-thirds vote is also required to amend, alter or repeal the article of the Charter relating to business combinations.

         The Board of Directors may adopt, amend, or repeal the Bylaws by a majority vote of the entire Board of Directors. The Bylaws may also be amended or repealed by action of UPC's stockholders.

         UPC's Charter provides that all corporate powers of UPC shall be exercised by the Board of Directors except as otherwise provided by law. The Board of Directors may designate an executive committee consisting of five or more directors and may authorize such committee to exercise all of the authority of the Board of Directors, including the authority to adopt, amend and repeal the Bylaws, to submit any action to the stockholders, to fill vacancies on the Board of Directors or any committee, to declare dividends or other corporate distributions, and to issue or reissue any capital stock or any warrant, right or option to acquire capital stock of the corporation.

         MAGNA. The Certificate of Magna provides that the Certificate may be amended or repealed by the affirmative vote of both (i) at least two-thirds of the directors in office at a duly constituted meeting of the Board of Directors called expressly for such purpose and (ii) a majority of the shares entitled to vote thereon at a duly constituted meeting of the stockholders called expressly for such purpose; provided, that amendment of the articles of the Certificate relating to directors, stockholder actions, amendment of the Certificate, amendment of the Bylaws, certain business combinations, factors to consider in connection with offers, limitations on payment of "greenmail," and indemnification may be amended or repealed only by the affirmative vote of the holders of at least 80% of Magna's outstanding voting stock.

         Magna's Certificate provides that the Board of Directors has the power to amend, repeal, or adopt the Bylaws. The stockholders may amend, repeal or adopt the Bylaws upon the affirmative vote of the holders of at least 80% of Magna's outstanding voting stock.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         UPC. The Charter of UPC provides that UPC's Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of UPC's having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for UPC's stockholders to change a majority of the members of the Board. The purpose of dividing UPC's Board of Directors into classes is to facilitate continuity and stability of leadership of UPC by ensuring that experienced personnel familiar with UPC will be represented on UPC's Board of Directors at all times, and to permit UPC's management to plan for the future for a reasonable time. However, by potentially delaying the time within which an acquirer could obtain working control of the Board, this provision may discourage some potential mergers, tender offers, or takeover attempts.

         Pursuant to the Charter of UPC, each stockholder is entitled to one vote for each share of UPC Common Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to distribute all of his votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of UPC Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining UPC Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a stockholder who acquires less than a majority of the shares of UPC Common Stock to obtain representation on UPC's Board of Directors.

         MAGNA. As permitted by the DGCL, Magna's Bylaws contain a provision similar to the provision in the Bylaws of UPC that requires that the Board of Directors shall be divided into three classes serving staggered three-year terms, with the term of one class of directors to expire each year. Pursuant to the Bylaws of Magna, each stockholder is entitled to one vote for each share of Magna Common Stock held and is not entitled to cumulative voting rights in the election of directors.

DIRECTOR REMOVAL AND VACANCIES

         UPC. UPC's Charter provides that a director may be removed by the stockholders only upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors. The purpose of this provision is to prevent a majority stockholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that stockholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in UPC Common Stock. Vacancies on the board of directors may be filled by the board of directors or stockholders, as provided under the UPC Bylaws and the TBCA. The term of a director appointed to fill a vacancy expires at the next meeting of stockholders at which directors are elected.

         MAGNA. The DGCL provides that, unless the corporation's certificate of incorporation provides otherwise, the stockholders of a corporation that has a classified board (as described above) may remove a director only for cause. In addition, the DGCL provides that, unless the corporation's certificate of incorporation provides for a higher voting requirement, directors may be removed by the holders of a majority of the shares then entitled to vote in the election of such directors. Magna's Certificate and Bylaws provide that directors may be removed only for cause and only by the affirmative vote of at least 80% of all shares entitled to vote in the election of directors, provided, however, that a director who becomes ineligible to serve on the Board of Directors as set forth in the Certificate shall be disqualified from office immediately without any further action of the Board of Directors or stockholders.

LIMITATIONS ON DIRECTOR LIABILITY

         UPC. UPC's Charter does not address the issue of director liability to the corporation.

         MAGNA. Magna's Certificate contains a provision limiting directors' liability to the corporation or its stockholders. Under Magna's Certificate, as allowed by Section 102 of the DGCL, a Magna director will not have personal liability to Magna or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Magna or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any act or omission under Section 174 of the DGCL (involving certain unlawful dividends and stock purchases or redemptions) or
(iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, even gross negligence. It would not permit, however, a director to be exculpated for liability for actions involving conflicts of interest or breaches of the traditional duty of loyalty to Magna and its stockholders, and it would not affect the availability of injunctive or other equitable relief to Magna or its stockholders.

INDEMNIFICATION

         UPC. Under the TBCA, subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding, because he is or was a director, against liability incurred in the proceeding if (i) he


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


conducted himself in good faith; (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful (the "Standard of Conduct"). Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director of his good faith belief that he or she has met the Standard of Conduct and an undertaking by or on behalf of a director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses. Before any such indemnification is made, it must be determined that such indemnification would not be precluded by Part 5 of the TBCA.

         A director may also apply for court-ordered indemnification under certain circumstances. Unless a corporation's articles of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         UPC's Charter and Bylaws provide for the indemnification of its directors and officers, to the fullest extent permitted by Tennessee law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling UPC pursuant to the foregoing provisions, UPC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         MAGNA. Magna's Certificate provides that Magna will indemnify any director or officer of Magna, and may indemnify any other officer, employee, or agent of Magna (or any such person serving at the request of Magna in one of those capacities for another corporation, partnership, trust, or other enterprise) who was, is, or is threatened to be, made a party to any action, suit, or proceeding, by reason of the fact that he is or was such a director, officer, employee, or agent, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by that individual in connection with that action, if he acted in a manner reasonably believed to be in or not opposed to the best interests of Magna and, with respect to any criminal proceeding, if he had no reason to believe that his conduct was unlawful.

         The Certificate further provides that, to the extent permitted and under the procedures required by the DGCL, any indemnitee has a right to receive from the corporation the payment of expenses (including attorneys' fees) actually and reasonably incurred by the indemnitee in connection with the defense or settlement of that action in advance of the final adjudication of the proceeding. Such advancement is conditioned upon the delivery by the indemnitee to Magna of an undertaking to repay to Magna the amount of expenses paid by Magna on behalf of the indemnitee if it is determined by final and nonappealable judicial decision that such indemnitee is not entitled to be indemnified for such expenses.

SPECIAL MEETING OF STOCKHOLDERS

         UPC. UPC's Bylaws provide that special meetings of stockholders may be called, unless otherwise prescribed by law, for any purpose or purposes whatever at any time by the Chairman of the Board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

         MAGNA. The DGCL provides that special meetings of stockholders may be called by such persons as may be authorized by a corporation's certificate of incorporation or bylaws. Magna's Bylaws provide that special meetings of stockholders may be called only by resolution of a majority of the whole Board of Directors. Because a special meeting may be necessary for a potential acquirer to gain control of Magna, this requirement could discourage or make more difficult an attempt to gain control of Magna, and could tend to perpetuate the incumbent directors and management.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

         UPC. The Charter and Bylaws of UPC provide that any action required or permitted to be taken by UPC stockholders at a duly called meeting of stockholders may be effected by the unanimous written consent of the stockholders entitled to vote on such action.

         MAGNA. The Certificate states that any action required or permitted to be taken by the stockholders must be effected by a duly constituted meeting and may not be effected by written consent.

STOCKHOLDER NOMINATIONS AND PROPOSALS

         UPC. UPC's Charter and Bylaws do not address whether a stockholder may nominate members of the Board of Directors.

         MAGNA. Magna's Bylaws provide that in addition to the right of the Board of Directors to nominate members of the Board, nominations for the election of directors may be made by any stockholder subject to certain procedural requirements. A stockholder wishing to nominate a person for membership to the Board of Directors must deliver a written notice of such nomination to Magna not less than 30 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 40 days notice of such meeting is given to the stockholders, the time period in which the notice must be received is extended to close of business on the tenth day after the mailing date of the meeting notice. The stockholder's notice must contain certain information about the nominee and the nominating stockholder as set forth in Magna's Certificate. The Magna officer presiding at the stockholders' meeting may determine and declare to the meeting that the nomination was not made in accordance with the requirements set forth in the Certificate and thereby cause the nomination to be disregarded.

BUSINESS COMBINATIONS

         UPC. The Charter of UPC requires the affirmative vote of the holders of two-thirds of UPC's outstanding Common Stock for approval of a merger, consolidation, or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. A two-thirds vote is not required for any merger or consolidation of UPC with or into any corporation or entity of which a majority of the outstanding shares of all classes of capital stock entitled to vote in the election of directors is owned by UPC or any UPC company.

         The requirement of a supermajority vote of stockholders to approve certain business transactions, as described above, may discourage a change in control of UPC by allowing a minority of UPC's stockholders to prevent a transaction favored by the majority of the stockholders. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of UPC and their positions with UPC. The primary purpose of the supermajority vote requirement, however, is to encourage negotiations with UPC's management by groups or corporations interested in acquiring control of UPC and to reduce the danger of a forced merger or sale of assets.

         As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which imposes certain restrictions on business combinations, including, but not limited to, combinations with interested stockholders similar to those described above.

         The Tennessee Business Combination Act generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "interested stockholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested stockholder, unless the business combination or the transaction pursuant to which the interested stockholder became such was approved by the UPC Board of Directors before the interested stockholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws. The Tennessee Business Combination Act also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third or a majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring person, officers of the corporation, and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional stockholder approval is required when a stockholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the stockholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The Tennessee CSAA applies only to those Tennessee corporations whose charters or bylaws contain an express declaration that control share acquisitions in respect of the shares of such corporations are governed by and subject to the provisions of such act. UPC's Charter and Bylaws do not currently contain such an express declaration.

         The Tennessee Greenmail Act ("Tennessee GA") prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

         The TBCA provides that no Tennessee corporation having any class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act or any of its officers or directors may be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested stockholder on or before the date such stockholder became an interested stockholder, or for seeking to enforce or implement the provisions of the Tennessee Business Combination Act or the Tennessee CSAA, or for failing to adopt or recommend any charter or bylaw amendment or provision in respect of any one or more of these acts or the Tennessee GA, or for opposing any merger, exchange, tender offer or significant disposition of the assets of the resident domestic corporation or any subsidiary of such corporation because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the corporation's charter in connection with the merger, exchange, tender offer or significant disposition of assets.

         The acts described above along with the provisions of UPC's Charter regarding business combinations might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of UPC Common Stock, the acquiror would not thereby obtain the ability to replace a majority of the UPC Board of Directors until at least the second annual meeting of stockholders following the acquisition, and furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

         As a result, UPC's stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's stockholders to replace the UPC Board of Directors or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board of Directors and management.

         MAGNA. The DGCL requires the approval of the Board of Directors and the holders of a majority of the outstanding stock of Magna entitled to vote thereon for mergers or consolidations, and for sales, leases, or exchanges of substantially all of Magna's property and assets. The DGCL permits Magna to merge with another corporation without obtaining the approval of Magna's stockholders if: (i) Magna is the surviving corporation of the merger; (ii) the merger agreement does not amend Magna's Certificate; (iii) each share of Magna stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Magna after the merger; and (iv) any authorized unissued shares or treasury shares of Magna Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Magna Common Stock outstanding immediately prior to the effective date of the merger. As a result, Magna's Board of Directors could effect significant acquisitions and issue significant amounts of Magna capital stock on terms that may dilute the interests of existing Magna stockholders, without seeking stockholder approval.

         Section 203 of the DGCL ("Section 203"). Section 203 generally prohibits any person who acquires 15% or more of a corporation's outstanding voting stock (an "Interested Stockholder") from entering into any "Business Combination" with the corporation for three years, unless one of the specified exceptions applies. "Business Combination" is defined generally to include mergers and consolidations, dispositions of the corporation's assets, transactions resulting in the issuance or transfer by the corporation of its stock, transactions having the effect of increasing the proportionate share of the stock of any class or series of the corporation, and the receipt by the Interested Stockholder of certain financial benefits provided by or through the corporation.

         That three-year prohibition does not apply, however, if (i) the corporation's Board of Directors approved the Business Combination or approved (in advance) the transaction that resulted in 15% ownership, (ii) in the transaction in which the Interested Stockholder acquired 15% ownership, that stockholder acquired at least 85% of the voting stock outstanding when the transaction was initiated (excluding shares owned by officer-directors and certain employee stock plans); or (iii) the Business Combination subsequently is approved by the Board of Directors and authorized at a stockholders' meeting by at least 66-2/3% of the outstanding voting stock, excluding the stock owned by the Interested Stockholder. In addition, Section 203 does not apply at all if
(i) the corporation's original certificate of incorporation expressly elects to avoid application of Section 203, (ii) the Board of Directors amended the corporation's bylaws within 90 days of the effective date of Section 203 expressly to avoid application of Section 203; (iii) the corporation's stockholders amend the certificate or bylaws to avoid application of Section 203 (although such amendment will not be effective for 12 months); (iv) the corporation's voting stock is not listed on a national securities exchange, authorized for quotation on an interdealer quotation system on a registered national securities association, or held of record by more than 2,000 stockholders (unless the corporation nonetheless elects to be governed by Section 203); (v) the stockholder acquires 15% ownership inadvertently and then disposes of sufficient shares to eliminate that status; or (vi) the Business Combination is proposed after the public announcement, or the publication of notice, of a proposed business-combination type of transaction and prior to the consummation or abandonment of such transaction. Because the Board of Directors of Magna has approved the Merger, the provisions of Section 203 would not apply to the Merger.

         Article Eighth of the Magna Certificate requires that Business Combinations (as defined therein) between Magna (or any majority-owned subsidiary thereof) and an "Interested Stockholder" either:

         (a) be approved by the vote of the holders of at least 80% of the outstanding voting stock;

         (b) be approved by a majority of the "Disinterested Directors " (as defined in Article Eighth); or

         (c) involve consideration per share generally equal to that paid by the Interested Stockholder when it acquired its block of stock.

         Article Eighth defines "Interested Stockholder" as a beneficial owner of at least 10% of the outstanding voting stock of the corporation, or an affiliate or assignee of an Interested Stockholder.

         Article Eighth does not affect the stockholder voting requirement, if any, in connection with a business combination that does not involve an Interested Stockholder. Article Eighth will also generally not affect any stockholder voting requirement in connection with any business combination if Magna's stockholders receive consideration which is at least equal to the consideration previously paid by the Interested Stockholder for its shares of Magna voting stock or the Fair Market Value of Magna Common Stock on the "Announcement Date" or "Determination Date" (as defined in Article Eighth), provided that the consideration received by the stockholders in the combination is not less than what the Magna stockholders would receive in a liquidation, dissolution, or winding-up of Magna. Because the Board of Directors of Magna has approved the Merger (as described in paragraph (b) above), the provisions of Article Eighth do not apply to the Merger.

         The provisions of Article Eighth are designed to encourage any person or entity seeking to acquire Magna to negotiate with the Board of Directors, with the goal that any resulting transaction would be structured to provide all of the stockholders with their pro rata share of any acquisition premium, and that stockholders would be protected against coercive or unfair purchase offers and "freeze-out" transactions. Those provisions may have the effect, however, of discouraging or rendering more difficult takeover attempts not previously approved by the Board of Directors (including takeover attempts that certain stockholders may deem to be in their interests), and of perpetuating the incumbent directors and management.

LIMITATIONS ON ABILITY TO VOTE STOCK

         UPC. UPC's Charter and Bylaws do not contain any provision restricting a stockholder's ability to vote shares of UPC voting stock.

         MAGNA. Magna's Certificate of Incorporation contains a provision that prohibits a person who is the beneficial owner, directly or indirectly, of more than 10% of Magna Common Stock from voting shares held in excess of the 10% limit on any matter on which stockholders are entitled to vote.

DISSENTERS' RIGHTS OF APPRAISAL

         UPC. Under the TBCA, a stockholder is generally entitled to dissent from a corporate action, and obtain payment of the fair value of his shares in the event of: (i) consummation of a plan of merger to which the corporation is a party, unless stockholder approval is not required by the TBCA; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the stockholder is entitled to vote on the Plan; (iii) consummation of a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business, if the stockholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or to a plan by which substantially all of the net proceeds of the sale will be distributed in cash to the stockholders within one year after the date of sale; (iv) an amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preferential right of the shares, (b) creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights, or
(e) reduces the number of shares owned by the stockholder to a fraction of a share if the fractional share so created is to be acquired for cash under the TBCA; or (v) any corporate action taken pursuant to a stockholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. UPC's Charter and Bylaws do not provide for any such additional dissenters' rights.

         MAGNA. The rights of appraisal of dissenting stockholders of Magna are governed by the DGCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Magna could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market System, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective time of the merger on a national securities exchange, quoted on the Nasdaq National Market System, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         UPC. The TBCA provides that a stockholder may inspect and copy books and records during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. The written demand must be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the stockholder desires to inspect.

         MAGNA. The DGCL similarly provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

DIVIDENDS

         UPC. UPC's ability to pay dividends on UPC Common Stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to stockholders whose preferential rights are superior to those receiving the distribution.

         There are various statutory limitations on the ability of UPC's Banking Subsidiaries to pay dividends to UPC. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

         MAGNA. The DGCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Magna are derived from its subsidiary depository institution. There are various statutory limitations on the ability of Magna's subsidiary depository institution to pay dividends to Magna. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

                     COMPARATIVE MARKET PRICES AND DIVIDENDS


         UPC Common Stock is traded on the NYSE under the symbol "UPC." Magna Common Stock is quoted on the Nasdaq/NMS under the symbol "MGNL." The following table sets forth, for the indicated periods, the high and low closing sale prices for the UPC Common Stock and the Magna Common Stock as reported by the NYSE and Nasdaq/NMS respectively, and the cash dividends declared per share of UPC Common Stock and Magna Common Stock for the indicated periods. The stock prices and dividend amounts have been restated to give effect to stock splits and stock dividends. The stock prices do not include retail mark-ups, mark-downs or commissions.




                                                        UPC                                    MAGNA
                                        ----------------------------------     ----------------------------------
                                                                   Cash                                   Cash
                                                                 Dividends                              Dividends
                                             Price Range         Declared           Price Range         Declared
                                        ---------------------       Per        ---------------------       Per
                                          High         Low         Share         High         Low         Share
                                        --------     --------     --------     --------     --------     --------
1997
   First Quarter ..................     $  47.75     $  38.38     $   .320     $  20.25     $  17.00     $    .15
   Second Quarter .................        52.13        41.25         .365        27.50        16.75          .15
   Third Quarter (through
   July 8, 1997) ..................        52.00        51.25                     27.13        26.13           --
                                                                  --------                               --------
     Total ........................                               $                                      $    .30
                                                                  ========                               ========

1996
   First Quarter ..................     $  31.75     $  29.00     $    .27     $  15.88     $  14.38     $    .08
   Second Quarter .................        31.25        29.63          .27        18.63        14.50          .07
   Third Quarter ..................        36.25        28.63          .27        22.50        17.50          .15
   Fourth Quarter .................        41.38        34.63          .27        20.75        17.00          .15
                                                                  --------                               --------
     Total ........................                               $    .08                               $    .45
                                                                  ========                               ========

1995
   First Quarter ..................     $  24.50     $  20.88     $    .23     $  10.38     $   9.13     $    .05
   Second Quarter .................        28.13        23.13          .25        13.88         9.13          .05
   Third Quarter ..................        30.75        26.13          .25        15.50        12.38          .05
   Fourth Quarter .................        32.25        29.63          .25        15.00        14.25          .05
                                                                  --------                               --------
     Total ........................                               $    .98                               $    .20
                                                                  ========                               ========



         On July 8, 1997, the last sale prices of UPC Common Stock and Magna Common Stock as reported on the NYSE and Nasdaq National Market System, respectively, were $51.56 and $26.25 per share, respectively. On May 8, 1997, the last business day prior to public announcement of the proposed Merger, the last sale prices of the UPC Common Stock and the Magna Common Stock as reported by the NYSE and Nasdaq National Market System, respectively, were $45.50 and $18.25, respectively.


         The holders of UPC Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although UPC currently intends to continue to pay quarterly cash dividends on the UPC Common Stock, there can be no assurance that UPC's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. The Agreement provides that Magna may declare and pay regular quarterly cash dividends on the shares of Magna Common Stock at a rate not in excess of $0.15 per share in accordance with past practice.

         UPC and Magna are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their subsidiary depository institutions. UPC's and Magna's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

                                BUSINESS OF MAGNA

GENERAL

         MAGNA. Magna, a Delaware corporation, is a savings and loan holding company registered with the OTS under the HOLA. Through its wholly-owned subsidiary, Magnolia Federal, a federally chartered savings bank, Magna operates a network of retail banking offices serving 24 counties in Mississippi, as well as the Mobile metropolitan area in Alabama, and offers a variety of financial services to meet the needs of the communities its serves. As of March 31, 1997, Magna had total consolidated assets of approximately $1.4 billion, total consolidated deposits of approximately $911.7 million, and total consolidated stockholders' equity of approximately $132.2 million. The principal executive offices of Magna are located at 100 West Front Street, Hattiesburg, Mississippi 39401, and its telephone number at such address is (601) 545-4756. Additional information with respect to Magna and its subsidiary is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE" and "CERTAIN REGULATORY CONSIDERATIONS."

                                 BUSINESS OF UPC

GENERAL

         UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act and a savings and loan holding company registered with the OTS under the HOLA. As of March 31, 1997, UPC had total consolidated assets of approximately $14.9 billion, total consolidated loans of approximately $10.4 billion, total consolidated deposits of approximately $11.4 billion, and total consolidated stockholders' equity of approximately $1.4 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $5.7 billion asset Union Planters National Bank, founded in 1869 and headquartered in Memphis, Tennessee, 32 other bank subsidiaries and one savings bank subsidiary located in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky. Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates, including traditional banking services, consumer, commercial and corporate lending, retail banking, and other financial services traditionally furnished by full-service financial institutions. UPC also is engaged in mortgage origination and servicing, investment management and trust services, the issuance and servicing of credit and debit cards, the origination, packaging, and securitization of loans, primarily the government-guaranteed portions of Small Business Administration loans; the purchase of delinquent FHA/VA government-insured/guaranteed loans from third parties and from GNMA pools serviced for others; full service and discount brokerage; and the sale of annuities and bank-eligible insurance products.

         Through the UPC Banking Subsidiaries, UPC operates approximately 433 banking offices and 560 ATMs. UPC's total assets at March 31, 1997 are allocable by state to its banking offices (before consolidating adjustments) approximately as follows: $9.9 billion in Tennessee, $2.3 billion in Mississippi, $1.2 billion in Missouri, $750 million in Arkansas, $598 million in Louisiana, $442 million in Alabama and $116 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed twelve acquisitions in 1993, thirteen in 1994, three in 1995 and seven in 1996, adding approximately $1.7 billion in total assets in 1993, $3.8 billion in 1994, $1.3 billion in 1995 and $4.2 billion in 1996. Thus far in 1997, UPC has entered into definitive agreements to acquire four financial institutions in addition to Magna which had aggregate total assets of approximately $549 million at March 31, 1997. For information with respect to these acquisitions see "-- Recent Developments." For a discussion of UPC's acquisition program and UPC management's philosophy on that subject, see the caption "Acquisitions" (on page
6) and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1996, 1995, and 1994 (on pages 45 and 46) contained in UPC's Annual Report to Stockholders which is Exhibit 13 to UPC's Annual Report on Form 10-K for the year ended December 31, 1996, which Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of acquisitions which are currently pending, see "-- Recent Developments."

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiary is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

RECENT DEVELOPMENTS

         RECENTLY COMPLETED ACQUISITION. Since December 31, 1996, UPC has completed the acquisition of one institution (the "Recently Completed Acquisition").

                                                                           Consideration
                                                                     ---------------------------
                                                                     Approximate
                                                      Asset Size        Value
                 Institution                         (In Millions)   (In Millions)        Type
-----------------------------------------------      -------------   -------------     -----------
      PFIC Corporation                                    $4.1            $2.5          Purchase


         OTHER PENDING ACQUISITIONS. UPC has entered into definitive agreements to acquire the following financial institutions in addition to Magna (collectively, the "Other Pending Acquisitions" and, together with the Recently Completed Acquisition, the "Other Acquisitions") which UPC's management considers probable of consummation and which are expected to close in 1997.

                                                             Asset Size
                          Institution                     (In Millions)(1)      Type of Consideration
      ------------------------------------------------    ----------------   --------------------------------
      First Acadian Bancshares, Inc., Thibodaux,                $  80        Approximately 358,725 shares of
      Louisiana, and its subsidiary, Acadian Bank                            UPC Common Stock
      ("FAB").

      SBT Bancshares, Inc., Selmer, Tennessee, and its            102        Approximately 612,233 shares of
      subsidiary, Selmer Bank & Trust Co. ("SBT")                            UPC Common Stock

      Citizens of Hardemon County Financial Service,               63        Approximately 210,526 shares of
      Inc., Whiteville, Tennessee, and its subsidiary,                       UPC Common Stock
      The Whiteville Bank ("Citizens")

      Sho-Me Financial Corp., Mt. Vernon Missouri                 304        Approximately 1,153,051 shares of
      and its subsidiary, 1st Savings Bank, f.s.b.                           UPC Common Stock
                                                            --------------
                  TOTALS                                         $549
                                                            ==============


------------------------------
(1)    At March 31, 1997.

         EARNINGS CONSIDERATIONS RELATED TO OTHER PENDING ACQUISITIONS. It is expected that either UPC or the institutions to be acquired in connection with the Other Pending Acquisitions will incur charges related to such acquisitions and to the assimilation of those institutions into the UPC organization. Anticipated charges would arise from matters such as, but not limited to, legal and accounting fees, financial advisory fees, consulting fees, payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits, costs associated with elimination of duplicate facilities and branch closures, data processing charges, cancellation of vendor contracts, the potential for additional provisions for loan losses and similar costs which normally arise from the consolidation of operational activities.

         Aggregate charges expected to arise with respect to the acquisition of Magna and the Other Pending Acquisitions have been preliminarily estimated to be in the range of $9 million to $11 million after taxes. To the extent that UPC's recognition of these acquisition-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. The range is provided as a preliminary estimate of the significant charges which may in the aggregate be required and should be viewed accordingly.

         This range of potential charges is based on currently available information as well as preliminary estimates and is subject to change. These changes are not reflected in the pro forma consolidated financial statements.

                        CERTAIN REGULATORY CONSIDERATIONS

         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to UPC. A more complete discussion is included in UPC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996. Information relating to Magna is included in the Magna Annual Report on Form 10-K for the fiscal year ended June 30, 1996. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

GENERAL

         UPC is a bank holding company registered with the Federal Reserve under the BHC Act. As such, UPC and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. In addition, as a savings and loan holding company, UPC is also registered with the OTS and is subject to the regulation, supervision, examination, and reporting requirements of the OTS.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

         The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy which is discussed below, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

         The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that UPC and any other bank holding company located in Tennessee may now acquire a bank located in any other state, and any bank holding company located outside Tennessee may lawfully acquire any Tennessee-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. None of the states in which the banking subsidiaries of UPC or Magna are located has either moved up the date after which interstate branching will be permissible or "opted out." Accordingly, UPC is able to consolidate all of its bank subsidiaries into a single bank with interstate branches.

         The BHC Act generally prohibits UPC from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

         Each of the subsidiary depository institutions of UPC is a member of the FDIC, and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect is business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.


         The regulatory agencies having supervisory jurisdiction over the respective subsidiary companies of UPC and Magna (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, the OTS in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, the OCC in the case of national banks and the state insurance department in the case of insurance subsidiaries) regularly examine the operations of such companies and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.


PAYMENT OF DIVIDENDS

         UPC is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of UPC, including cash flow to pay dividends to its stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to UPC, as well as by UPC and Magna to their stockholders.

         As to the payment of dividends, each of UPC's state-chartered banking subsidiaries is subject to the respective laws and regulations of the state in which such bank is located, and to the regulations of the bank's primary federal regulator. UPC's subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulation, and those that are national banks are subject to the regulations of the OCC.

         If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         At March 31, 1997, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of UPC, without obtaining governmental approvals, could declare aggregate dividends to UPC of approximately $111.4 million.

         The payment of dividends by UPC and its banking subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         UPC and its subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of UPC, and the appropriate federal banking regulator in the case of each of its subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies and their subsidiary depository institutions that have been promulgated by the Federal Reserve and each of the federal bank regulatory agencies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1997, UPC's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 19.68% and 16.55%, respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. UPC's Leverage Ratio at March 31, 1997, was 10.26%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Each of UPC's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulatory, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of March 31, 1997. Neither UPC nor any of its subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

         Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC and the OCC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, UPC is expected to act as a source of financial strength for, and to commit resources to support, each of its banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of UPC are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of UPC's respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

         FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

         At March 31, 1997, all of the subsidiary depository institutions of UPC had the requisite capital levels to qualify as well capitalized.

                        DESCRIPTION OF UPC CAPITAL STOCK


         UPC's Charter currently authorizes the issuance of 100,000,000 shares of UPC Common Stock and 10,000,000 shares of UPC Preferred Stock. As of June 30, 1997, 66,790,144 shares of UPC Common Stock were issued and outstanding and approximately 2,947,000 shares were subject to issuance through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans and other employee, officer and director benefit plans; approximately 3,259,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 3,166,545 shares were authorized for issuance and reserved for conversion of certain outstanding shares of UPC Preferred Stock. In addition, as of June 30, 1997, 2,533,236 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock") were issued and outstanding. As of June 30, 1997, none of UPC's 750,000 authorized shares of Series A Preferred Stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY
THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR
ANY GOVERNMENTAL AGENCY.

UPC COMMON STOCK


         GENERAL. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board of Directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, UPC's Charter or Bylaws or the rules of the NYSE. Union Planters National Bank, a wholly-owned subsidiary of UPC, is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock. Its address is Union Planters National Bank, Corporate Trust Department, 6200 Poplar Avenue, Third Floor, Memphis, Tennessee 38119.
Its mailing address is P.O. Box 387, Memphis, Tennessee 38147.


         DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the UPC Board of Directors.

         UPC has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock; however, UPC has no such arrangements in effect at the date hereof.

         LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of UPC, after distribution in full of the preferential amounts required to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC, of whatever kind, available for distribution to stockholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board of Directors may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation or winding-up of UPC for purposes of this paragraph.

         Because UPC is a holding company, its right and the rights of its creditors and stockholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

UPC PREFERRED STOCK

         SERIES A PREFERRED STOCK. UPC's Charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the UPC Board of Directors) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Registration Statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (SEC File No. 0-6919) which is incorporated by reference herein.


         SERIES E PREFERRED STOCK. 2,533,236 shares of Series E Preferred Stock were outstanding as of June 30, 1997. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of

$25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time at a redemption price of $25.00 per share plus any unpaid dividends. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

         For a further description of UPC Common Stock, See "EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS."

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors of Magna knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                              STOCKHOLDER PROPOSALS


         UPC expects to hold its next annual meeting of stockholders after the Merger on April 16, 1998. Under SEC rules, proposals of UPC stockholders intended to be presented at that meeting must be received by UPC at its principal executive offices no later than the date specified in UPC's 1997 annual meeting proxy statement. It is not currently anticipated that Magna will hold its 1997 annual meeting unless the Merger should not be consummated. In the event the Merger is not consummated, proposals of Magna stockholders intended to be included in the proxy material for that meeting must have been received by Magna at its principal executive offices no later than June 2, 1997.


                                     EXPERTS

         The consolidated financial statements of UPC and subsidiaries incorporated in this Proxy Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Magna and its subsidiaries as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         With respect to Magna's unaudited interim financial information for the periods ended September 30, 1996 and 1995, December 31, 1996 and 1995 and March 31, 1997 and 1996, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in Magna's quarterly reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                    OPINIONS

         The legality of the shares of UPC Common Stock to be issued in the Merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of UPC. E. James House, Jr. is an officer of, and receives compensation from, UPC.

         Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                               MAGNA BANCORP, INC.

                                       AND

                           UNION PLANTERS CORPORATION

                             DATED AS OF MAY 8, 1997

                              TABLE OF CONTENTS





                                                                                                              PAGE
                                                                                                              ----

Parties...................................................................................................    A-6
Preamble..................................................................................................    A-6
ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER..............................................................    A-6
     1.1   Merger.........................................................................................    A-6
     1.2   Time and Place of Closing......................................................................    A-6
     1.3   Effective Time.................................................................................    A-7
     1.4   Execution of Stock Option Agreement............................................................    A-7
     1.5   Restructure of Transaction.....................................................................    A-7
ARTICLE 2 - TERMS OF MERGER...............................................................................    A-7
     2.1   Charter........................................................................................    A-7
     2.2   By-laws........................................................................................    A-7
     2.3   Directors and Officers.........................................................................    A-7
ARTICLE 3 - MANNER OF CONVERTING SHARES...................................................................    A-8
     3.1   Conversion of Shares...........................................................................    A-8
     3.2   Anti-Dilution Provisions.......................................................................    A-8
     3.3   Shares Held by Magna or UPC....................................................................    A-8
     3.4   Fractional Shares..............................................................................    A-8
     3.5   Conversion of Stock Options....................................................................    A-8
ARTICLE 4 - EXCHANGE OF SHARES............................................................................    A-9
     4.1   Exchange Procedures............................................................................    A-9
     4.2   Rights of Former Magna Shareholders............................................................   A-10

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF MAGNA.......................................................   A-10
     5.1   Organization, Standing, and Power..............................................................   A-10
     5.2   Authority; No Breach By Agreement..............................................................   A-10
     5.3   Capital Stock..................................................................................   A-11
     5.4   Magna Subsidiaries.............................................................................   A-11
     5.5   SEC Filings; Financial Statements..............................................................   A-12
     5.6   Absence of Undisclosed Liabilities.............................................................   A-12
     5.7   Absence of Certain Changes or Events...........................................................   A-13
     5.8   Tax Matters....................................................................................   A-13
     5.9   Allowance for Possible Loan Losses.............................................................   A-14
     5.10  Assets.........................................................................................   A-14
     5.11  Intellectual Property..........................................................................   A-14
     5.12  Environmental Matters..........................................................................   A-15
     5.13  Compliance With Laws...........................................................................   A-15
     5.14  Labor Relations................................................................................   A-15
     5.15  Employee Benefit Plans.........................................................................   A-16
     5.16  Material Contracts.............................................................................   A-17
     5.17  Legal Proceedings..............................................................................   A-17
     5.18  Reports........................................................................................   A-18
     5.19  Statements True and Correct....................................................................   A-18
     5.20  Accounting, Tax, and Regulatory Matters........................................................   A-18
     5.21  State Takeover Laws............................................................................   A-18
     5.22  Charter Provisions.............................................................................   A-18

                                                                                                             Page
                                                                                                             ----
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF UPC.........................................................   A-19
     6.1   Organization, Standing, and Power..............................................................   A-19
     6.2   Authority; No Breach By Agreement..............................................................   A-19
     6.3   Capital Stock..................................................................................   A-19
     6.4   UPC Subsidiaries...............................................................................   A-20
     6.5   SEC Filings; Financial Statements..............................................................   A-20
     6.6   Absence of Undisclosed Liabilities.............................................................   A-21
     6.7   Absence of Certain Changes or Events...........................................................   A-21
     6.8   Tax Matters....................................................................................   A-21
     6.9   Environmental Matters..........................................................................   A-21
     6.10  Compliance With Laws...........................................................................   A-22
     6.11  Legal Proceedings..............................................................................   A-22
     6.12  Reports........................................................................................   A-22
     6.13  Statements True and Correct....................................................................   A-22
     6.14  Accounting, Tax, and Regulatory Matters........................................................   A-23
ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION......................................................   A-23
     7.1   Affirmative Covenants of Magna.................................................................   A-23
     7.2   Negative Covenants of Magna....................................................................   A-23
     7.3   Covenants of UPC...............................................................................   A-25
     7.4   Adverse Changes in Condition...................................................................   A-25
     7.5   Reports........................................................................................   A-25
ARTICLE 8 - ADDITIONAL AGREEMENTS.........................................................................   A-26
     8.1   Registration Statement; Proxy Statement; Shareholder Approval..................................   A-26
     8.2   Exchange Listing...............................................................................   A-26
     8.3   Applications...................................................................................   A-26
     8.4   Filings with State Offices.....................................................................   A-26
     8.5   Agreement as to Efforts to Consummate..........................................................   A-26
     8.6   Investigation and Confidentiality..............................................................   A-27
     8.7   Press Releases.................................................................................   A-27
     8.8   Certain Actions................................................................................   A-27
     8.9   Accounting and Tax Treatment...................................................................   A-37
     8.10  State Takeover Laws............................................................................   A-28
     8.11  Charter Provisions.............................................................................   A-28
     8.12  Agreements of Affiliates.......................................................................   A-28
     8.13  Employee Benefits and Contracts................................................................   A-28
     8.14  Indemnification................................................................................   A-28
     8.15  UPC Merger Subsidiary Organization.............................................................   A-29
ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.............................................   A-29
     9.1   Conditions to Obligations of Each Party........................................................   A-29
     9.2   Conditions to Obligations of UPC...............................................................   A-31
     9.3   Conditions to Obligations of Magna.............................................................   A-31
ARTICLE 10 - TERMINATION..................................................................................   A-32
     10.1  Termination....................................................................................   A-32
     10.2  Effect of Termination..........................................................................   A-34
     10.3  Non-Survival of Representations and Covenants..................................................   A-35
ARTICLE 11 - MISCELLANEOUS................................................................................   A-35
     11.1  Definitions....................................................................................   A-35
     11.2  Expenses.......................................................................................   A-41
     11.3  Brokers and Finders............................................................................   A-41
     11.4  Entire Agreement...............................................................................   A-42
     11.5  Amendments.....................................................................................   A-42
     11.6  Waivers........................................................................................   A-42
     11.7  Assignment.....................................................................................   A-42

                                                                                                             Page
                                                                                                             ----
     11.8  Notices........................................................................................   A-42
     11.9  Governing Law..................................................................................   A-43
     11.10 Counterparts...................................................................................   A-43
     11.11 Captions.......................................................................................   A-43
     11.12 Interpretations................................................................................   A-44
     11.13 Enforcement of Agreement.......................................................................   A-44
     11.14 Severability...................................................................................   A-44
Signatures................................................................................................   A-45

                                LIST OF EXHIBITS

EXHIBIT NUMBER             DESCRIPTION
--------------             -----------
          1.               Plan of Merger.  (ss. 1.1).

          2.               Form of Stock Option Agreement.  (ss.ss. 1.4, 11.1).

          3.               Form of agreement of affiliates of Magna.  (ss.ss. 8.12, 9.2(d)).

          4.               Form of Supplemental Letter.  (ss.ss. 7.2, 11.1).

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of May 8, 1997, by and between MAGNA BANCORP, INC. ("Magna"), a Delaware corporation having its principal office located in Hattiesburg, Mississippi; and UNION PLANTERS CORPORATION ("UPC"), a Tennessee corporation having its principal office located in Memphis, Tennessee.

                                    PREAMBLE

         The Boards of Directors of Magna and UPC are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Magna by UPC pursuant to the merger of a wholly owned, first-tier subsidiary of UPC to be organized under the Laws of the State of Delaware ("UPC Merger Subsidiary") with and into Magna. At the effective time of such merger, the outstanding shares of the common stock of Magna shall be converted into the right to receive shares of the common stock of UPC (except as provided in Sections 3.3 and 3.4 of this Agreement). As a result, shareholders of Magna shall become shareholders of UPC and Magna shall continue to conduct its business and operations as a wholly owned subsidiary of UPC. The transactions described in this Agreement are subject to the approvals of the shareholders of UPC and Magna, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

         Immediately after the execution and delivery of this Agreement, as a condition and inducement to UPC's willingness to enter into this Agreement, Magna and UPC are entering into a stock option agreement pursuant to which Magna is granting to UPC an option to purchase shares of Magna Common Stock.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

         1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, UPC Merger Subsidiary shall be merged with and into Magna in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Magna shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Magna and UPC and the Plan of Merger, in substantially the form of Exhibit 1, which has been approved and adopted by the Board of Directors of Magna and will be approved and adopted by the Board of Directors of UPC Merger Subsidiary and UPC (in its capacity as sole shareholder of UPC Merger Subsidiary) upon the organization of UPC Merger Subsidiary.

         1.2   TIME AND PLACE OF CLOSING. The Closing will take place at
9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of Magna approve this Agreement and the Plan of Merger as required by applicable Law, and (iii) the date on which all other conditions precedent to each Party's obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

         1.4 EXECUTION OF STOCK OPTION AGREEMENT. Simultaneously with the execution of this Agreement by the Parties and as a condition thereto, Magna is executing and delivering to UPC a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 2, pursuant to which Magna is granting to UPC an option to purchase shares of Magna Common Stock.

         1.5 RESTRUCTURE OF TRANSACTION. UPC shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of Magna, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Magna Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement);
(ii) changes the intended tax-free effects of the Merger to UPC or the holders of shares of Magna Common Stock; (iii) would permit UPC to pay the consideration other than by delivery of UPC Common Stock registered with the SEC (in the manner described in Section 4.1 of this Agreement); (iv) would be materially adverse to the interests of Magna or holders of shares of Magna Common Stock;
(v) would unreasonably impede or delay consummation of the Merger; or (vi) would affect any of the provisions in Sections 8.13 or 8.14 of this Agreement. UPC may exercise this right of revision by giving written notice to Magna in the manner provided in Section 11.8 of this Agreement which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger.

                                    ARTICLE 2

                                 TERMS OF MERGER

         2.1 CHARTER. The Charter of Magna in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 BY-LAWS. The By-laws of Magna in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until otherwise amended or repealed.

         2.3 DIRECTORS AND OFFICERS. The directors of Magna in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the By-laws of the Surviving Corporation. The officers of Magna in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the By-laws of the Surviving Corporation.

                                    ARTICLE 3

                           MANNER OF CONVERTING SHARES

         3.1   CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of UPC, UPC Merger Subsidiary, Magna, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of UPC Capital Stock, including any associated UPC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of UPC Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one share of Magna Common Stock.

         (c) Each share of Magna Common Stock (excluding shares held by any Magna company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .5165 of a share of UPC Common Stock (as subject to possible adjustment as set forth in Section 10.1(g) of this Agreement, the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of Magna Common Stock shall be accompanied by a UPC Right.

         3.2 ANTI-DILUTION PROVISIONS. In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 SHARES HELD BY MAGNA OR UPC. Each of the shares of Magna Common Stock held by any Magna Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Magna Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

         3.5   CONVERSION OF STOCK OPTIONS.

               (a) At the Effective Time, each option to purchase or other right with respect to shares of Magna Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("Magna Options") granted by Magna under the Magna Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock, and UPC shall assume each Magna Option, in accordance with the terms of the Magna Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time,

(i) UPC and its Salary and Benefits Committee shall be substituted for Magna and the Committee of Magna's Board of Directors (including, if applicable, the entire Board of Directors of Magna) or other independent committee administering such Magna Stock Plan, (ii) each Magna Option assumed by UPC may be exercised solely for shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Magna Option shall be equal to the number of shares of Magna Common Stock subject to such Magna Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price under each such Magna Option shall be adjusted by dividing the per share exercise price under each such Magna Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the clauses (iii) and (iv) of the first sentence of this Section 3.5, each Magna Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. UPC and Magna agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

               (b) As soon as practicable after the Effective Time, UPC shall deliver to the participants in each Magna Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Magna Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and UPC shall comply with the terms of each Magna Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Magna Stock Plan, that Magna Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Within 30 days after the Effective Time, UPC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of UPC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

               (c) In approving this Agreement, Magna and the Committee appointed by the Board of Directors of Magna in accordance with paragraph 3 of the Magna Bancorp, Inc. 1990 Stock Option and Incentive Plan agree not to permit the holders of options outstanding under such plan to receive cash upon the Merger in an amount equal to the excess of the "Market Value" of the Magna Common Stock subject to such option over the "Exercise Price" of the shares subject to such option in accordance with Section 11 of the Magna Bancorp, Inc. 1990 Stock Option and Incentive Plan.

                                    ARTICLE 4

                               EXCHANGE OF SHARES

         4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, UPC and Magna shall cause the exchange agent selected by UPC (the "Exchange Agent") to mail to the former shareholders of Magna appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Magna Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Magna Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Magna Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the consideration to which any former holder of Magna Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Magna Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Magna Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither UPC nor the Exchange Agent shall be liable to a holder of Magna Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the shareholders of Magna shall constitute ratification of the appointment of the Exchange Agent.

         4.2 RIGHTS OF FORMER MAGNA SHAREHOLDERS. At the Effective Time, the stock transfer books of Magna shall be closed as to holders of Magna Common Stock immediately prior to the Effective Time and no transfer of Magna Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Magna Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Magna in respect of such shares of Magna Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of UPC Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of UPC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Magna Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Magna Common Stock certificate, both the UPC Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF MAGNA

         Magna hereby represents and warrants to UPC as follows:

         5.1 ORGANIZATION, STANDING, AND POWER. Magna is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Magna is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

         5.2   AUTHORITY; NO BREACH BY AGREEMENT.

               (a) Magna has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Magna, subject to the approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of Magna Common Stock, which is the only shareholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by Magna. Subject to such requisite shareholder approval, this Agreement and the Plan of Merger (which for purposes of this sentence shall not include the Stock Option Agreement) represent legal, valid, and binding obligations of Magna, enforceable against Magna



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in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Except as set forth in Section 5.2 of the Magna Disclosure Memorandum, neither the execution and delivery of this Agreement or the Plan of Merger, as appropriate, by Magna, nor the consummation by Magna of the transactions contemplated hereby or thereby, nor compliance by Magna with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Magna's Charter or By-laws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Magna Company under, any Contract or Permit of any Magna Company, other than Defaults that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Magna Company or any of their respective material Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Magna of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

         5.3   CAPITAL STOCK.

               (a) The authorized capital stock of Magna consists of (i) 14,500,000 shares of Magna Common Stock, of which 13,754,266 shares are issued and outstanding as of the date of this Agreement (exclusive of treasury shares) and not more than 13,884,977 shares will be issued and outstanding at the Effective Time, and (ii) 500,000 shares of preferred stock, $0.01 par value, of which no shares are, or will be, issued and outstanding as of the date of this Agreement or at the Effective Time, respectively. All of the issued and outstanding shares of capital stock of Magna are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Magna has been issued in violation of any preemptive rights of the current or past shareholders of Magna. Magna has reserved 144,136 shares of Magna Common Stock for issuance under the Magna Stock Plans, pursuant to which options to purchase not more than 119,136 shares of Magna Common Stock are outstanding and rights to receive 11,575 shares of Magna Common Stock are outstanding pursuant to stock equivalents allocated to directors.

               (b) Except as set forth in Section 5.3(a) of this Agreement, or as provided in the Stock Option Agreement there are no shares of capital stock or other equity securities of Magna outstanding and no outstanding Rights relating to the capital stock of Magna.

         5.4 MAGNA SUBSIDIARIES. Magna has disclosed in Section 5.4 of the Magna Disclosure Memorandum all of the Magna Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Magna Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein of all Magna Companies). Magna or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Magna Subsidiary, except Magna Insurance is only 79% owned. No capital stock (or other equity interest) of any



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Magna Subsidiary are or may become required to be issued (other than to another
Magna Company) by reason of any Rights, and there are no Contracts by which any Magna Subsidiary is bound to issue (other than to another Magna Company) additional shares of its capital stock (or other equity interests) or Rights or by which any Magna Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Magna Subsidiary (other than to another Magna Company). There are no Contracts relating to the rights of any Magna Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Magna Subsidiary. All of the shares of capital stock (or other equity interests) of each Magna Subsidiary held by a Magna Company are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Magna Company free and clear of any Lien. Each Magna Subsidiary is either a bank, a savings association, partnership, limited liability corporation, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Magna Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna. The only Magna Subsidiary that is a depository institution is Magnolia Federal. Magnolia Federal is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Savings Association Insurance Fund. The minute book and other organizational documents for each Magna Subsidiary have been made available to UPC for its review, and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

         5.5   SEC FILINGS; FINANCIAL STATEMENTS.

               (a) Magna has filed and made available to UPC all SEC Documents required to be filed by Magna since June 30, 1993 (the "Magna SEC Reports"). The Magna SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Magna SEC Reports or necessary in order to make the statements in such Magna SEC Reports, in light of the circumstances under which they were made, not misleading. None of Magna's Subsidiaries is required to file any SEC Documents.

               (b) Each of the Magna Financial Statements (including, in each case, any related notes) contained in the Magna SEC Reports, including any Magna SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Magna and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Magna Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Magna as of June 30, 1996, included in the Magna Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. No Magna Company has incurred or paid any Liability since June 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not



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

reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna or (ii) in connection with the transactions contemplated by this Agreement.

         5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, except as disclosed in the Magna Financial Statements made available prior to the date of this Agreement or contemplated by pending federal legislation applicable to financial institutions generally, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, and (ii) the Magna Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Magna contained in this Agreement.

         5.8   TAX MATTERS.

               (a) All Tax Returns required to be filed by or on behalf of any of the Magna Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and, to the Knowledge of Magna, all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Magna Financial Statements made available prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Magna Companies.

               (b) None of the Magna Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c) Adequate provision for any Taxes due or to become due for any of the Magna Companies for the period or periods through and including the date of the respective Magna Financial Statements has been made and is reflected on such Magna Financial Statements.

               (d) Deferred Taxes of the Magna Companies have been provided for in accordance with GAAP.

               (e) To the Knowledge of Magna, each of the Magna Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

               (f) Except as set forth in Section 5.8 of the Magna Disclosure Memorandum, none of the Magna Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

               (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Magna Companies that occurred during or after any Taxable Period in which the Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

               (h) Except as set forth in Section 5.8 of the Magna Disclosure Memorandum, none of the Magna Companies is a party to any tax allocation or sharing agreement and none of the Magna Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common



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parent of which was Magna) has any Liability for taxes of any Person (other than
Magna and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor or by Contract or otherwise.

         5.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of Magna included in the most recent Magna Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Magna included in the Magna Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, in the reasonable opinion of management of Magna adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known and reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Magna Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Magna Companies as of the dates thereof.

         5.10 ASSETS. Except as disclosed or reserved against in the Magna Financial Statements made available prior to the date of this Agreement or in
Section 5.10 of the Magna Disclosure Memorandum, the Magna Companies have good and marketable title, free and clear of all material Liens, to all of their respective Assets. All tangible properties used in the businesses of the Magna Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Magna's past practices. All Assets which are material to Magna's business on a consolidated basis, held under leases or subleases by any of the Magna Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. To the Knowledge of Magna, the Magna Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the Magna Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by any Magna Company under such policies, except for routine claims, none of which is material, or as disclosed in Section 5.17 of the Magna Disclosure Memorandum.

         5.11 INTELLECTUAL PROPERTY. All of the Intellectual Property rights of the Magna Companies are in full force and effect and constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Magna, there currently are not, any Defaults thereunder by Magna. A Magna Company owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. None of the Magna Companies or, to the Knowledge of Magna, their respective predecessors has misused the Intellectual Property rights of others and, to the Knowledge of Magna, none of the Intellectual Property rights as used in the business conducted by any such Magna Company infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. To the Knowledge of Magna, no Magna Company is obligated to pay any royalties to any Person with respect to any such Intellectual Property. To the Knowledge of Magna, each Magna Company owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of any Magna Company is party to any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information, which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any Magna Company.



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

         5.12 ENVIRONMENTAL MATTERS. Except as set forth in Section 5.12 of the Magna Disclosure Memorandum:

               (a) To the Knowledge of Magna, each Magna Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

               (b) To the Knowledge of Magna, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Magna Company or any of its Operating Properties or Participation Facilities (or Magna in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Magna Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, nor is there any reasonable basis for any Litigation of a type described in this sentence.

               (c) During the period of (i) any Magna Company's ownership or operation of any of their respective current properties, (ii) any Magna Company's participation in the management of any Participation Facility, or
(iii) any Magna Company's holding of a security interest in a Operating Property, to the Knowledge of Magna, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna. Prior to the period of
(i) any Magna Company's ownership or operation of any of their respective current properties, (ii) any Magna Company's participation in the management of any Participation Facility, or (iii) any Magna Company's holding of a security interest in a Operating Property, to the Knowledge of Magna, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna.

         5.13 COMPLIANCE WITH LAWS. Magna is duly registered as a savings and loan holding company under the HOLA. Each Magna Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. None of the Magna Companies:

               (a) to the Knowledge of Magna, is in violation of any material Laws, Orders, or Permits applicable to its business or employees conducting its business; and

               (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Magna Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any Magna Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.14 LABOR RELATIONS. No Magna Company is the subject of any Litigation asserting that it or any other Magna Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Magna Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any


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

Magna Company, pending or threatened, or to the Knowledge of Magna, is there any activity involving any Magna Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.15  EMPLOYEE BENEFIT PLANS.

               (a) Magna has disclosed in Section 5.15 of the Magna Disclosure Memorandum, and has delivered or made available to UPC prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Magna Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Magna Benefit Plans"). Any of the Magna Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Magna ERISA Plan." Each Magna ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Magna Pension Plan." No Magna Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (b) All Magna Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna. Each Magna ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Magna is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Magna Company has engaged in a transaction with respect to any Magna Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Magna Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

               (c) No Magna Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Magna Pension Plan, (ii) no change in the actuarial assumptions with respect to any Magna Pension Plan, and (iii) no increase in benefits under any Magna Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna or materially adversely affect the funding status of any such plan. Neither any Magna Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Magna Company, or the single-employer plan of any entity which is considered one employer with Magna under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Magna Company has provided, or is required to provide, security to a Magna Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

               (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Magna Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No Magna Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been

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waived, has been required to be filed for any Magna Pension Plan or by any ERISA
Affiliate within the 12-month period ending on the date hereof.

               (e) Except as disclosed in Section 5.15 of the Magna Disclosure Memorandum, no Magna Company has any Liability for retiree health and life benefits under any of the Magna Benefit Plans and there are no restrictions on the rights of such Magna Company to amend or terminate any such retiree health or benefit Plan without incurring Liability thereunder.

               (f) Except as disclosed in Section 5.15 of the Magna Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Magna Company from any Magna Company under any Magna Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Magna Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

               (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Magna Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Magna Financial Statements to the extent required by and in accordance with GAAP.

         5.16 MATERIAL CONTRACTS. Except as disclosed in the Magna SEC Reports or as disclosed in Section 5.16 of the Magna Disclosure Memorandum, none of the Magna Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000,
(ii) any Contract relating to the borrowing of money by any Magna Company or the guarantee by any Magna Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts which prohibit or restrict any Magna Company from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contracts between or among Magna Companies, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the Magna Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Magna SEC Report filed by Magna with the SEC prior to the date of this Agreement that has not been filed as an exhibit to a Magna SEC Report (together with all Contracts referred to in Sections 5.10 and 5.15(a) of this Agreement, the "Magna Contracts"). With respect to each Magna Contract: (i) the Contract is in full force and effect; (ii) no Magna Company is in Default thereunder; (iii) no Magna Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Magna, in Default in any respect or has repudiated or waived any material provision thereunder. Except as set forth in Section 5.16 of the Magna Disclosure Memorandum, all of the indebtedness of any Magna Company for money borrowed is prepayable at any time by such Magna Company without penalty or premium.

         5.17 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Magna, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Magna Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Magna Company.
Section 5.17 of the Magna Disclosure

Memorandum includes a summary report of all material Litigation as of the date of this Agreement to which any Magna Company is a party and which names a Magna Company as a defendant or cross-defendant.

         5.18 REPORTS. Since January 1, 1994, or the date of organization if later, each Magna Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Magna). As of their respective dates, or as subsequently amended for minor corrections, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         5.19 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Magna Company or any Affiliate thereof to UPC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Magna Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by UPC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Magna Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Magna's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a Magna Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Magna, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Magna Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.20 ACCOUNTING, TAX, AND REGULATORY MATTERS. No Magna Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance relating to Magna that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such section.

         5.21 STATE TAKEOVER LAWS. Each Magna Company has taken all necessary action to exempt the transactions contemplated by this Agreement and the Plan of Merger from, or if necessary challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including Section 203 of the DGCL.

         5.22 CHARTER PROVISIONS. Each Magna Company has taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any

Person under the Charter, By-laws or other governing instruments of any Magna Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Magna Company that may be directly or indirectly acquired or controlled by it.

                                    ARTICLE 6

                      REPRESENTATIONS AND WARRANTIES OF UPC

         Except as disclosed in the UPC Disclosure Memorandum, UPC hereby represents and warrants to Magna as follows:

         6.1 ORGANIZATION, STANDING, AND POWER. UPC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. UPC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

         6.2   AUTHORITY; NO BREACH BY AGREEMENT.

               (a) UPC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of UPC. This Agreement (which for purposes of this sentence shall not include the Stock Option Agreement) represents a legal, valid, and binding obligation of UPC, enforceable against UPC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by UPC, nor the consummation by UPC of the transactions contemplated hereby, nor compliance by UPC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of UPC's Restated Charter of Incorporation or By-laws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any UPC Company under, any Contract or Permit of any UPC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any UPC Company or any of their respective material Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by UPC or UPC Merger Subsidiary of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

         6.3   CAPITAL STOCK. The authorized capital stock of UPC consists of
(i) 100,000,000 shares of UPC Common Stock, of which 66,010,936 shares were issued and outstanding as of March 31, 1997 (exclusive of treasury shares), and
(ii) 10,000,000 shares of UPC Preferred Stock, of which no shares of UPC Series A Preferred Stock, and 2,877,474 shares of UPC Series E Preferred Stock, are issued and outstanding. All of the issued and outstanding shares of UPC Capital Stock are, and all of the shares of UPC Common Stock to be issued in exchange for shares of Magna Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Tennessee Business Corporation Act. None of the outstanding shares of UPC Capital Stock has been, and none of the shares of UPC Common Stock to be issued in exchange for shares of Magna Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of UPC. UPC has reserved for issuance a sufficient number of shares of UPC Common Stock for the purpose of issuing shares of UPC Common Stock in accordance with the provisions of Sections 3.1 and
3.5 of this Agreement.

         6.4 UPC SUBSIDIARIES. UPC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each UPC Subsidiary. No equity securities of any UPC Subsidiary are or may become required to be issued (other than to another UPC Company) by reason of any Rights, and there are no Contracts by which any UPC Subsidiary is bound to issue (other than to another UPC Company) additional shares of its capital stock or Rights or by which any UPC Company is or may be bound to transfer any shares of the capital stock of any UPC Subsidiary (other than to another UPC Company). There are no Contracts relating to the rights of any UPC Company to vote or to dispose of any shares of the capital stock of any UPC Subsidiary. All of the shares of capital stock of each UPC Subsidiary held by a UPC Company are fully paid and nonassessable (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the UPC Company free and clear of any Lien. Each UPC Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each UPC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. Each UPC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

         6.5   SEC FILINGS; FINANCIAL STATEMENTS.

               (a) UPC has filed and made available to Magna all SEC Documents required to be filed by UPC since December 31, 1993 (the "UPC SEC Reports"). The UPC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such UPC SEC Reports or necessary in order to make the statements in such UPC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for UPC Subsidiaries that are registered as a broker, dealer, or investment advisor, none of UPC's Subsidiaries is required to file any SEC Documents.

               (b) Each of the UPC Financial Statements (including, in each case, any related notes) contained in the UPC SEC Reports, including any UPC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of UPC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No UPC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of UPC as of December 31, 1996, included in the UPC Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. No UPC Company has incurred or paid any Liability since December 31, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC or (ii) in connection with the transactions contemplated by this Agreement.

         6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed in the UPC Financial Statements made available prior to the date of this Agreement or contemplated by pending federal legislation applicable to financial institutions generally, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, and (ii) the UPC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of UPC contained in this Agreement.

         6.8   TAX MATTERS.

               (a) All Tax Returns required to be filed by or on behalf of any of the UPC Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and, to the Knowledge of UPC, all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the UPC Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the UPC Companies.

               (b) Adequate provision for any Taxes due or to become due for any of the UPC Companies for the period or periods through and including the date of the respective UPC Financial Statements has been made and is reflected on such UPC Financial Statements.

               (c) Deferred Taxes of the UPC Companies have been provided for in accordance with GAAP.

         6.9   ENVIRONMENTAL MATTERS.

               (a) To the Knowledge of UPC, each UPC Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

               (b) To the Knowledge of UPC, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any UPC Company or any of its Operating Properties or Participation Facilities (or UPC in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any UPC Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, nor is there any reasonable basis for any Litigation of a type described in this sentence.

               (c) During the period of (i) any UPC Company's ownership or operation of any of their respective current properties, (ii) any UPC Company's participation in the management of any Participation Facility, or (iii) any UPC Company's holding of a security interest in a Operating Property, to the Knowledge of UPC, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. Prior to the period of (i) any UPC Company's ownership or operation of any of their respective current properties,
(ii) any UPC Company's participation in the management of any Participation Facility, or (iii) any UPC Company's holding of a security interest in a Operating Property, to the Knowledge of UPC, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

         6.10 COMPLIANCE WITH LAWS. UPC is duly registered as a bank holding company under the BHC Act and as a savings and loan holding company under the HOLA. Each UPC Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. No UPC Company:

               (a) to the Knowledge of UPC, is in violation of any material Laws, Orders, or Permits applicable to its business or employees conducting its business; and

               (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any UPC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any UPC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.11 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of UPC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any UPC Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any UPC Company.

         6.12 REPORTS. Since January 1, 1994, or the date of organization if later, each UPC Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         6.13 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any UPC Company or any Affiliate thereof to Magna pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any UPC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by UPC with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any UPC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Magna's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any UPC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Magna, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any UPC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.14 ACCOUNTING, TAX, AND REGULATORY MATTERS. No UPC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance relating to UPC that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                    ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 AFFIRMATIVE COVENANTS OF MAGNA. Unless the prior written consent of UPC shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 7.1 of the Magna Disclosure Memorandum, Magna shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.2 NEGATIVE COVENANTS OF MAGNA. Except as specifically contemplated by this Agreement or other documents or instruments executed in connection with this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Magna covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of UPC, which consent shall not be unreasonably withheld:

               (a) amend the Charter, By-laws, or other governing instruments of any Magna Company; or

               (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Magna Company to another Magna Company) in excess of an aggregate of

     $250,000 (for the Magna Companies on a consolidated basis) except in the ordinary course of the business of Magna Subsidiaries consistent with past practices (which shall include, for Magna Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Magna Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, advances from the Federal Reserve Board or Federal Home Loan Bank, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Magna Disclosure Memorandum); or

               (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Magna Company, or declare or pay any dividend or make any other distribution in respect of Magna's capital stock, provided that Magna may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Magna Common Stock at a rate not in excess of $.15 per share with usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the Magna Disclosure Memorandum and such dates may not be changed without the prior written consent of UPC, provided, that, notwithstanding the provisions of
     Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Magna Common Stock do not become entitled to receive both a dividend in respect of their Magna Common Stock and a dividend in respect of UPC Common Stock or fail to be entitled to receive any dividend; or

               (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof or issuance of shares to satisfy stock rights outstanding as of the date hereof, plus dividend and accumulation rights, if any, and pursuant to the terms of the Magna Stock Plans in existence on the date hereof, or pursuant to the Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Magna Common Stock or any other capital stock of any Magna Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

               (e) adjust, split, combine or reclassify any capital stock of any Magna Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Magna Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Magna Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Magna Company) or any Asset having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or

               (f) except as disclosed in Section 7.2(f) of the Magna Disclosure Memorandum and for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less or Federal Home Loan Bank Stock, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Magna Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with
     (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

               (g) grant any increase in compensation or benefits to the employees or officers of any Magna Company, except in accordance with past practice disclosed in Section 7.2(g) of the Magna Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other



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


     than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Magna Disclosure Memorandum; and enter into or amend any severance agreements with officers of any Magna Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any Magna Company except in accordance with past practice disclosed in Section 7.2(g) of the Magna Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Magna); or

               (h) enter into or amend any employment Contract between any Magna Company and any Person (unless such amendment is required by Law) that the Magna Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

               (i) except as disclosed in Section 7.2(i) of the Magna Disclosure Memorandum, adopt any new employee benefit plan of any Magna Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Magna Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

               (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

               (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Magna Company for money damages in excess of $100,000 or restrictions upon the operations of any Magna Company; or

               (l) other than in the ordinary course of business consistent with past practice or as otherwise disclosed in Section 7.2(l) of the Magna Disclosure Memorandum, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

         7.3 COVENANTS OF UPC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, UPC covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the UPC Common Stock and the business prospects of the UPC Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                    ARTICLE 8

                              ADDITIONAL AGREEMENTS

         8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. UPC shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of UPC Common Stock upon consummation of the Merger. Magna shall furnish all information concerning it and the holders of its capital stock as UPC may reasonably request in connection with such action. Magna shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) Magna shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Magna shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of Magna shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approvals.

         8.2 EXCHANGE LISTING. UPC shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of UPC Common Stock to be issued to the holders of Magna Common Stock or Magna Options pursuant to the Merger, and UPC shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

         8.3 APPLICATIONS. UPC shall prepare and file, and Magna shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least three business days prior to filing, UPC shall provide Magna and its counsel with copies of such applications. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

         8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, UPC Merger Subsidiary and Magna shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

         8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or the Stock Option Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.6   INVESTIGATION AND CONFIDENTIALITY.

               (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

               (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

               (c) Magna shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Transaction with Magna to preserve the confidentiality of the information relating to Magna provided to such Persons and their Affiliates and Representatives.

         8.7 PRESS RELEASES. Prior to the Effective Time, Magna and UPC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, after the date of this Agreement, no Magna Company nor any Affiliate thereof nor any Representatives thereof retained by any Magna Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Magna's Board of Directors as advised by counsel, no Magna Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Magna may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Magna shall promptly notify UPC orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Magna shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

         8.9 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         8.10 STATE TAKEOVER LAWS. Each Magna Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law.

         8.11 CHARTER PROVISIONS. Each Magna Company shall take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Charter, By-laws, or other governing instruments of any Magna Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Magna Company that may be directly or indirectly acquired or controlled by it.

         8.12 AGREEMENT OF AFFILIATES. Magna has disclosed in Section 8.12 of the Magna Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Magna for purposes of Rule 145 under the 1933 Act. Magna shall use its reasonable efforts to cause each such Person to deliver to UPC not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Magna Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of UPC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of UPC and Magna have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of UPC Common Stock issued to such affiliates of Magna in exchange for shares of Magna Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and Magna have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section
8.12 (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to affiliates of Magna pursuant to this Agreement to enforce the provisions of this Section 8.12). UPC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of UPC Common Stock by such affiliates.

         8.13 EMPLOYEE BENEFITS AND CONTRACTS. Subject to the terms of the Supplemental Letter, following the Effective Time, UPC shall provide to officers and employees of the Magna Companies employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the UPC Companies to their similarly situated officers and employees. For purposes of participation, vesting, and (except in the case of retirement plans) benefit accrual under such employee benefit plans, the service of the employees of the Magna Companies prior to the Effective Time shall be treated as service with a UPC Company participating in such employee benefit plans.

         8.14  INDEMNIFICATION.

               (a) After the Effective Time, UPC shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the Magna Companies (each, an "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and the Stock Option Agreement) to the full extent permitted under Delaware Law and by Magna's Charter and By-laws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by UPC is required to effectuate any indemnification, UPC shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between UPC and the Indemnified Party.

               (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify UPC thereof, provided that the failure so to notify shall not affect the obligations of UPC under this Section 8.14 unless and to the extent such failure materially increases UPC's liability under this
Section 8.14. In the event of any such Litigation (whether arising before or after the Effective Time), (i) UPC or the Surviving Corporation shall have the right to assume the defense thereof and UPC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if UPC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between UPC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and UPC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that UPC shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) UPC shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

               (c) The Surviving Corporation shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. The Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

               (d) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.14.

         8.15 UPC MERGER SUBSIDIARY ORGANIZATION. UPC shall organize UPC Merger Subsidiary under the Laws of the State of Delaware. Prior to the Effective Time, the outstanding capital stock of UPC Merger Subsidiary shall consist of 1,000 shares of UPC Merger Subsidiary Common Stock, all of which shares shall be owned by UPC. Prior to the Effective Time, UPC Merger Subsidiary shall not (i) conduct any business operations whatsoever or (ii) enter into any Contract or agreement of any kind, acquire any assets or incur any Liability, except as may be specifically contemplated by this Agreement or the Plan of Merger or as the Parties may otherwise agree. UPC, as the sole stockholder of UPC Merger Subsidiary, shall vote prior to the Effective Time the shares of UPC Merger Subsidiary Common Stock in favor of the Plan of Merger.

                                    ARTICLE 9

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 of this Agreement:

               (A) SHAREHOLDER APPROVAL. The shareholders of Magna shall have approved this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

               (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (other than matters relating to the raising of additional capital or the disposition of Assets (including, but not limited to, any divestiture or restrictions on the insurance activities of any Magna Companies) or deposit Liabilities and associated branches) which in the reasonable judgment of the Board of Directors of UPC would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, UPC would not, in its reasonable judgment, have entered into this Agreement.

               (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

               (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement and the Plan of Merger.

               (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of UPC Common Stock issuable pursuant to the Merger shall have been received.

               (F) EXCHANGE LISTING. The shares of UPC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

               (G) POOLING LETTERS. Each of the Parties shall have received copies of the letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to UPC, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

               (H) TAX MATTERS. Each Party shall have received a written opinion of counsel from Alston & Bird LLP, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Magna Common Stock for UPC Common Stock will not give rise to gain or loss to the shareholders of Magna with respect to such exchange (except to the extent of any cash received), and (iii) none of Magna or UPC will recognize gain or loss as a consequence of the Merger (except for the inclusion in income of the amount of the bad-debt reserve maintained by Magnolia Federal and any other amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Magna and UPC reasonably satisfactory in form and substance to such counsel.



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

         9.2 CONDITIONS TO OBLIGATIONS OF UPC. The obligations of UPC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by UPC pursuant to Section 11.6(a) of this Agreement:

               (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Magna set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Magna set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Magna set forth in Sections 5.20, 5.21, and 5.22 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Magna set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Magna; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

               (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Magna to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (C) CERTIFICATES. Magna shall have delivered to UPC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Magna's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as UPC and its counsel shall request.

               (D) AFFILIATES AGREEMENTS. UPC shall have received from each affiliate of Magna the affiliates letter referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of UPC that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

               (E) EMPLOYMENT AGREEMENTS. Robert S. Duncan and Lou Ann Poynter shall have entered into employment agreements with UPC, substantially in the form of Appendices A and B, respectively, to the Supplemental Letter.

         9.3 CONDITIONS TO OBLIGATIONS OF MAGNA. The obligations of Magna to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Magna pursuant to Section 11.6(b) of this
Agreement:

               (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of UPC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of UPC set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of UPC set forth in Section 6.14 of this

     Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of UPC set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.14) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on UPC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

               (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of UPC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (C) CERTIFICATES. UPC shall have delivered to Magna (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by UPC's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Magna and its counsel shall request.

                                   ARTICLE 10
                                   TERMINATION

         10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Magna, this Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a) By mutual consent of the Board of Directors of UPC and the Board of Directors of Magna; or

               (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Magna and Section 9.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Magna and Section 9.3(a) of this Agreement in the case of UPC; or

               (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Magna and Section 9.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

               (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Magna fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the DGCL and the rules of the NASD at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

               (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

               (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Magna and Section 9.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

               (g) By the Board of Directors of Magna, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                    (1) the Average Closing Price shall be less than the product of (i) 0.80 and (ii) the Starting Price; and

                    (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "UPC Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

     subject, however, to the following three sentences. If Magna refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to UPC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, UPC shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the UPC Ratio. If UPC makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Magna of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g).

          For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

          "Average Closing Price" shall mean the average of the daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) for the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

          "Determination Date" shall mean the later of the date (i) of the Shareholders' Meeting and (ii) on which the last Consent of the Board of Governors of the Federal Reserve System or the Office of Thrift Supervision shall be received.

          "Index Group" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

                                   BANK HOLDING COMPANIES                                   WEIGHTING
                       ---------------------------------------------                        ---------
                       AmSouth Bancorporation                                                 4.87%
                       Central Fidelity Banks, Inc.                                           5.11
                       Compass Bancshares, Inc.                                               3.63
                       Deposit Guaranty Corporation                                           3.56
                       Fifth Third Bancorp                                                    9.24
                       First American Corporation                                             2.60
                       First Commerce Corporation                                             3.39
                       First Tennessee National Corporation                                   5.62
                       First Virginia Banks, Inc.                                             2.83
                       Hibernia Corporation                                                  11.25
                       Huntington Bancshares, Inc.                                           12.35
                       Mercantile Bancorporation, Inc.                                        5.30
                       National Commerce Bancorp                                              2.14
                       Regions Financial Corporation                                          5.80
                       Signet Banking Corporation                                             5.25
                       Southern National Corporation                                          9.55
                       Star Banc Corporation                                                  7.50
                                                                                            ------
                       Total                                                                100.00%
                                                                                            ======

          "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

          "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

          "Starting Price" shall mean the closing price per share of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) on the Starting Date.

          If any company belonging to the Index Group or UPC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or UPC shall be appropriately adjusted for the purposes of applying this Section 10.1(g).

          10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement, the Plan of Merger, and the Supplemental Letter shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from

Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms as to its termination.

        10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4 and 11 and Sections 8.12, 8.13 and 8.14 of this Agreement and the provisions of the Supplemental Letter.

                                   ARTICLE 11
                                  MISCELLANEOUS

        11.1  DEFINITIONS.

              (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

        "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

        "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

        "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including the Stock Option Agreement and the Exhibits delivered pursuant hereto and incorporated herein by reference.

        "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

        "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Magna and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

        "CLOSING DATE" shall mean the date on which the Closing occurs.

        "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

        "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

        "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

        "DGCL" shall mean the Delaware General Corporation Law.

        "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

        "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

        "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

        "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

        "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

        "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or General Counsel of such Person.

        "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

        "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

        "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

        "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

        "MAGNA COMMON STOCK" shall mean the $0.01 par value common stock of Magna.

        "MAGNA COMPANIES" shall mean, collectively, Magna and all Magna Subsidiaries.

        "MAGNA DISCLOSURE MEMORANDUM" shall mean the written information entitled "Magna Bancorp, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to UPC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

        "MAGNA FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Magna as of June 30, 1996, 1995 and 1994, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995 and 1994, as filed by Magna in SEC Documents, and (ii) the consolidated balance sheets of Magna (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1996.

        "MAGNA STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Magna designated as follows: (i) Magna Bancorp, Inc. 1990 Stock Option and Incentive Plan; (ii) Magna Bancorp, Inc. Management Retention and Recognition Plan and (iii) Magna Bancorp, Inc. / Magnolia Federal Bank For Savings Stock In lieu of Cash Compensation Plan For Directors.

        "MAGNA SUBSIDIARIES" shall mean the Subsidiaries of Magna, which shall include the Magna Subsidiaries described in Section 5.4 of I the Magna Disclosure Memorandum and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Magna in the future and owned by Magna at the Effective Time.

        "MAGNOLIA FEDERAL" shall mean Magnolia Federal Bank for Savings, a federal stock savings bank and a Magna Subsidiary.

        "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

        "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" and "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, savings associations, and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the transaction contemplated hereby, and (d) the direct effects of compliance with this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Magna as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

        "NYSE" shall mean the New York Stock Exchange, Inc.

        "1933 ACT" shall mean the Securities Act of 1933, as amended.

        "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

        "OPERATING PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

        "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

        "PARTY" shall mean either Magna or UPC, and "PARTIES" shall mean both Magna and UPC.

        "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

        "PLAN OF MERGER" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 1.

        "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

        "PROXY STATEMENT" shall mean the proxy statement used by Magna to solicit the approval of its shareholders of the transactions contemplated by this Agreement and the Plan of Merger, which shall include the prospectus of UPC relating to the issuance of the UPC Common Stock to holders of Magna Common Stock.

        "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by UPC under the 1933 Act with respect to the shares of UPC Common Stock to be issued to the shareholders of Magna in connection with the transactions contemplated by this Agreement.

        "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

        "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

        "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

        "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

        "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

        "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Magna to be held pursuant to Section 8.1 of this Agreement, including any adjournment or postponements thereof.

        "STOCK OPTION AGREEMENT" shall mean the Stock Option Agreement of even date herewith issued to UPC by Magna, substantially in the form of Exhibit 1.

        "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

        "SUPPLEMENTAL LETTER" shall mean the supplemental letter of even date herewith relating to certain understandings and agreements in addition to those included in this Agreement, substantially in the form of Exhibit 4.

        "SURVIVING CORPORATION" shall mean Magna as the surviving corporation resulting from the Merger.

        "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

        "UPC CAPITAL STOCK" shall mean, collectively, the UPC Common Stock, the UPC Preferred Stock and any other class or series of capital stock of UPC.

        "UPC COMMON STOCK" shall mean the $5.00 par value common stock of UPC.

        "UPC COMPANIES" shall mean, collectively, UPC and all UPC Subsidiaries.

        "UPC DISCLOSURE MEMORANDUM" shall mean the written information entitled "Union Planters Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to Magna describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

        "UPC FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of UPC as of December 31, 1996, 1995 and 1994, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995 and 1994, as filed by UPC in SEC Documents, and (ii) the consolidated balance sheets of UPC (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

        "UPC MERGER SUBSIDIARY" shall mean the wholly owned subsidiary of UPC to be organized to effect the Merger under the Laws of the State of Delaware and with the name of UPC Merger Subsidiary, Inc.

        "UPC MERGER SUBSIDIARY COMMON STOCK" shall mean the $1.00 par value common stock of UPC Merger Subsidiary.

        "UPC PREFERRED STOCK" shall mean the no par value preferred stock of UPC and shall include the (i) Series A Preferred Stock and (ii) Series E, 8% Cumulative, Convertible Preferred Stock, of UPC ("UPC Series E Preferred Stock").

        "UPC RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the UPC Rights Agreement.

        "UPC RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated January 19, 1989, between UPC and UPNB, as Rights Agent.

        "UPC SUBSIDIARIES" shall mean the Subsidiaries of UPC and any corporation, bank, savings association, or other organization acquired as a Subsidiary of UPC in the future and owned by UPC at the Effective Time.

               (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                  Allowance                                            Section 5.9
                  Average Closing Price                                Section 10.1(g)
                  Closing                                              Section 1.2
                  Determination Date                                   Section 10.1(g)
                  Effective Time                                       Section 1.3
                  ERISA Affiliate                                      Section 5.15(c)
                  Exchange Agent                                       Section 4.1
                  Exchange Ratio                                       Section 3.1(c)
                  Indemnified Party                                    Section 8.14(a)
                  Index Group                                          Section 10.1(g)
                  Index Price                                          Section 10.1(g)
                  Index Ratio                                          Section 10.1(g)
                  Magna Benefit Plans                                  Section 5.15(a)
                  Magna Contracts                                      Section 5.16
                  Magna ERISA Plan                                     Section 5.15(a)
                  Magna Options                                        Section 3.5(a)
                  Magna Pension Plan                                   Section 5.15(a)
                  Magna SEC Reports                                    Section 5.5(a)
                  Merger                                               Section 1.1
                  Starting Date                                        Section 10.1(g)
                  Starting Price                                       Section 10.1(g)
                  Takeover Laws                                        Section 5.21
                  Tax Opinion                                          Section 9.1(h)
                  UPC Ratio                                            Section 10.1(g)
                  UPC SEC Reports                                      Section 6.4(a)

               (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2  EXPENSES.

               (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that UPC shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

               (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         11.3 BROKERS AND FINDERS. Except for Montgomery Securities as to Magna and except for The Robinson-Humphrey Company, Inc. as to UPC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Magna or UPC, each of Magna and UPC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein or executed in connection with this Agreement) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 of this Agreement.

         11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement and the Plan of Merger has been obtained; provided, that after any such approval by the holders of Magna Common Stock, there shall be made no amendment that modifies in any material respect the consideration to be received by the holders of Magna Common Stock without the further approval of such shareholders.

         11.6  WAIVERS.

               (a) Prior to or at the Effective Time, UPC, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Magna, to waive or extend the time for the compliance or fulfillment by Magna of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of UPC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of UPC.

               (b) Prior to or at the Effective Time, Magna, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by UPC, to waive or extend the time for the compliance or fulfillment by UPC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Magna under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Magna.

               (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below

(or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

       Magna:                    Magna Bancorp, Inc.
                                 100 West Front Street
                                 Hattiesburg, Mississippi 39403-1858
                                 Telecopy Number:  (601) 583-7100

                                 Attention:    Robert S. Duncan
                                               Chairman of the Board and
                                               Chief Executive Officer

       Copy to Counsel:          Silver, Freedman & Taff, L.L.P.
                                 1100 New York Avenue, N.W.
                                 Washington, D.C. 20005
                                 Telecopy Number:  (202) 682-0354

                                 Attention:    Barry P. Taff

       UPC:                      Union Planters Corporation
                                 7130 Goodlett Farms Parkway
                                 Memphis, Tennessee 38018
                                 Telecopy Number:  (901) 580-2877

                                 Attention:    Jackson W. Moore
                                               President

       Copy to Counsel:          Union Planters Corporation
                                 7130 Goodlett Farms Parkway
                                 Memphis, Tennessee 38018
                                 Telecopy Number:  (901) 580-2939

                                 Attention:    E. James House, Jr.
                                               Manager, Legal Division

                                 Alston & Bird LLP
                                 601 Pennsylvania Avenue
                                 North Building, Suite 250
                                 Washington, D.C.  20004
                                 Telecopy Number:  (202) 508-3333

                                 Attention:    Frank M. Conner III

         11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws, except to the extent the Laws of the State of Delaware apply.

         11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

         11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                              MAGNA BANCORP, INC.

By:/s/ H. A. Moore, III              By:/s/ Robert S. Duncan
   -----------------------------        -------------------------------
   H. A. Moore, III                     Robert S. Duncan
   Secretary                            Chairman of the Board and
                                        Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                              UNION PLANTERS CORPORATION

By:/s/ E.J. House, Jr.               By:/s/ Benjamin W. Rawlins, Jr.
   -----------------------------        -------------------------------
   E.J. House, Jr.                      Benjamin W. Rawlins, Jr.
   Secretary                            Chairman and Chief Executive Officer

[CORPORATE SEAL]

                                                                    APPENDIX B

                                 PLAN OF MERGER

                                       OF

                           UPC MERGER SUBSIDIARY, INC.

                                  INTO AND WITH

                               MAGNA BANCORP, INC.


                  Pursuant to this Plan of Merger ("Plan of Merger"), UPC MERGER SUBSIDIARY, INC. ("Merger Sub"), a corporation organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of UNION PLANTERS CORPORATION, a corporation organized and existing under the laws of the State of Tennessee ("UPC"), shall be merged into and with MAGNA BANCORP, INC., a corporation organized and existing under the laws of the State of Delaware ("Magna").

                                    ARTICLE 1
                                   DEFINITIONS

                  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  1.1 "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Merger Sub and Magna and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section
2.1 of this Plan of Merger.

                  1.2 "DGCL" shall mean the Delaware General Corporation Law.

                  1.3 "EFFECTIVE TIME" shall mean the date and time on which the Merger becomes effective pursuant to the Laws of the State of Delaware as defined in Section 2.2 of this Plan of Merger.

                  1.4 "EXCHANGE AGENT" shall mean the exchange agent selected by UPC.

                  1.5 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  1.6 "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any federal or state regulatory agencies having jurisdiction over a person or its Subsidiaries

                  1.7 "Magna COMMON STOCK" shall mean the $0.01 par value common stock of Magna.

                  1.8 "Magna COMPANIES" shall mean, collectively, Magna and all Magna Subsidiaries.

                  1.9 "MAGNA STOCK PLANS" shall have the meaning set forth in the Merger Agreement.

                  1.10 "MERGER" shall mean the merger of Merger Sub into and with Magna as provided in Section 2.1 of this Plan of Merger.

                  1.11 "MERGER AGREEMENT" shall mean the Agreement and Plan of Reorganization, dated as of May 8, 1997, by and between UPC and Magna.

                  1.12 "MERGER SUB COMMON STOCK" shall mean the $1.00 par value common stock of Merger Sub.

                  1.13 "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                  1.14 "SURVIVING CORPORATION" shall refer to Magna as the surviving corporation resulting from the Merger.

                  1.15 "TBCA" shall mean the Tennessee Business Corporation Act, as in effect at the Effective Time.

                  1.16 "UPC COMMON STOCK" shall mean the $5.00 par value common stock of UPC.

                  1.17 "UPC COMPANIES" shall mean, collectively, UPC and all UPC Subsidiaries.

                  1.18 "UPC CAPITAL STOCK" shall mean, collectively, the UPC Common Stock, the UPC Preferred Stock, and any other class or series of capital stock of UPC.

                  1.19 "UPC PREFERRED STOCK" shall mean the no par value preferred stock of UPC and shall include the (i) Series A Preferred Stock and
(ii) Series E, 8% Cumulative, Convertible Preferred Stock, of UPC.

                  1.20 "UPC RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the UPC Rights Agreement.

                  1.21 "UPC RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated January 19, 1989, between UPC and UPNB, as Rights Agent.


                                    ARTICLE 2
                                 TERMS OF MERGER

                  2.1 MERGER. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, Merger Sub shall be merged into and with Magna in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Section 259 of the DGCL. Magna shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware.

                  2.2 EFFECTIVE TIME. The Merger shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware.

                  2.3 CHARTER. The Charter of Magna, as in effect immediately prior to the Effective Time, shall remain in full force and effect following the Effective Time as the Charter of the Surviving Corporation until otherwise amended or repealed as provided by Law or by such Charter.

                  2.4 BYLAWS. The Bylaws of Magna, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Bylaws of the Surviving Corporation until otherwise amended or repealed as provided by Law or by such Bylaws.

                  2.5 DIRECTORS AND OFFICERS. The directors of Magna in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the By-laws of the Surviving Corporation. The officers of Magna in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the By-laws of the Surviving Corporation.



                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

                  3.1 CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of UPC, Merger Sub, Magna, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

                      (a) Each share of UPC Capital Stock, including any
            associated UPC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                      (b) Each share of Merger Sub Common Stock issued and
            outstanding at the Effective Time shall cease to be outstanding and shall be converted into one share of Magna Common Stock.

                      (c) Each share of Magna Common Stock (excluding shares
            held by any Magna Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .5165 of a share of UPC Common Stock (as subject to possible adjustment as set forth in Section 10.1(g) of the Merger Agreement, the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of Magna Common Stock shall be accompanied by a UPC Right.

                  3.2 ANTI-DILUTION PROVISIONS. In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                  3.3 SHARES HELD BY MAGNA OR UPC. Each of the shares of Magna Common Stock held by any Magna Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Magna Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                  3.5      CONVERSION OF STOCK OPTIONS.

                           (a) At the Effective Time, each option to purchase or
other right with respect to shares of Magna Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("Magna Options") granted by Magna under the Magna Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock, and UPC shall assume each Magna Option, in accordance with the terms of the Magna Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee shall be substituted for Magna and the Committee of Magna's Board of Directors (including, if applicable, the entire Board of Directors of Magna) administering such Magna Stock Plan, (ii) each Magna Option assumed by UPC may be exercised solely for shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Magna Option shall be equal to the number of shares of Magna Common Stock subject to such Magna Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price under each such Magna Option shall be adjusted by dividing the per share exercise price under each such Magna Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the clauses (iii) and (iv) of the first sentence of this Section 3.5, each Magna Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. UPC and Magna agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

                           (b) As soon as practicable after the Effective Time,
UPC shall deliver to the participants in each Magna Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Magna Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and UPC shall comply with the terms of each Magna Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Magna Stock Plan, that Magna Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Within 30 days after the Effective Time, UPC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of UPC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                           (c) In approving this Plan of Merger, Magna and the
Committee appointed by the Board of Directors of Magna in accordance with paragraph 3 of the Magna Financial Corporation 1990 Stock Option and Incentive Plan agree not to permit the holders of options outstanding under such plan to receive cash upon the Merger in an amount equal to the excess of the "Market Value" of the Magna Common Stock subject to such option over the "Exercise Price" of the shares subject to such option in accordance with Section 11 of the Magna Financial Corporation 1990 Stock Option and Incentive Plan.


                                    ARTICLE 4
                            DELIVERY OF CONSIDERATION

                  4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, UPC and Magna shall cause the Exchange Agent to mail to the former shareholders of Magna appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Magna Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the

Effective Time, each holder of shares of Magna Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Magna Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the consideration to which any former holder of Magna Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Magna Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Magna Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Magna Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

                  4.2 RIGHTS OF FORMER MAGNA SHAREHOLDERS. At the Effective Time, the stock transfer books of Magna shall be closed as to holders of Magna Common Stock immediately prior to the Effective Time and no transfer of Magna Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Magna Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Magna in respect of such shares of Magna Common Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of Magna shall be entitled to vote after the Effective Time at any meeting of UPC shareholders the number of whole shares of UPC Common Stock into which their respective shares of Magna Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Magna Common Stock for certificates representing UPC Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of UPC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Magna Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Magna Common Stock certificate, both the UPC Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                    ARTICLE 5
                                  MISCELLANEOUS

                  5.1 CONDITIONS PRECEDENT. Consummation of the Merger by Merger Sub shall be conditioned on the satisfaction of, or waiver by UPC of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Merger Agreement. Consummation of the Merger by Magna shall be conditioned on the satisfaction of, or waiver by Magna of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Merger Agreement.

                  5.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 10 of the Merger Agreement.

                                                                      APPENDIX C

                       [MONTGOMERY SECURITIES LETTERHEAD]

                                   May 2, 1997

Board of Directors
Magna Bancorp, Inc.
100 West Front Street
Hattiesburg, MS  39401

Gentlemen:

         We understand that Magna Bancorp, Inc. a Delaware corporation ("Magna"), and Union Planters Corporation, a Tennessee corporation ("UPC"), propose to enter into an Agreement and Plan of Reorganization to be dated on or about May 8, 1997 (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of UPC will be merged with and into Magna, which will be the surviving entity and which will become a wholly-owned subsidiary of UPC (the "Merger"). Pursuant to the Merger, as more fully described in the draft of the Merger Agreement provided to us by management of Magna and as further described to us by management of Magna, we understand that each outstanding share of the common stock, $0.01 par value per share ("Magna Common Stock"), of Magna (other than certain shares held by Magna, UPC and their respective affiliates) will be converted into and exchangeable for 0.5165 of a share of the common stock, $5.00 par value per share ("UPC Common Stock"), of UPC, subject to possible adjustment in certain circumstances should the Average Closing Price (as defined in the Merger Agreement) of UPC Common Stock fall below specified levels (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

         You have asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of Magna pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

         In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Magna and UPC, including the consolidated financial statements for recent years and interim periods to March 31, 1997 and certain other relevant financial and operating data relating to Magna and UPC made available to us from published sources and, in the case of Magna, from the internal records of Magna; (ii) reviewed the April 30, 1997 draft of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Magna Common Stock and UPC Common Stock; (iv) compared Magna and UPC from a financial point of view with certain other companies in the thrift and banking industries which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the thrift industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Magna certain information of a business and financial nature regarding Magna, furnished to us by them, including financial forecasts and related assumptions of Magna; (vii) reviewed certain third party analysts' estimates regarding UPC; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Magna's counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

         In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Magna provided to us by its management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of Magna's management at the time of preparation as to the future financial performance of Magna and that they provide a reasonable basis upon which we can form our opinion. We have also assumed with your consent that third party analysts' estimates as to the future financial performance of UPC provide a reasonable basis upon which we can form our opinion. We have assumed that there have been no material changes in Magna's or UPC's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Magna as to all legal and financial reporting matters with respect to Magna, the Merger and the Merger Agreement.
We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Magna and UPC are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Magna or UPC, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

         We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Magna of any of the conditions to its obligations thereunder.

         We have acted as financial advisor to Magna in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger.

         Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of Magna pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

         This opinion is directed to the Board of Directors of Magna in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, Magna's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Magna, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                                     Very truly yours,

                                                     MONTGOMERY SECURITIES

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Charter of the Registrant provides as follows:

         TWELFTH: INDEMNIFICATION OF CERTAIN PERSONS:

                  To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

         Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

                  The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

                  Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

                  A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote to the shareholders.

ITEM 21.   EXHIBITS.

                  The following exhibits are filed herein or have been, as noted, previously filed:


Exhibit No.                              Description
-----------     ----------------------------------------------------------------
    2.1         Agreement and Plan of Reorganization, dated as of May 8, 1997 by and between Magna Bancorp, Inc. and Union Planters Corporation
                (Included as Appendix A to the Proxy Statement included as part of this Registration Statement.)

    2.2         Plan of Merger between Magna Bancorp, Inc. and UPC Merger
                Subsidiary. (Included as Appendix B to the Proxy Statement included as part of this Registration Statement.)

   *2.3         Stock Option Agreement, dated as of May 8, 1997 by and between
                Union Planters Corporation and Magna Bancorp, Inc.

    4.1 Restated Charter of Union Planters Corporation. (Incorporated by reference to exhibit 3(a) to the Annual Report on Form 10-K of UPC, dated December 31, 1996.)

    4.2         Amended and Restated Bylaws of Union Planters Corporation.
                (Incorporated by reference to exhibit 3(d) to the Annual Report on Form 10-K of UPC, dated December 31, 1996 (File No. 0-6919).)

    5.1         Opinion of E. James House, Jr., Secretary and Manager of the
                Legal Department of Union Planters Corporation, as to the validity of the shares of UPC Common Stock.

    8.1 Opinion of Alston & Bird LLP as to federal income tax consequences.


  *15.1         Letter of KPMG Peat Marwick LLP, independent auditors for Magna
                Bancorp, Inc. regarding unaudited interim financial information.

  *23.1         Consent of Price Waterhouse LLP, independent accountants for
                Union Planters Corporation.

  *23.2         Consent of KPMG Peat Marwick LLP, independent auditors for Magna
                Bancorp, Inc.

   23.3         Consent of E. James House, Jr., Secretary and Manager of the
                Legal Department of Union Planters Corporation (included in
                Exhibit 5.1).

   23.4         Consent of Alston & Bird LLP (included in Exhibit 8.1).

  *23.5         Consent of Montgomery Securities.

  *23.6         Consent of David M. Thomas.

  *24.1         Power of Attorney (contained on the signature page hereof).

   99.1         Form of proxy of Magna Bancorp, Inc.




* Previously submitted with Registration Statement on Form S-4 filed on June 27, 1997

ITEM 22.   UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4,, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (8)   That every prospectus: (i) that is filed pursuant to Paragraph
(7) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this the 11th day of July, 1997.

                                           REGISTRANT

                                           UNION PLANTERS CORPORATION

                                           By: /s/ Benjamin W. Rawlins, Jr.
                                              -----------------------------
                                                   Benjamin W. Rawlins, Jr.





         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 11th day of July, 1997.




         SIGNATURES                                 TITLE                                    DATE
         ----------                                 -----                                    ----

  /s/ Benjamin W. Rawlins, Jr.*       Chairman of the Board, Chief Executive
----------------------------------     Officer, Director (Principal                     July 11, 1997
      Benjamin W. Rawlins, Jr.         Executive Officer)


      /s/ Jackson W. Moore *          President, Chief Operating Officer,
----------------------------------     Director                                         July 11, 1997
          Jackson W. Moore

       /s/ John W. Parker  *          Executive Vice President and
----------------------------------     Chief Financial Officer                          July 11, 1997
           John W. Parker              (Principal Financial Officer)


       /s/ M. Kirk Walters *          Senior Vice President, Treasurer,
----------------------------------     and Chief Accounting Officer                     July 11, 1997
           M. Kirk Walters

       /s/ Edgar H. Bailey *          Vice Chairman of the Board
----------------------------------     and Director                                     July 11, 1997
           Edgar H. Bailey


         SIGNATURES                        TITLE                             DATE
         ----------                        -----                             ----

                                          Director
----------------------------------
         Albert M. Austin

    /s/  Marvin E. Bruce *                Director                      July 11, 1997
----------------------------------
         Marvin E. Bruce

                                          Director
----------------------------------
           George W. Bryan

                                          Director
----------------------------------
          James E. Harwood

    /s/  Parnell S. Lewis, Jr.*           Director                      July 11, 1997
----------------------------------
         Parnell S. Lewis, Jr.

    /s/  C. J. Lowrance, III  *           Director                      July 11, 1997
----------------------------------
         C. J. Lowrance, III

                                          Director
----------------------------------
         Stanley D. Overton

                                          Director
----------------------------------
         Dr. V. Lane Rawlins

    /s/  Donald F. Schuppe *              Director                      July 11, 1997
----------------------------------
         Donald F. Schuppe

                                          Director
----------------------------------
         Mike P. Sturdivant

    /s/  Richard A. Trippeer, Jr.*        Director                      July 11, 1997
----------------------------------
         Richard A. Trippeer, Jr.

                                          Director
----------------------------------
         Spence L. Wilson




* By: /s/ E. James House, Jr.                                           July 11, 1997
---------------------------------
      E. James House, Jr.
      as attorney-in-fact

                                  EXHIBIT INDEX


                                                                                                    SEQUENTIALLY
    NUMBER      EXHIBIT                                                                            NUMBERED PAGE
    ------      -------------------------------------------------------------------------------    -------------
    *2.3        Stock Option Agreement, dated as of May 8, 1997 by and between
                Union Planters Corporation and Magna Bancorp, Inc..............................

     5.1        Opinion of E. James House, Jr., Secretary and Manager of the Legal
                Department of Union Planters Corporation, as to the validity of the shares of UPC Common Stock.....................................................

     8.1        Opinion of Alston & Bird LLP as to federal income tax consequences.............

   *15.1        Letter of KPMG Peat Marwick LLP, independent auditors for
                Magna Bancorp, Inc., regarding unaudited interim financial information ...................................................................

   *23.1        Consent of Price Waterhouse LLP, independent accountants for
                Union Planters Corporation.....................................................

   *23.2        Consent of KPMG Peat Marwick LLP, independent auditors for
                Magna Bancorp, Inc.............................................................

    23.3        Consent of E. James House, Jr., Secretary and Manager of the
                Legal Department of Union Planters Corporation (included in
                Exhibit 5.1)...................................................................

   *23.5        Consent of Montgomery Securities...............................................

   *23.6        Consent of David M. Thomas.....................................................

    99.1        Form of proxy of Magna Bancorp, Inc............................................





* Previously submitted with Registration Statement on Form S-4 filed on June 27, 1997.